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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                               ALLTEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                            ALLTEL CORPORATION LOGO
                               ALLTEL CORPORATION
                 One Allied Drive - Little Rock, Arkansas 72202
                            Telephone (501) 905-8000
                                 www.alltel.com

                                                                   March 5, 2001

Dear Stockholder:

The 2001 Annual Meeting of Stockholders of ALLTEL Corporation will be held on Thursday, April 26, 2001, for the purposes set forth in the accompanying notice. The matters to be voted upon are explained in the proxy statement included with the notice.

Please complete and return your proxy as promptly as possible or vote via the Internet or by telephone in accordance with the instructions set forth on the proxy card.

                                  Sincerely,

                                  /s/ Joe T. Ford
                                  Joe T. Ford
                                  Chairman and
                                  Chief Executive Officer

                               ALLTEL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2001

To the Stockholders of
ALLTEL Corporation:

     Notice Is Hereby Given That the 2001 Annual Meeting of Stockholders of ALLTEL Corporation ("ALLTEL") will be held in the ALLTEL Arena, One ALLTEL Arena Way (Washington Street Box Office Entrance), North Little Rock, Arkansas 72114, on Thursday, April 26, 2001, at 11:00 a.m. (local time), for the following purposes:

     1. To elect directors to the class whose term will expire in 2004.

     2. To consider and vote upon a proposal to approve the ALLTEL 2001 Equity Incentive Plan.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Appendix A to this proxy statement contains audited financial statements and certain other financial information required by the rules and regulations of the Securities and Exchange Commission. In addition, a copy of the Annual Report for the calendar year 2000 accompanies this proxy statement.

     Only holders of the Common Stock of record at the close of business on February 26, 2001, are entitled to notice of and to vote at the meeting or at any adjournment thereof; holders of unexchanged shares of companies previously acquired by ALLTEL are entitled to notice of the meeting and shall be entitled to vote if they have exchanged those shares for ALLTEL shares by April 26, 2001.

Little Rock, Arkansas                            By Order of the Board of Directors,
March 5, 2001                                    FRANCIS X. FRANTZ,
                                                 Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ALLTEL Corporation ("ALLTEL") to be used at its 2001 Annual Meeting of Stockholders to be held on Thursday, April 26, 2001, and at any adjournment or adjournments thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time if it has not already been exercised.

     This Proxy Statement is being mailed to stockholders beginning on March 5, 2001.

     The close of business on February 26, 2001, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding, and entitled to vote 312,747,301 shares of Common Stock; up to 418,245 additional shares of Common Stock would be entitled to vote in the event the unexchanged stock certificates of companies previously acquired by ALLTEL were exchanged for ALLTEL certificates by April 26, 2001.

     On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share. Under Delaware law and ALLTEL's Restated Certificate of Incorporation, if a quorum is present at the meeting (a) the four nominees for election as directors for the term ending in 2004 who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors for the term ending in 2004 and (b) proposal 2, and any other matters submitted to a vote of the stockholders, must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any of the other matters because the abstention results in one less vote for approval. Broker nonvotes on one or more matters will have no impact because they are not considered "shares present" for voting purposes.

                             ELECTION OF DIRECTORS

     The ALLTEL Board of Directors presently consists of fourteen members divided into three classes, two of which consist of five members and one of which consists of four members. Mr. W. W. Johnson, currently a member of the class whose term expires in 2002, will retire as a director at the 2001 Annual Meeting in accordance with the retirement policy for directors specified in
Article X of ALLTEL's Bylaws. Messrs. Scott T. Ford, Lawrence L. Gellerstedt, III, Emon A. Mahony, Jr., and Ronald Townsend, currently members of the class whose term expires in 2001, are nominees for election at the 2001 Annual Meeting for the term ending in 2004. Following the election of directors at the 2001 Annual Meeting, the Board of Directors will consist of thirteen members divided into three classes, two of which will consist of four members (the class of 2002 and the class of 2004), and one of which will consist of five members (the class of 2003).

     Unless otherwise directed, the persons named in the accompanying form of proxy will vote that proxy for the election of the four persons named below, with each to hold office for a term of three years until the 2004 Annual Meeting or until his or her successor is elected and qualified. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee and each director whose term expires in 2002 and 2003, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, ALLTEL Board Committees, and age. The year in which each such person was initially elected as an ALLTEL director is also set forth below (which, in the case of each of Messrs. Joe T. Ford and Emon A. Mahony, is the year in which his directorship commenced with ALLTEL's predecessor company, Allied Telephone Company). Mr. Scott T. Ford is the son of Mr. Joe T. Ford.

--------------------------------------------------------------------------------

                          NOMINEES -- TERM ENDING 2004
--------------------------------------------------------------------------------


[Ford Photo]           SCOTT T. FORD, President and Chief Operating Officer of
                       ALLTEL; prior to July 1, 1998, President of ALLTEL; prior to
                       April 24, 1997, Executive Vice President of ALLTEL. Director
                       of ALLTEL since 1996. Age 38.

[Gellerstedt Photo]    LAWRENCE L. GELLERSTEDT, III, President and Chief Operating
                       Officer of The Integral Group, Atlanta, Georgia; prior to
                       January 1, 2001, Chairman of the Board of Children's
                       Healthcare of Atlanta; prior to May 8, 1998, Chairman, Chief
                       Executive Officer, President, and Director of American
                       Business Products, Inc., Atlanta, Georgia; prior to March
                       30, 1998, Chairman and Director of Beers Construction
                       Company, Atlanta, Georgia. Director of SunTrust Bank,
                       Atlanta, and Rock Tenn Company. Director of ALLTEL since
                       1994. Chairman of Compensation Committee and member of
                       Nominating Committee. Age 44.

[Mahony Photo]         EMON A. MAHONY, JR., Chairman of the Board of Arkansas
                       Oklahoma Gas Corporation, Fort Smith, Arkansas; Vice
                       President, Secretary, and Director of Mahony Corporation;
                       Partner in EAM LLC; prior to July 1996, President of
                       Arkansas Oklahoma Gas Corporation. Director of ALLTEL since
                       1980. Chairman of Pension Trust Investment Committee and
                       member of Executive Committee. Age 59.

[Townsend Photo]       RONALD TOWNSEND, Communications Consultant, Jacksonville,
                       Florida; prior to October 1, 1996, President of Gannett
                       Television Group, Gannett Co., Inc., Arlington, Virginia.
                       Director of Bank of America Corporation and Winn Dixie
                       Stores. Director of ALLTEL since 1992. Chairman of
                       Nominating Committee and member of Pension Trust Investment
                       Committee. Age 59.

--------------------------------------------------------------------------------

                         DIRECTORS -- TERM ENDING 2002
--------------------------------------------------------------------------------


[Belk Photo]           JOHN R. BELK, President of Finance, Systems & Operations of
                       Belk, Inc., Charlotte, North Carolina (a department store
                       retailer); prior to May 4, 1998, President and Chief
                       Operating Officer of Belk Stores Services, Inc.; prior to
                       February 24, 1997, Senior Vice President of Belk Stores
                       Services, Inc. Director of Ruddick Corporation. Director of
                       ALLTEL since 1996. Member of Compensation and Audit
                       Committees. Age 42.

[Goodman Photo]        CHARLES H. GOODMAN, Vice President of Henry Crown and
                       Company (diversified investments). Director of General
                       Dynamics Corporation. Director of ALLTEL since 1998. Member of Audit, Pension Trust Investment, and Executive
                       Committees. Age 67.

[Johnson Photo]        W. W. JOHNSON, Chairman of the Executive Committee and
                       Director of Bank of America Corporation, Charlotte, North
                       Carolina (a bank holding company). Director of The Liberty
                       Corporation. Director of ALLTEL since 1990. Member of
                       Compensation and Executive Committees. Age 70.

[Penske Photo]         GREGORY W. PENSKE, President and Director of Penske
                       Automotive Group Inc., El Monte, California; Director of
                       Penske Corporation, Detroit, Michigan; Senior Vice President
                       and Director of International Speedway Corp., Daytona Beach,
                       Florida. Director of ALLTEL since July 2000. Member of
                       Compensation Committee. Age 38.

[Reed Photo]           FRANK E. REED, Retired; prior to July 1, 1998,
                       non-management Chairman of the Board of Directors of
                       360(degree) Communications Company; former President and Chief
                       Executive Officer of Philadelphia National Bank. Director of
                       Harleysville Group, Inc. Director of ALLTEL since 1998.
                       Chairman of Audit Committee and member of Pension Trust
                       Investment Committee. Age 65.

--------------------------------------------------------------------------------

                         DIRECTORS -- TERM ENDING 2003
--------------------------------------------------------------------------------


[Joe T. Ford Photo]    JOE T. FORD, Chairman of the Board and Chief Executive
                       Officer of ALLTEL. Director of The Dial Corporation and
                       Textron Inc. Director of ALLTEL since 1960. Chairman of
                       Executive Committee. Age 63.

[Foster Photo]         DENNIS E. FOSTER, Retired; prior to June 30, 2000, Vice
                       Chairman of the Board of ALLTEL; prior to July 1, 1998,
                       President, Chief Executive Officer, and Director of
                       360(degree) Communications Company. Director of Salient 3
                       Corporation, Yellow Corp., and NiSource Inc. Director of
                       ALLTEL since 1998. Member of Executive Committee. Age 60.

[McConnell Photo]      JOHN P. MCCONNELL, Chairman and Chief Executive Officer and
                       Director of Worthington Industries, Inc., Columbus, Ohio
                       (engaged in metal processing and manufacturing). Director of
                       ALLTEL since 1994. Member of Compensation and Nominating
                       Committees. Age 47.

[Natori Photo]         JOSIE C. NATORI, Chief Executive Officer of The Natori
                       Company, New York, New York (upscale fashion house with
                       offices in New York and Manila). Director of Manhattanville
                       College, the Educational Foundation of Fashion Industries
                       and The Philippine American Foundation. Trustee of Asia
                       Society & Asian Cultural Council. Director of ALLTEL since
                       1995. Member of Nominating Committee. Age 53.

[Smith Photo]          FRED W. SMITH, Chairman of the Board of Trustees of the
                       Donald W. Reynolds Foundation, Las Vegas, Nevada. Director
                       of ALLTEL since 1999. Member of Audit Committee. Age 67.

     During 2000, there were nine meetings of ALLTEL's Board of Directors. All of the directors attended 75% or more of the meetings of the Board and Board Committees on which they served. The standing Committees of the Board are the Executive Committee, Audit Committee, Compensation and Incentive Stock Option Committee, Pension Trust Investment Committee, and Nominating Committee. The functions of the Audit, Compensation, and Nominating Committees are described below.

     The Audit Committee held seven meetings during 2000. This Committee meets with ALLTEL's independent public accountants, internal auditors, financial executives, and general counsel; reviews the scope and results of audits by the internal auditors and the independent public accountants; recommends nomination of independent public accountants to the Board; reviews procedures for internal auditing; reviews management responses to audit reports; reviews the implementation of ALLTEL's compliance program; and reviews various other matters, including the adequacy of internal controls and security, application of new accounting rules, reporting of risks and contingencies, and other issues that may from time to time be of concern to the Committee or to the members of the Board.

     The Compensation Committee held five meetings during 2000, at which it reviewed and made recommendations to the Board with respect to fixing compensation of and benefits for ALLTEL's principal officers. Members of the Compensation Committee serve as members of the Incentive Stock Option Committee, which met five times during the year.

     The Nominating Committee held two meetings during 2000. The Nominating Committee is responsible for making recommendations to the Board of Directors concerning the size and composition of the Board and the selection of candidates as nominees for election as directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Set forth below is certain information, as of February 26, 2001, with respect to any person known to ALLTEL to be the beneficial owner of more than 5% of any class of ALLTEL's voting securities, all of which are shares of Common
Stock:

                                NAME AND ADDRESS             AMOUNT AND NATURE         PERCENT OF
      TITLE OF CLASS          OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP        CLASS
      --------------          -------------------         -----------------------      ----------
Common Stock               Stephens Group, Inc.          16,300,144 shares (sole          5.2%
                           111 Center Street             voting and investment
                           Little Rock, AR 72201         power)

     Set forth below is certain information, as of February 26, 2001, as to shares of each class of ALLTEL equity securities beneficially owned by each of the directors, each of the executive officers identified in the Summary Compensation Table on page 12, and by all directors and executive officers of ALLTEL as a group. Except as otherwise indicated by footnote, all shares reported below are shares of Common Stock, and the nature of the beneficial ownership is sole voting and investment power:

                         NAME OF                 AMOUNT AND NATURE      PERCENT OF CLASS
                     BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP   (IF 1% OR MORE)
               ----------------------------   -----------------------   ----------------
DIRECTORS      John R. Belk                             34,439(a)               --
               Dennis E. Foster                        213,496(a)               --
               Lawrence L. Gellerstedt, III             44,525(a)               --
               Charles H. Goodman                    7,864,461(a)(b)          2.51
               W. W. Johnson                            48,799(a)               --
               Emon A. Mahony, Jr                       90,527(a)(c)            --
               John P. McConnell                        36,896(a)               --
               Josie C. Natori                          34,270(a)               --
               Gregory W. Penske                        11,198(a)               --
               Frank E. Reed                            41,302(a)               --
               Fred W. Smith                            55,564(a)               --
               Ronald Townsend                          17,232(a)               --
NAMED          Joe T. Ford                           1,212,963(d)               --
EXECUTIVE      Scott T. Ford                           336,478(d)               --
OFFICERS       Kevin L. Beebe                          256,068(d)               --
               Jeffrey H. Fox                          235,011(d)               --
               Michael T. Flynn                        157,580(d)               --
ALL DIRECTORS
AND EXECUTIVE
OFFICERS
AS A GROUP                                          11,192,135(e)             3.58

---------------

(a) Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after February 26, 2001, as follows: John R. Belk (32,000); Dennis E. Foster (174,243); Lawrence L. Gellerstedt, III (35,225); Charles H. Goodman (22,000); W.W. Johnson (48,067); Emon A. Mahony, Jr. (34,000); John P. McConnell (34,000); Josie C. Natori (33,538); Gregory W. Penske (10,000); Frank E. Reed (28,660); Fred W. Smith (16,500); and Ronald Townsend (16,500).

(b) The nature of the beneficial ownership is shared voting and investment power with respect to all of these shares. Mr. Goodman disclaims beneficial ownership of all these shares, except 11,550 shares owned by him and his pro rata share of 1,367,501 shares owned by a partnership in which he is a partner.

(c) Includes 2,595 shares held by Mr. Mahony's spouse, with respect to which Mr. Mahony has shared investment power and no voting power.

(d) Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after February 26, 2001, as follows: Joe T. Ford (567,500); Scott T. Ford (287,000); Kevin L. Beebe (248,795); Jeffrey H. Fox (224,300); and Michael T. Flynn (144,000).

(e) Includes a total of 2,368,907 shares that members of the group have the right to acquire (through the exercise of options) on or within 60 days after February 26, 2001.

                         COMPARATIVE STOCKHOLDER RETURN

Set forth below is a line graph showing a five-year comparison of cumulative total stockholder return on Common Stock; the Standard and Poor's 500 Stock Index; and an index of a group of peer issuers consisting of the following companies: American Management Systems, Incorporated, AT&T Corp., Verizon Communications Inc., BellSouth Corporation, CenturyTel, Inc., Broadwing Communications Inc., Electronic Data Systems Corp., SBC Communications Inc., Sprint FON Group, Bell Atlantic Corporation, GTE Corporation, Cincinnati Bell Inc., U S West Communications, Inc., Verizon Communications Inc., Broadwing Communications Inc., and Qwest Communications International Inc., respectively. The returns of the group of peers have been weighted according to their respective stock market capitalizations as of the last trading day of 2000.

                Comparison of Five-Year Cumulative Total Return*

                                                         ALLTEL                      S&P 500                   PEER GROUP
                                                         ------                      -------                   ----------
Dec-95                                                      100                         100                         100
Dec-96                                                   109.85                       122.5                       96.91
Dec-97                                                   147.67                      163.05                      140.13
Dec-98                                                   219.32                      209.19                       199.3
Dec-99                                                   307.73                      252.91                      215.15
Dec-00                                                   236.98                       229.9                      164.62

-----------------------------------------------------------
                                                     PEER
                                ALLTEL    S&P 500    GROUP
-----------------------------------------------------------
Dec-95                          $100.00   $100.00   $100.00
Dec-96                           109.85    122.50     96.91
Dec-97                           147.67    163.05    140.13
Dec-98                           219.32    209.19    199.30
Dec-99                           307.73    252.91    215.15
Dec-00                           236.98    229.90    164.62
-----------------------------------------------------------

* Assumes that $100 was invested on the last trading day of 1995 and that all dividends were reinvested.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     This report provides information concerning determinations by the Compensation Committee (the "Committee") of ALLTEL's Board of Directors for compensation reported for 2000 with respect to ALLTEL's Chief Executive Officer and other executive officers, including the officers named in the summary compensation table in this Proxy Statement. The Committee is comprised entirely of independent, nonemployee directors, none of whom has any "interlocking" relationships, as defined for proxy statement disclosure purposes.

     The Committee reviewed compensation information from a group of 18 telecommunications and information services companies that compete in ALLTEL's principal lines of business utilizing regression analysis of that information to mitigate the impact of company size on compensation levels for the comparison group. This comparison group is not identical to the group of peer issuers identified in the Comparison of Five-Year Cumulative Total Return graph on page 7.

BASE SALARIES

     The Committee reviews the base salaries of ALLTEL's executive officers annually and positions each officer's compensation by considering that officer's base salary relative to the mean of the comparison group and individual performance during the prior year (without assigning a precise weighting to the foregoing components). ALLTEL's relative competitiveness decreased from 1999. The mean base salary for the officer group is approximately 1.6% below the corresponding mean base salary of the comparison group.

     The Committee increased Mr. Joe T. Ford's salary for 2000. The Committee evaluated Mr. Ford's base salary on the basis of Mr. Ford's performance in 1999 and a comparison of Mr. Ford's 1999 base salary to the mean salary of chief executive officers in the comparison group (without assigning a precise weighting to the foregoing components). Mr. Ford's 2000 salary was 1% below the 50th percentile of the comparison group.

ANNUAL INCENTIVES

     ALLTEL's Performance Incentive Compensation Plan (the "Incentive Plan") provides ALLTEL's executive officers with the opportunity to receive annual cash incentive payments (calculated as a percentage of each executive officer's base salary). The Incentive Plan is based exclusively on the achievement of an earnings per share objective from current businesses established by the Committee at the beginning of the year. The Committee establishes the criteria at three levels, "minimum", "mid-point", and "target". For 2000, the target primary earnings per share objective from current businesses was $2.72. The Committee positions each officer's mid-point total direct compensation (base salary plus Incentive Plan payment) by considering that officer's total direct compensation relative to the 60th percentile of total direct compensation of corresponding officers of the comparison group.

     As reflected in the summary compensation table, Mr. Joe T. Ford received a $1,237,500 cash incentive payment under the Incentive Plan for 2000, which reflects ALLTEL's achievement of the financial performance criteria at the target level.

LONG-TERM INCENTIVES

     ALLTEL's long term incentives for executive officers include payments under the Long-Term Performance Incentive Compensation Plan (the "Long-Term Incentive Plan") and stock option grants. The Long-Term Incentive Plan provides ALLTEL's executive officers with the opportunity to receive cash incentive payments based on a three-year measurement period (calculated as a percentage of each executive officer's average annual salary during that three-year period). The Long-Term Incentive Plan is based exclusively on the achievement of either the "minimum", "mid-point", or "target" earnings per share from current businesses objective during that period. The Committee believes this plan design focuses ALLTEL's executive officers on ALLTEL's long-term financial success.

     The Committee positions each officer's mid-point payments under the Long-Term Incentive Plan by considering each officer's net total compensation (base salary, Incentive Plan and Long-Term Incentive Plan payments, and stock option grants) relative to the 60th percentile of net total compensation of corresponding officers of the comparison group. With respect to cash incentive payments received by ALLTEL's executive officers for the three-year measurement period of 1998-2000, the target earnings per share objective from current businesses (averaged over the three year measurement period) established by the Committee was $2.22.

     As reflected in the Summary Compensation Table, Mr. Joe T. Ford received a $778,750 cash incentive payment under the Long-Term Incentive Plan for 2000 with respect to the three-year measurement period of 1998-2000, which reflects ALLTEL's achievement of the financial performance criteria at the target level.

     ALLTEL's stock option plans allow ALLTEL's executive officers to receive options to purchase shares of Common Stock at the market price on the date of grant. The Committee believes that stock option grants encourage and reward effective management and assist in the retention of valued executive officers. The Committee determined the respective number of options granted to each officer on the basis of the Committee's subjective judgment of the value of that officer's contribution to ALLTEL's long-term growth. As reflected in the Summary Compensation Table, Mr. Joe T. Ford received 625,000 options in 2000.

DEDUCTIBILITY LIMITS

     Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to ALLTEL's Chief Executive Officer or to any other ALLTEL officer or executive whose individual compensation during the year would be required to be disclosed in ALLTEL's annual proxy statement by reason of being among ALLTEL's four highest compensated officers for the year (other than the Chief Executive Officer). This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. The Committee's policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code; the Committee may, however, approve compensation that may not be deductible if the Committee determines that the compensation is in the best interests of ALLTEL.

                                The Compensation Committee

                                Lawrence L. Gellerstedt, III, Chairman
                                John R. Belk
                                W. W. Johnson
                                John P. McConnell
                                Gregory W. Penske

                             AUDIT COMMITTEE REPORT

     This report provides information concerning the Audit Committee of the Board of Directors. The Audit Committee has adopted a written charter to govern its operations, a copy of which is attached to this proxy statement as Appendix
B. The Audit Committee is comprised entirely of independent directors, as defined and required by Sections 303.01(B) and 303.02(D) of the New York Stock Exchange listing standards.

     In connection with its function to oversee and monitor ALLTEL's financial reporting process, the Audit Committee has reviewed and discussed with ALLTEL's management the audited financial statements for the year ended December 31, 2000; discussed with Arthur Andersen LLP, ALLTEL's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90); and received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen LLP its independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2000, be included in Appendix A and in ALLTEL's 2000 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                  The Audit Committee

                                  Frank E. Reed, Chairman
                                  John R. Belk
                                  Charles H. Goodman
                                  Fred W. Smith

                            MANAGEMENT COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are not officers of ALLTEL receive $50,000 as an annual base fee and $1,500 for each Committee and Board meeting attended. Directors may elect to defer all or a part of their cash compensation under ALLTEL's deferred compensation plan for directors.

     Under the 1999 Nonemployee Directors Stock Compensation Plan, a portion of each nonemployee director's annual base fee is paid in restricted shares of Common Stock that are subject to forfeiture if the nonemployee director ceases to be a director prior to the first day of the following year other than by reason of death, disability, or retirement. The number of restricted shares of Common Stock issued to each nonemployee director is determined by dividing the market price of a share of Common Stock on the first business day of the year into the portion of the annual retainer that is to be paid in restricted shares. In 2000, 37.5% of the annual retainer was paid by the issuance of 188 restricted shares of Common Stock to each non-employee director. In 2001, 37.5% of the annual retainer was paid by the issuance of 302 restricted shares. The Board of Directors may change the portion of the annual base fee payable in restricted shares of Common Stock, at least six months prior to the beginning of any year, and any nonemployee director may elect, at least six months prior to the beginning of any year, to receive restricted shares of Common Stock for a higher portion of the annual base fee than the portion fixed by the Board. In January 2001, the Board of Directors increased the portion of the annual base fee for 2002 that will be paid in restricted shares of Common Stock from 37.5% to 50.0%. Unless terminated earlier by the Board of Directors, the plan will continue until the 500,000 shares of Common Stock available under the plan have been issued and vested.

     Under the 1994 Stock Option Plan for Nonemployee Directors, as amended (the "Directors Plan" ), each nonemployee director automatically receives the initial grant of an option to purchase 10,000 shares of Common Stock on the date he or she first becomes a nonemployee director, at an exercise price equal to the closing market price of the Common Stock on that date. The Director Plan also provides for the automatic grant, following the conclusion of each annual meeting of stockholders, of an option to purchase 6,500 shares of Common Stock to each nonemployee director (other than a director who was elected at an annual meeting).

     The option price of options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted and is payable in cash, already-owned Common Stock, or a combination of both. The options vest and become exercisable on the day immediately preceding the next annual meeting of stockholders following the date of grant or, if earlier, on the death or disability of the holder or the occurrence of a "change of control."

     If a person ceases to be a nonemployee director, all vested options held by the person continue to be exercisable for a period of six months or the earlier expiration of the ten-year term of the option. Any options that have not vested by the time the person ceases to be a nonemployee director may not thereafter be exercised. The Director Plan will continue until the 1,000,000 shares of Common Stock available under the plan are issued, unless the plan is earlier terminated by the Board of Directors.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table shows the compensation, for each of the last three years, of ALLTEL's Chief Executive Officer, ALLTEL's other four most highly compensated executive officers who were serving as executive officers on December 31, 2000, and one additional executive officer who retired during 2000 and was not serving as an executive officer of ALLTEL on December 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                       ANNUAL COMPENSATION                 COMPENSATION
                                                       -------------------                 ------------
                                                                                       AWARDS        PAYOUTS
                                                                                       ------        -------
                                                                          OTHER                     LONG-TERM
                                                                          ANNUAL     SECURITIES     INCENTIVE    ALL OTHER
                                                                         COMPEN-     UNDERLYING       PLAN        COMPEN-
      NAME         PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)   SATION ($)   OPTIONS (#)   PAYOUTS ($)   SATION ($)
      ----         ------------------   ----   ----------   ---------   ----------   -----------   -----------   ----------
Joe T. Ford       Chairman and CEO      2000    825,000     1,237,500      -0-         625,000       778,750       118,520(a)
                  Chairman and CEO      1999    750,000     1,012,500      -0-         125,000       717,500       131,783
                  Chairman and CEO      1998    650,000       780,000      -0-             -0-       438,750     3,192,114
Scott T. Ford     President and COO     2000    700,000       945,000      -0-         575,000       525,000        79,580(b)
                  President and COO     1999    600,000       720,000      -0-         100,000       427,500        79,699
                  President and COO     1998    450,000       506,250      -0-             -0-       200,375       106,667
Dennis E. Foster  Vice Chairman (c)     2000    375,000(c)  2,900,000      -0-         125,000       600,000     4,210,192(d)
                  Vice Chairman         1999    650,000     2,780,000      -0-         100,000       562,500     1,843,272
                  Vice Chairman         1998    300,000(e)  1,658,379      -0-             -0-       270,000     1,505,525
Kevin L. Beebe    Group President --    2000    500,000     1,562,500      -0-         425,000       325,000       105,158(b)
                  Communications
                  Group President --    1999    450,000     1,938,750      -0-         250,000       300,000       150,599
                  Communications
                  Group President --    1998    175,000(e)    833,983      -0-             -0-       131,250       387,430
                  Communications
Jeffrey H. Fox    Group President --    2000    500,000       562,500      -0-         425,000       371,250        78,909(b)
                  Information Services
                  Group President --    1999    450,000       438,750      -0-         100,000       316,250        53,967
                  Information Services
                  Group President --    1998    400,000       360,000      -0-             -0-       146,250       158,018
                  Information Services
Michael T. Flynn  Group President --    2000    400,000       390,000      -0-         150,000       282,500        40,889(b)
                  Communications
                  Group President --    1999    380,000       370,500      -0-          40,000       252,500        48,950
                  Communications
                  Group President --    1998    350,000       303,750      -0-             -0-       133,125       686,253
                  Communications

---------------

(a) Includes the following amounts: employer contributions to the ALLTEL Profit Sharing Plan and ALLTEL Thrift Plan in the amount of $6,800; allocated benefits under the ALLTEL Benefit Restoration Plan in the amount of $95,284; and dollar amount of premiums paid under supplemental split dollar life insurance policies in the amount of $16,436.

(b) Includes the following amounts for Messrs. Scott T. Ford, Beebe, Fox, and
    Flynn: allocated benefits under the ALLTEL Benefit Restoration Plan in the respective amounts of $66,947, $82,673, $46,295 and $34,089; employer contributions under the ALLTEL Profit Sharing Plan and ALLTEL Thrift Plan in the respective amounts of $6,800, $6,800, $5,950, and $6,800; and "above-market" earnings on deferred compensation in the respective amounts of $5,833, $15,685, $26,664 and $-0- (payment of which is deferred until the deferred compensation is paid).

(c) Mr. Foster retired as Vice Chairman on June 30, 2000. The amount of Mr. Foster's salary shown for 2000 includes only amounts payable through June 30, 2000.

(d) Includes the following amounts: $4,185,208 credit allocated to a supplemental retirement arrangement in accordance with Mr. Foster's Employment Agreement; "above market" earnings on Mr. Foster's 360(degree) Supplemental Retirement Account in the amount of $15,439; and "above market" earnings on deferred compensation in the amount of $9,544.

(e) Includes only amounts payable on or after July 1, 1998, the date Messrs. Foster and Beebe became executive officers of ALLTEL.

                         OPTION AND SAR GRANTS IN 2000

     The following table shows information concerning stock option grants during 2000 to ALLTEL's Chief Executive Officer and to ALLTEL's other executive officers named in the summary compensation table on page 12:

                                                                                                POTENTIAL
                                         INDIVIDUAL GRANTS                                 REALIZABLE VALUE AT
                                         -----------------                                   ASSUMED ANNUAL
                                                                                          RATES OF STOCK PRICE
                         NUMBER OF    % OF TOTAL                                      APPRECIATION FOR OPTION TERM
                         SECURITIES    OPTIONS                                        ----------------------------
                         UNDERLYING    GRANTED      EXERCISE                           5%                      10%
                          OPTIONS         TO           OR                    ----------------------   ----------------------
                          GRANTED     EMPLOYEES    BASE PRICE   EXPIRATION     STOCK       DOLLAR       STOCK       DOLLAR
          NAME               #         IN 2000       ($/SH)        DATE      PRICE ($)   GAINS ($)    PRICE ($)   GAINS ($)
          ----           ----------   ----------   ----------   ----------   ---------   ----------   ---------   ----------
Joe T. Ford               125,000        2.19        68.25       1/27/10      111.172     5,365,263    177.023    13,596,613
                          500,000        8.76        63.75        8/8/10      103.842    20,046,000    165.351    50,800,550
Scott T. Ford             125,000        2.19        68.25       1/27/10      111.172     5,365,263    177.023    13,596,613
                          450,000        7.89        63.75        8/8/10      103.842    18,041,400    165.351    45,720,495
Dennis E. Foster          125,000        2.19        68.25       1/27/10      111.172     5,365,263    177.023    13,596,613
Kevin L. Beebe             75,000        1.31        68.25       1/27/10      111.172     3,219,158    177.023     8,157,968
                          350,000        6.13        63.75        8/8/10      103.842    14,032,200    165.351    35,560,385
Jeffery H. Fox             75,000        1.31        68.25       1/27/10      111.172     3,219,158    177.023     8,157,968
                          350,000        6.13        63.75        8/8/10      103.842    14,032,200    165.351    35,560,385
Michael T. Flynn           50,000         .88        68.25       1/27/10      111.172     2,146,105    177.023     5,438,645
                          100,000        1.75        63.75        8/8/10      103.842     4,009,200    165.351    10,160,110
Dollar Gains of
  All ALLTEL                                                                $  13,433,894,183        $  34,044,164,498
  Stockholders*                                                             $  12,548,149,797        $  31,799,506,693

---------------

* Total dollar gains are based on the indicated assumed annual rates of appreciation in the option exercise price, calculated on the 312,983,882 shares of Common Stock outstanding as of December 31, 2000.

            OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUES

     The following table shows information concerning stock option exercises during 2000 by ALLTEL's Chief Executive Officer and by ALLTEL's other executive officers named in the summary compensation table on page 12:

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                       SHARES ACQUIRED                        OPTIONS AT 2000 YEAR-END      OPTIONS AT 2000 YEAR-END
        NAME           ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE ($)
        ----           ---------------   ------------------   -------------------------   -----------------------------
Joe T. Ford                62,890            2,851,269            486,500/1,108,500           15,769,656/10,835,031
Scott T. Ford                 -0-                  -0-             215,000/ 995,000            5,720,313/ 9,607,500
Dennis E. Foster           79,876            2,565,629              82,604/ 282,941            1,883,598/ 2,427,870
Kevin L. Beebe                -0-                  -0-             162,871/ 659,170            3,535,816/ 1,069,551
Jeffery H. Fox                -0-                  -0-             169,300/ 797,500            4,353,394/ 8,255,469
Michael T. Flynn           13,580              546,595             115,000/ 350,000            3,250,313/ 4,740,000

                    LONG-TERM INCENTIVE PLAN AWARDS IN 2000

     The following table shows information concerning the awards made during 2000 under the ALLTEL Long-Term Performance Incentive Plan with respect to the three-year measurement period 2000 through 2002 to ALLTEL's Chief Executive Officer and to ALLTEL's other executive officers named in the summary compensation table on page 12 (other than Dennis E. Foster, who will not be entitled to any award with respect to the three-year measurement period 2000 through 2002):

                                                          ESTIMATED FUTURE PAYOUTS*
                              PERFORMANCE PERIOD   ----------------------------------------
            NAME                 UNTIL PAYOUT      MINIMUM ($)   MID-POINT ($)   TARGET ($)
            ----              ------------------   -----------   -------------   ----------
Joe T. Ford                        3 years           412,500        825,000      1,237,500
Scott T. Ford                      3 years           315,000        630,000        945,000
Kevin L. Beebe                     3 years           175,000        350,000        525,000
Jeffery H. Fox                     3 years           175,000        350,000        525,000
Michael T. Flynn                   3 years           120,000        240,000        360,000

---------------

* Awards will be paid upon completion of the 2002 year on the basis of ALLTEL's performance during the three year period 2000-2002 as determined by ALLTEL's attainment of prescribed corporate and unit performance targets. The Compensation Committee of the Board of Directors specified those corporate and unit performance targets and the award levels for the indicated executive officers (which are stated as a percentage of each executive officer's average base salary during the 2000-2002 period). The estimated future payouts shown above assume that each executive officer's average base salary during the 2000-2002 period would be the same as his base salary during 2000.

EXECUTIVE COMPENSATION AGREEMENT WITH MR. JOE T. FORD

     Mr. Joe T. Ford is employed for a period extending to July 1, 2002, under a contract with ALLTEL that provides for a minimum base annual salary plus any incentive awards made under the Incentive Plan and the Long-Term Incentive Plan (the "Incentive Plans"). If the Board of Directors discontinues either or both of the Incentive Plans (or the application of either or both of them to Mr.
Ford) or should a change of control of ALLTEL occur, the contract provides that Mr. Ford will receive, in the year in which such event occurs, an annual salary equal to the greater of his minimum base annual salary plus the average incentive awards made under the Incentive Plans over the preceding three years or his 1991 base annual salary compounded at an annual rate of 3% from January 1, 1991, to the beginning of the year in which such event occurs; thereafter Mr. Ford will receive an annual salary equal to the compensation paid during the preceding year, compounded by minimum annual increases of 3%. The contract provides for payment of disability benefits in amounts unaffected by that disability through the end of the calendar year following the calendar year in which the disability occurs and of a death benefit in the amount equal to Mr. Ford's compensation for one year.

     Assuming compensation at the 2000 level and retirement at the expiration of the contract period, the estimated annual benefit to be received by Mr. Ford is $1,780,515. The contract also provides that Mr. Ford may retire any time prior to the expiration of the contract period. If Mr. Ford were to elect early retirement, he would be entitled to retirement benefits under his contract reduced in accordance with a formula. The contract provides that those retirement benefits are in lieu of payments under ALLTEL's defined benefit pension plan described below. The contract provides for payment of survivorship benefits to Mr. Ford's wife, who would receive for her life 50% of the annual retirement compensation to which Mr. Ford is entitled.

SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT WITH MR. MICHAEL T. FLYNN

     ALLTEL is a party to an agreement with Mr. Flynn that provides for the following: Upon termination of employment for any reason other than death, Mr. Flynn is entitled to receive monthly retirement benefits in the form of a life annuity with a minimum of 120 monthly payments (although certain optional forms of payment are available). Benefit payments commence at the later of employment termination or attainment of age 55. If the benefit commences on or after attainment of age 60, the monthly payment is $7,344.67. If the benefit commences prior to age 60, the payments are reduced by .5% for each month by which the commencement date precedes Mr. Flynn's 60th birthday. Certain benefits are payable to his surviving spouse if Mr. Flynn dies before payments commence. Benefits are reduced by certain benefits paid under other nonqualified benefit plans. If Mr. Flynn becomes employed by a competitor of ALLTEL within three years following his termination of employment, benefits are not payable after he becomes employed by the competitor.

     ALLTEL is required to provide Mr. Flynn with a non-qualified defined contribution arrangement under which he received a one-time employer contribution credit in 1995 of $13,953 to a supplemental benefit account. The supplemental benefit account is credited with earnings and losses in the same manner as an account under the ALLTEL Corporation Profit-Sharing Plan. The supplemental benefit account is payable following his termination of employment.

     If Mr. Flynn terminates employment prior to the time he is eligible for an unreduced early retirement benefit under the ALLTEL Pension Plan, he will receive a non-qualified subsidized early retirement benefit from ALLTEL determined as if he had an additional twenty-four years of vesting service. If Mr. Flynn dies before benefit payments commence, a benefit is payable to his surviving spouse.

CHANGE IN CONTROL AGREEMENTS

     ALLTEL is a party to agreements with each of Messrs. Scott T. Ford, Beebe, Fox, and Flynn, which provide that if, following a "change in control," the executive's employment terminates within twelve months (unless the termination is as a result of death, by ALLTEL as a result of the executive's disability or for "cause", or by the executive without "good reason") or if, after remaining employed for twelve months, the executive's employment terminates during the following three-month period (unless the termination is a result of death or is by ALLTEL as a result of the executive's disability) (each of the foregoing events being referred to as a "Payment Trigger"), ALLTEL is required to pay the executive an amount equal to three times the sum of his base salary as in effect immediately prior to the change in control or Payment Trigger and the maximum amounts he could have received under the Incentive Plans for the period commencing coincident with or most recently prior to the period in which the change in control or Payment Trigger occurs, but reduced by any other cash severance paid to him. ALLTEL also is required to make an additional payment to the executive in the amount of any excise tax under Section 4999 of the Internal Revenue Code as a result of any payments or distributions by ALLTEL plus the amount of all additional income tax payable by him as a result of such additional payments. Payments under the agreements are covered by ALLTEL's "grantor trust" described below.

DEFINED BENEFIT PENSION PLAN

     ALLTEL maintains a trusteed, noncontributory, defined benefit pension plan covering salaried and non-salaried employees under which benefits are not determined primarily by final compensation (or average final compensation). Under this pension plan, Messrs. Scott T. Ford, Beebe, and Flynn would have each period of post-January 1, 1988, service credited at 1% of compensation, plus .4% of that part of his compensation that exceeds the Social Security Taxable Wage Base for such year. Service prior to 1988, if any, would be credited on the basis of a percentage of his highest consecutive five-year average annual base salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by .05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year; in addition, each of Messrs. Scott T. Ford, Beebe, and Flynn would receive an additional credit of .25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years' such credit, and would have added to his annual pension benefits an amount equal to .4% of the amount by which his pre-1988 career average annual base salary (three highest years) exceeds his Social Security covered compensation, multiplied by his years of pre-1988 credited service. Various benefit payment options are available on an actuarially equivalent basis, including joint and survivor benefits. Compensation included in the pension base includes cash awards under the Incentive Plans.

     Assuming annual increases in compensation in future years of 5% per year, continuation in the position he held during 2000, and retirement at age 65, the estimated annual benefit under the pension plan for each of Messrs. Scott T. Ford, Beebe, and Flynn is $1,492,338, $816,719, and $309,685 respectively. (Messrs. Joe T.

Ford, Foster and Fox, the only other executives included in the Summary Compensation Table on page 12, currently are not participants in and are not entitled to benefits under the pension plan.) Amounts shown are straight life annuity amounts and include amounts payable under the defined benefit portion of the ALLTEL Benefit Restoration Plan.

BENEFIT RESTORATION PLAN

     Federal laws place certain limitations on pensions that may be paid under federal income tax qualified plans. The ALLTEL Benefit Restoration Plan provides for the payment to certain employees outside tax-qualified plans of any amounts not payable under the tax-qualified plans by reason of limitations specified in the Internal Revenue Code. Currently, under the ALLTEL Benefit Restoration Plan, Messrs. Joe T. Ford, Scott T. Ford, Beebe, Fox, and Flynn are eligible for accruals with respect to benefits not payable under ALLTEL's defined contribution plans, and Messrs. Scott T. Ford, Beebe, Fox, and Flynn are eligible for accruals with respect to benefits not payable under ALLTEL's defined benefit pension plan. Amounts accrued, if any, under the defined contribution portion of these plans in 2000 for each of these executives are included in the summary compensation table on page 12.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     ALLTEL maintains a non-qualified supplemental executive retirement plan (the "SERP") in which certain employees designated by the Board of Directors, including Messrs. Scott T. Ford, Beebe, Fox, and Flynn participate. The SERP provides with respect to Messrs. Scott T. Ford, Beebe, Fox, and Flynn that, upon normal retirement at age 65 (or, if earlier, following a Payment Trigger that occurs after the participant's early retirement date), the executive will receive an annual benefit under the SERP, payable as a single life annuity, equal to 60% of (A) if a Payment Trigger has not occurred, the greater of (i) his average annual base salary and payments to him under specified incentive compensation plans paid during the calendar year preceding his retirement, or
(ii) his average annual base salary and payments to him under specified incentive compensation plans paid during the three calendar years preceding his retirement; or (B) if a Payment Trigger has occurred, the greater of (i) the amount determined under (A) above (as if a Payment Trigger had not occurred), or
(ii) the sum of (a) his annual base salary in effect immediately prior to the change in control (as defined in the change in control agreements described above), the Payment Trigger, or his retirement date, whichever is greatest, plus
(b) the maximum amounts payable to him under specified incentive compensation plans for the period coincident with or most recently prior to the change in control, the Payment Trigger, or his retirement date, whichever is greatest. The amount of the normal retirement benefit under the SERP is not determined based on years of service.

     Each of Messrs. Scott T. Ford, Beebe, Fox, and Flynn also is entitled to an early retirement benefit under the SERP if he retires before becoming entitled to the normal retirement benefit but after attaining the age of 60 with 15 or more years of service or age 55 with 20 or more years of service or after a Payment Trigger occurs (regardless of his years of service). The early retirement benefit is calculated the same as the normal retirement benefit, except that the percentage used in the calculation is 45% (increased ratably for the number of years of his service after the early retirement date, up to a maximum of 60%) rather than 60%.

     If Messrs. Scott T. Ford, Beebe, Fox, or Flynn dies after benefits commence, his surviving spouse will receive 50% of the amount that he was receiving prior to his death. If he dies while employed, his surviving spouse will receive 50% of the amount that he would have received if he had retired on the day before death. Following retirement, each of Messrs. Scott T. Ford, Beebe, Fox, and Flynn (and his spouse and dependents) also is entitled to receive post-retirement medical benefits under the SERP together with reimbursement for any additional taxes incurred as a result of the benefits being taxed less favorably than they would have been if received by other retired employees. Payments to Messrs. Scott T. Ford, Beebe, Fox, and Flynn under the SERP are covered by ALLTEL's "grantor trust" described below.

     The retirement benefits payable under the SERP are reduced by certain benefits paid under other qualified and nonqualified benefit plans. The benefits under the SERP are not subject to offset for Social Security. Assuming annual increases in compensation in future years of 5% per year, retirement at age 65, and based on estimates of the benefits that reduce the retirement benefits payable under the SERP, the estimated normal retirement benefit under the SERP payable for each of Messrs. Scott T. Ford, Beebe, Fox, and Flynn is $510,856, $322,998, $1,211,131, and $368,709, respectively.

GRANTOR TRUST

     ALLTEL maintains a "grantor trust" under Section 671 of the Internal Revenue Code (the "Trust") to provide certain participants in designated compensation and supplemental retirement plans and arrangements with greater assurance that the benefits and payments to which those participants are entitled under those plans and arrangements will be paid. Contributions by ALLTEL to the Trust are discretionary. Prior to a "change of control" of ALLTEL (as defined in the trust agreement for the Trust), benefits may not be paid from the Trust.

     Following a "change of control" of ALLTEL, benefits and payments may be paid from the Trust to the extent those benefits and payments are not paid by ALLTEL or its successor. The assets of the Trust are subject to the claims of the creditors of ALLTEL in the event ALLTEL becomes "insolvent" (as defined in the trust agreement for the Trust).

                   APPROVAL OF THE 2001 EQUITY INCENTIVE PLAN

INTRODUCTION

     At the 2001 Annual Meeting, the stockholders of ALLTEL will be asked to approve the 2001 Equity Incentive Plan (the "Plan"), which was adopted by the ALLTEL Board on January 25, 2001, subject to approval by ALLTEL's stockholders.

VOTE REQUIRED

     The approval of the Plan requires the affirmative vote of the majority of shares of Common Stock present in person or by proxy and entitled to vote on this proposal.

     THE ALLTEL BOARD RECOMMENDS THAT ALLTEL STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE PLAN.

SUMMARY OF THE PLAN

     The principal terms and provisions of the Plan are summarized below. This summary is not a complete description of all of the terms of the Plan. A copy of the Plan is attached to this proxy statement as Appendix C.

     Purpose. ALLTEL believes the Plan provides key incentives for ALLTEL to attract and retain ALLTEL employees and incent those employees toward furthering the interests of ALLTEL and its stockholders.

     Types of Awards. The Plan permits the granting of any or all of the following types of awards to employees of ALLTEL: (1) stock options, including incentive stock options ("ISOs"), and options other than ISOs ("non-qualified options"); (2) stock appreciation rights ("SARs") (either in tandem with stock options or free-standing); (3) restricted stock; (4) performance shares conditioned upon meeting performance criteria; and (5) bonus shares (collectively, the "Awards").

     Number of Shares. Subject to adjustment as described below, the number of shares of Common Stock available under the Plan for grants of Awards is 15,000,000.

     Eligibility. All employees of ALLTEL and its subsidiaries are eligible to become Grantees under the Plan.

     Administration. The Plan is administered by the Compensation Committee of the ALLTEL Board (the "Committee"). The Committee has the authority to select employees to whom Awards are granted, to determine the types of Awards and the number of shares covered and to set the terms, conditions, and provisions of Awards and to cancel or suspend Awards. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations related to the Plan, and to make all determination that may be necessary or advisable for the administration of the Plan.

     Power to Amend Plan. The Board may amend or terminate the Plan at any time without the approval of the stockholders of ALLTEL, except (i) as such stockholder approval may be required by stock exchange listing requirements and
(ii) any amendment that increases the total number of shares available for issuance under the Plan.

     Stock Options. The exercise price per share of Common Stock purchasable under any option covered by an Award will be determined by the Committee. The Committee will determine the term of each stock option (up to a maximum of 10 years), and the time or times when it may be exercised. The grant and the terms of ISOs are restricted to the extent required for qualification as ISOs by the Internal Revenue Code. Options may be exercised by payment of the exercise price made (i) in cash, (ii) in shares with a fair market value equal to the exercise price of either Common Stock, or, at the discretion of the Committee, restricted stock, (iii) pursuant to a "cashless exercise" under an arrangement approved by ALLTEL, or (iv) at the discretion of the Committee, in a promissory note.

     Stock Appreciation Rights. An SAR may be granted free-standing or in tandem with the grant of new options or outstanding non-qualified options. Upon exercise of an SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. The grant price and other provisions of the SAR are determined by the Committee. Payment by ALLTEL upon such exercise will be in cash, unless the Committee determines that it is to be paid wholly or partly in Common Stock.

     Restricted Stock. Restricted stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. The participant has all of the rights of a stockholder with respect to restricted stock, including the right to vote the shares and the right to receive any dividends, unless the Committee determines otherwise. Upon termination of employment during the restriction period, all restricted stock is forfeited, subject to such exceptions, if any, specified by the Committee.

     Performance Awards. From time to time, the Committee may select a period during which one or more performance criteria designated by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. The performance criteria that the Committee may designate are
(i) earnings (either in the aggregate or on a per share basis), (ii) operating income, (iii) cash flow, including EBITDA (earnings before interest, taxes, depreciation, and amortization), (iv) return on equity, (v) per share rate of return on shares of Common Stock (including dividends), (vi) market share, (vii) customer retention rates, (viii) market penetration rates, (ix) revenues, (x) reductions in expense levels, (xi) indices related to EVA* (economic value added), (xii) general indices relative to levels of general customer service satisfaction, as measured through various randomly generated customer service surveys, and (xiii) the attainment by shares of Common Stock of a specified market value for a specified period of time.

     Performance awards may be in the form of performance shares (valued by reference to shares of stock), or performance units (valued by reference to cash or property other than stock). Performance awards may be paid in cash, Common Stock, other property, or a combination. Recipients of performance awards are not required to provide consideration other than the rendering of services and any minimum exercise price required by applicable law.

     Bonus Shares. Bonus shares can be awarded to a grantee without cost and without restrictions or as an incentive to become an employee of ALLTEL or a subsidiary of ALLTEL.

     Adjustments. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination, or exchange of shares or other corporate change or any distribution to stockholders other than cash dividends, the Committee makes such

---------------

* EVA is a registered trademark of Stern Stewart & Co.

substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class, and option price or other price of shares subject to the outstanding Awards granted under the Plan as it deems appropriate in order to maintain the purpose of the original grant.

     Change in Control. Awards granted under the Plan will vest upon a change in control of ALLTEL. A change in control of ALLTEL is deemed to occur if (i) a person (other than ALLTEL or a person acting on behalf of an ALLTEL employee benefit plan) becomes the beneficial owner of (A) 15% or more, but not greater than 50%, of the voting capital stock of ALLTEL unless the Continuing Directors (defined below) approve the related transaction, or (B) more than 50% of the voting capital stock of ALLTEL; or (ii) a majority of Continuing Directors cease to be directors of ALLTEL; or (iii) the ALLTEL Board fixes a record date for determining stockholders entitled to vote upon (A) a merger (or similar exchange) of ALLTEL into another company or in which ALLTEL shares will be exchanged for cash, securities (other than ALLTEL shares) or other property, (B) the sale of all or substantially all of ALLTEL's assets, or (C) the dissolution of ALLTEL; or (iv) ALLTEL enters into any agreement to consummate a transaction specified in (i), (ii), or (iii) above. "Continuing Directors" means ALLTEL directors who were directors at the beginning of a 24 month period ending upon a date a determination is made or whose election or nomination for election by ALLTEL's stockholders was approved by at least a majority of the directors who are in office at the time of the election and who either were directors at the beginning of the period or were elected or nominated for election by at least a majority of directors who were in office at the time of the election or nomination and were directors at the beginning of the period.

     Other. The Plan will terminate on January 25, 2011. Awards may be transferred as permitted by the Plan. ALLTEL intends to register with the SEC the shares of Common Stock subject to the Plan and to list those shares on the New York Stock Exchange and the Pacific Stock Exchange.

TAX ASPECTS OF THE PLAN

     The following are the federal tax consequences generally arising under present law with respect to Awards granted under the Plan. The grant of an option or SAR will create no tax consequences for a grantee or ALLTEL. In general, the Grantee will have no taxable income upon exercising an ISO if the applicable ISO holding period is satisfied (except that the alternative minimum tax may apply), and ALLTEL will receive no income tax deduction when an ISO is exercised. Upon exercising a non-qualified option or a SAR, the Grantee must recognize ordinary income equal to the difference between the exercise price and the fair market value of shares of Common Stock on the date of the exercise; ALLTEL will be entitled to an income tax deduction for the same amount, subject to the possible applicability of the compensation deductibility limit of Section 162(m) of the Internal Revenue Code. Generally, there will be no tax consequence to ALLTEL in connection with a disposition of shares acquired by a Grantee upon exercise of an option, except that ALLTEL may be entitled to a tax deduction in the case of a disposition of shares acquired by exercise of an ISO before the applicable ISO holding periods have been satisfied.

     With respect to other Awards granted under the Plan that are settled either in cash or in stock or other property that is either transferrable or not subject to substantial risk of forfeiture, the Grantee generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and ALLTEL will be entitled to a deduction for the same amount. With respect to Awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the Grantee generally must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier, and ALLTEL will be entitled to a deduction for the same amount, subject to possible limitation under Section 162(m) of the Internal Revenue Code.

PLAN BENEFITS

     No options, SARs, shares of restricted stock, performance shares, bonus shares, or other Awards have been granted under the Plan or are contemplated as of the date of this proxy statement. Grants under the Plan would be made at the discretion of the Compensation Committee.

                              STOCKHOLDER PROPOSAL
--------------------------------------------------------------------------------

     Stockholders who intend to present proposals at the 2002 Annual Meeting, and who wish to have those proposals included in ALLTEL's Proxy Statement for the 2002 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at One Allied Drive, Little Rock, Arkansas 72202, prior to January 25, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for ALLTEL's 2002 Annual Meeting.
--------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

     ALLTEL engaged Stephens Inc., an affiliate of Stephens Group, Inc., to render investment banking and brokerage services to ALLTEL and its subsidiaries during 2000, for which ALLTEL paid investigatory and facilitative services totaling $456,839 to Stephens Inc. during the period January 1, 2000, through December 31, 2000. Stephens Group, Inc. beneficially owned, on February 26, 2001, 16,300,144 shares of Common Stock (see page 5).

     ALLTEL believes that the transactions set forth above were conducted on terms that are no less favorable to ALLTEL than could have been obtained from unaffiliated third parties.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires ALLTEL's directors and executive officers, and persons who own more than ten percent of ALLTEL's Common Stock, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock. To ALLTEL's knowledge, based solely upon a review of copies of reports provided by those individuals to ALLTEL and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2000, ALLTEL believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met.

                                 ANNUAL REPORT

     The 2000 Annual Report accompanies this Proxy Statement. ALLTEL will provide, without charge upon written request, to any person receiving a copy of this Proxy Statement, a copy of ALLTEL's 2000 Form 10-K report, including the financial statements and the financial statement schedules thereto. Those requests should be addressed to Vice President-Investor Relations, ALLTEL Corporate Services, Inc., One Allied Drive, Little Rock, Arkansas 72202.

     Only one copy of this proxy statement, and the accompanying Annual Report, is delivered to stockholders who share an address, unless ALLTEL has received contrary instructions from one or more of the stockholders. ALLTEL will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder to ALLTEL at the above address. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of ALLTEL's proxy statement and Annual Report in the future and stockholders sharing an address and receiving multiple copies of ALLTEL's proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify ALLTEL at the above address.

                            AUDIT AND NON-AUDIT FEES

AUDIT FEES

     The aggregate fees incurred for professional services rendered for the audit of ALLTEL's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in ALLTEL's Forms 10-Q for the fiscal year ended December 31, 2000, were $2,442,995.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees incurred for financial information systems design and implementation services (as defined by Rule 2-01(c)(4)(ii) of Regulation S-X promulgated by the SEC) rendered to ALLTEL by Arthur Andersen LLP for the fiscal year ended December 31, 2000, were $3,546,190.

ALL OTHER FEES

     The aggregate fees incurred for services rendered to ALLTEL by Arthur Andersen LLP, other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000, were $1,803,234.

     In making its determination regarding the independence of Arthur Andersen LLP, the Audit Committee considered whether the provision of the services covered in the sections herein regarding "Financial Information Systems Design and Implementation Fees" and "All Other Fees" was compatible with maintaining such independence.

                                 OTHER MATTERS

     The management and the Board of Directors of ALLTEL do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Under ALLTEL's Bylaws, nominations for director may be made only by the Board, or by an ALLTEL stockholder entitled to vote who has delivered notice to ALLTEL not fewer than 90 days nor more than 120 days prior to the first year anniversary of the immediately preceding year's annual meeting. The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by an ALLTEL stockholder entitled to vote who has delivered notice to ALLTEL (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that an ALLTEL stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of ALLTEL, One Allied Drive, Little Rock, Arkansas 72202.

     ALLTEL will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of ALLTEL, personally or by telephone or electronic means. In the event the management of ALLTEL deems it advisable, ALLTEL may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by ALLTEL, in the event of such an engagement, likely would not exceed $20,000. ALLTEL will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and The New York Stock Exchange, Inc.

     The material referred to in this proxy statement under the captions "Comparative Stockholder Return," "Compensation Committee Report on Executive Compensation" and "Audit Committee Report" shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     IT IS IMPORTANT THAT ALLTEL'S SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

Dated: March 5, 2001                            By Order of the Board of Directors,
                                                FRANCIS X. FRANTZ,
                                                Secretary

                                                                      APPENDIX A

                               ALLTEL CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                      AND OTHER ANNUAL REPORT INFORMATION

                               ALLTEL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                      AND OTHER ANNUAL REPORT INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     1-19
REPORT OF MANAGEMENT........................................       20
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................       21
SELECTED FINANCIAL DATA.....................................    22-23
ANNUAL FINANCIAL STATEMENTS:
  Consolidated Statements of Income for the years ended
     December 31, 2000, 1999 and 1998.......................       24
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................    25-26
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2000, 1999 and 1998.......................       27
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 2000, 1999 and 1998...........       28
  Notes to Consolidated Financial Statements................    29-56
DIRECTORS AND OFFICERS......................................       57
INVESTOR INFORMATION........................................       58

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     During 2000, ALLTEL Corporation ("ALLTEL" or the "Company") achieved solid financial results while expanding its core communications business. Through strategic acquisitions, ALLTEL solidified its market presence within its geographically focused markets. These acquisitions, combined with internal growth, resulted in the Company adding nearly 1.3 million wireless customers during the year. Currently, ALLTEL offers wireless and wireline local, long-distance, network access and Internet services to more than 10 million customers in 24 states. Operating results reflect continued demand for the Company's communication services as highlighted by the solid performance of ALLTEL's wireless and wireline businesses.

ACQUISITIONS

     On October 3, 2000, ALLTEL purchased wireless properties in New Orleans, Baton Rouge and three rural service areas ("RSAs") in Louisiana from SBC Communications, Inc. ("SBC"). In connection with this transaction, ALLTEL paid SBC $387.6 million in cash and acquired approximately 150,000 wireless customers and 300,000 paging customers. The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the date of acquisition. Under the purchase method of accounting, tangible and identifiable intangible assets acquired are recorded at fair value. The excess of the aggregate purchase price over the fair market value of the net assets acquired of $204.7 million has been initially allocated to goodwill and is being amortized on a straight-line basis over 25 years. The fair values and useful lives of assets acquired have been estimated based on a preliminary valuation and are subject to final valuation adjustments.

     On January 31, 2000, ALLTEL, Bell Atlantic Corporation ("Bell Atlantic"), GTE Corporation ("GTE") and Vodafone Airtouch ("Vodafone") signed agreements to exchange wireless properties in 13 states. The companies also signed a new national roaming agreement that allows their customers to roam on one another's networks at reduced rates across a footprint covering almost 95 percent of the U.S. population. On April 3, 2000, ALLTEL completed the exchange of wireless properties with Bell Atlantic in five states, acquiring operations in Arizona, New Mexico and Texas and divesting operations in Nevada and Iowa. In addition to the transfer of wireless assets, ALLTEL also paid Bell Atlantic $624.3 million in cash to complete this transaction. On June 30, 2000, ALLTEL completed the remaining wireless property exchanges with Bell Atlantic and GTE, acquiring operations in Florida, Ohio, South Carolina and Alabama, while divesting operations in Illinois, Indiana, New York and Pennsylvania. ALLTEL also transferred to Bell Atlantic or GTE certain of its minority investments in unconsolidated wireless properties, representing approximately 2.6 million potential customers ("POPs"). In connection with the transfer of the remaining wireless assets, ALLTEL received $216.9 million in cash and prepaid vendor credits of $199.6 million and assumed long-term debt of $425.0 million.

     Through the completion of the above transactions, ALLTEL acquired interests in 27 wireless markets representing about 14.6 million POPs and approximately
1.5 million wireless customers, while divesting interests in 42 wireless markets representing 6.9 million POPs and approximately 778,000 customers. ALLTEL accounted for these exchange transactions as purchases, and accordingly, the accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the applicable dates of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired of $1,423.8 million has been initially allocated to goodwill and is being amortized on a straight-line basis over 25 years. The fair values and useful lives of assets acquired have been estimated based on a preliminary valuation and are subject to final valuation adjustments.

     ALLTEL has engaged a third-party appraisal firm to perform a study to determine the allocation of the total purchase price to the various assets acquired from SBC, Bell Atlantic and GTE. Accordingly, a portion of the excess cost currently allocated to goodwill may be classified as other intangibles and may be amortized over periods different from the goodwill amortization period of 25 years. The Company expects to record the final purchase price adjustments related to these acquisitions during the second quarter of 2001. See Note 3 to the consolidated financial statements for additional information regarding these acquisitions.

CONSOLIDATED RESULTS OF OPERATIONS

                                                                 2000          1999          1998
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues and sales..........................................   $7,067.0      $6,461.4      $5,780.7
Operating income............................................   $1,667.5      $1,525.1      $1,025.9
Net income..................................................   $1,928.8      $  783.6      $  603.1
Basic earnings per share....................................   $   6.13      $   2.50      $   1.97
Diluted earnings per share..................................   $   6.08      $   2.47      $   1.95

     Revenues and sales increased $605.6 million or 9 percent in 2000, $680.7 million or 12 percent in 1999 and $707.9 million or 14 percent in 1998. Operating income increased $142.4 million or 9 percent in 2000, increased $499.2 million or 49 percent in 1999 and decreased $103.3 million or 9 percent in 1998. Net income increased $1,145.2 million or 146 percent in 2000, increased $180.5 million or 30 percent in 1999 and decreased $49.4 million or 8 percent in 1998. Basic and diluted earnings per share increased 145 percent and 146 percent, respectively in 2000, and both increased 27 percent in 1999 and decreased 7 percent in 1998.

     Reported operating income, net income and earnings per share for all three years include the effects of various non-recurring and unusual items. As further discussed below, the non-recurring and unusual items include merger and integration expenses and other charges and gains realized from the exchange or sale of assets. Excluding the effects of the non-recurring and unusual items in each year, operating income would have increased $88.8 million or 5 percent in 2000, $282.7 million or 21 percent in 1999 and $188.3 million or 16 percent in 1998. During the same three-year period, net income would have increased $40.6 million or 5 percent in 2000, $162.4 million or 25 percent in 1999 and $118.2 million or 22 percent in 1998. When excluding the effects of the non-recurring and unusual items in each year, basic and diluted earnings per share both would have increased 4 percent and 5 percent, respectively in 2000, 22 percent and 21 percent, respectively in 1999, and increased 23 percent and 22 percent, respectively in 1998. Operating results for 2000 include an increase in pension income of $19.9 million over 1999, reflecting strong investment returns on pension plan assets and a $4.1 million effect of a change in accounting for certain actuarial gains and losses, as further discussed in Note 8 to the consolidated financial statements. Conversely, operating results for 2000 were adversely affected by additional goodwill amortization of approximately $31.6 million related to the acquisitions of wireless assets, as previously discussed.

     Operating income, net income and earnings per share adjusted for the non-extraordinary, non-recurring and unusual items are summarized in the following tables:

                                                                 2000          1999          1998
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating income, as reported...............................   $1,667.5      $1,525.1      $1,025.9
Non-recurring and unusual items:
  Litigation settlement.....................................       11.5            --            --
  Merger and integration expenses and other charges.........       25.4          90.5         252.0
  Provision to reduce carrying value of certain assets......         --            --          55.0
                                                               --------      --------      --------
Operating income, as adjusted...............................   $1,704.4      $1,615.6      $1,332.9
                                                               ========      ========      ========
Net income, as reported.....................................   $1,928.8      $  783.6      $  603.1
Non-recurring and unusual items, net of tax:
  Cumulative effect of accounting change....................       36.6            --            --
  Litigation settlement.....................................        7.0            --            --
  Merger and integration expenses and other charges.........       15.0          66.1         201.0
  Provision to reduce carrying value of certain assets......         --            --          33.6
  Gain on disposal of assets................................   (1,133.5)        (27.2)       (179.7)
  Write-down of investment..................................        9.2            --            --
  Termination fees on early retirement of long-term debt....         --            --           2.1
                                                               --------      --------      --------
Net income, as adjusted.....................................   $  863.1      $  822.5      $  660.1
                                                               ========      ========      ========

                                                     BASIC                     DILUTED
                                            -----------------------    -----------------------
                                            2000     1999     1998     2000     1999     1998
                                            -----    -----    -----    -----    -----    -----
Earnings per share, as reported...........  $6.13    $2.50    $1.97    $6.08    $2.47    $1.95
Non-recurring and unusual items, net of
  tax:
  Cumulative effect of accounting
     change...............................    .12       --       --      .12       --       --
  Litigation settlement...................    .02       --       --      .02       --       --
  Merger and integration expenses and
     other charges........................    .05      .21      .66      .04      .20      .65
  Provision to reduce carrying value of
     certain assets.......................     --       --      .11       --       --      .11
  Gain on disposal of assets..............  (3.61)    (.08)    (.59)   (3.57)    (.08)    (.58)
  Write-down of investment................    .03       --       --      .03       --       --
  Termination fees on early retirement of
     long-term debt.......................     --       --      .01       --       --      .01
                                            -----    -----    -----    -----    -----    -----
Earnings per share, as adjusted...........  $2.74    $2.63    $2.16    $2.72    $2.59    $2.14
                                            =====    =====    =====    =====    =====    =====

     The operating income, net income and earnings per share impact of the asset dispositions and the non-recurring and unusual items have been presented as supplemental information only. The non-recurring and unusual items reflected in the above tables are discussed below in reference to the caption in the consolidated statements of income in which they are reported.

Cumulative Effect of Accounting Change

     As reported in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees. These changes conform ALLTEL's revenue recognition policies to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". In prior years, the Company recognized monthly non-refundable wireless access revenues when billed in accordance with contractual arrangements with customers. With the change in accounting, the Company recognizes wireless access revenues over the period in which the corresponding services are provided. As ALLTEL bills its customers on a cycle basis throughout the month, this accounting change resulted in the deferral of approximately 15 days of wireless access revenue. In addition, certain fees assessed to communications customers to activate service were previously recognized when billed. With the change in accounting, the Company now recognizes these fees over the expected life of the customer. These changes in revenue recognition decreased income before cumulative effect of accounting change by $4.6 million or $.01 per share in 2000.

Litigation Settlement

     As reported in Note 15 to the consolidated financial statements, on September 19, 2000, ALLTEL and the Georgia Public Service Commission (the "Georgia PSC") reached a final settlement agreement to resolve all pending litigation involving the two parties. Under terms of the final agreement, ALLTEL agreed to issue a one-time credit of about $25 to approximately 450,000 wireline customers in Georgia. The credits were issued to business and residential customers during the fourth quarter and totaled $11.5 million. The Company recorded the credits as a reduction in wireline operating revenues. The one-time customer credits were in addition to other commitments agreed to by ALLTEL under an earlier version of the settlement agreement signed on April 11, 2000. As part of the earlier agreement, ALLTEL agreed to accelerate deployment of digital subscriber lines and Internet service to its customers in Georgia and to reduce certain optional local calling plan rates. In addition, ALLTEL agreed to future reductions in funds received from the Georgia Universal Service Fund. These revenue reductions totaled $11.7 million in 2000 and will total approximately $26.0 million in 2001.

Merger and Integration Expenses and Other Charges

     During the fourth quarter of 2000, in connection with the purchase of wireless assets from SBC, the Company recorded integration expenses and other charges of $1.9 million, consisting of branding and signage costs. Also during the fourth quarter, as a result of completing the restructuring of its wireline operations initiated in September 1999, the Company recorded a $1.1 million reduction in the liabilities associated with this restructuring plan. The adjustment reflects differences between estimated and actual severance costs paid and a slight reduction in the number of employees to be terminated under the plan to 242.

     In connection with the exchange of wireless assets with Bell Atlantic and GTE, the Company recorded integration expenses and other charges during the second and third quarters of 2000, consisting of severance and employee benefit costs related to a planned workforce reduction and branding and signage costs. The total charge recorded by the Company in the third quarter was $9.2 million and consisted of $8.9 million in branding and signage costs and $0.3 million in severance and employee-related expenses. In the second quarter, the Company recorded a charge of $8.8 million, consisting of $5.0 million in severance and employee benefit costs and $3.8 million in branding and signage costs. As of December 31, 2000, the Company had paid $5.3 million in severance and employee-related expenses, and all of the planned employee reductions had been completed.

     During the third quarter of 2000, the Company also recorded a $1.5 million reduction in the liabilities associated with its merger and integration activities initiated during 1999. The reduction consisted of a $1.0 million decrease in estimated severance costs to complete the September 1999 restructuring of the wireline operations and decreases in estimated severance costs of $0.3 million and $0.2 million, respectively, related to the 1999 acquisitions of Aliant Communications Inc. ("Aliant") and Liberty Cellular, Inc. ("Liberty"). The adjustment to the wireline restructuring plan reflected a reduction in the expected number of employees to be terminated under the plan to 248, while the adjustments to the Aliant and Liberty merger and integration plans reflected differences between actual and estimated severance costs paid. During the second quarter of 2000, the Company also recorded a $2.0 million reduction in the merger and integration liability related to its acquisition of Aliant. This adjustment primarily reflected a decrease in severance and employee benefit costs to be paid as a result of reducing the expected number of Aliant employees to be terminated under the plan to 132.

     In an effort to realign the cost structure in its information services business, the Company recorded a restructuring charge of $10.1 million during the first quarter of 2000. This charge consisted of $5.9 million in severance and employee benefit costs related to a planned workforce reduction and $4.2 million in lease termination costs related to the consolidation of certain operating locations. The lease termination costs represented the estimated minimum contractual commitments over the next one to four years for leased facilities that the Company has abandoned, net of anticipated sublease income. As of December 31, 2000, the Company had paid $5.4 million in severance and employee-related expenses, and all of the scheduled employee reductions had been completed.

     During the third quarter of 1999, the Company recorded a pretax charge of $90.5 million in connection with its mergers with Aliant, Liberty, Advanced Information Resources, Ltd. ("AIR") and Southern Data Systems ("Southern Data") and with certain loss contingencies and other restructuring activities. The merger and integration expenses totaled $73.4 million and consisted of professional and financial advisors' fees of $24.4 million, severance and employee-related expenses of $15.4 million and other integration costs of $33.6 million. The other integration costs included $12.5 million of lease termination costs, $10.2 million of costs associated with the early termination of certain service obligations, and a $4.6 million write-down in the carrying value of certain in-process and other software development assets that had no future alternative use or functionality. The other integration costs also included branding and signage costs of $4.1 million and other expenses of $2.2 million incurred in the third quarter of 1999. The lease termination costs consisted of a cancellation fee of $7.3 million to terminate the Company's contractual commitment to lease building space previously occupied by the former 360(degree) Communications Company ("360(degree)") operations acquired in 1998, a $4.1 million write-off of capitalized leasehold improvements and $1.1 million in other disposal costs. The contract termination fees included $5.2 million related to long-term contracts with an outside vendor for customer billing services to be provided to the Aliant and Liberty operations. As part of its integration plan, ALLTEL will convert both the Aliant and Liberty operations to its own internal billing system. Conversion of the Liberty operations was completed in 1999, with conversion of the Aliant operations scheduled to be begin in early 2001. The Company also recorded an additional $5.0 million charge to reflect the actual cost of terminating its contract with Convergys Corporation ("Convergys") for customer billing services to be provided to the former 360(degree) operations. In September 1999, ALLTEL and Convergys agreed to a final contract termination fee of $55.0 million, of which $50.0 million was recorded in 1998, as discussed below. Through December 31, 2000, the Company has paid $50.0 million of the termination fee. As previously discussed, in the second and third quarters of 2000, the Company reduced the accrued liabilities related to the Aliant and Liberty mergers by $2.5 million. As of December 31, 2000, the Company had paid $11.2 million in severance and employee-related expenses, and substantially all of the employee reductions had been completed.

     Also during the third quarter of 1999, the Company recorded a restructuring charge of $17.1 million consisting of $10.8 million in severance and employee benefit costs related to a planned workforce reduction and $6.3 million in lease termination costs related to the consolidation of certain operating locations. The original restructuring plan provided for the elimination of 308 employees in the Company's wireline operations support functions. As previously discussed, in the third and fourth quarters of 2000, the Company reduced the number of employees to be terminated to 242 and decreased the related liability by $2.1 million. The lease termination costs represented the minimum estimated contractual commitments over the next one to four years for leased facilities that the Company has abandoned. As of December 31, 2000, the Company had completed the employee reductions and paid $8.7 million in severance-related expenses.

     During 1998, the Company recorded transaction costs and one-time charges totaling $252.0 million on a pretax basis related to the closing of its merger with 360(degree). The merger and integration expenses included professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. As of December 31, 2000, the Company had paid $48.4 million in severance and employee-related expenses. The integration costs included several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360(degree) and ALLTEL's expanded wireless presence. These adjustments included a $60.0 million write-down in the carrying value of certain in-process software development assets which had no alternative use or functionality, $50.0 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18.0 million write-down in the carrying value of certain assets resulting from a revised Personal Communications Services ("PCS") deployment plan, and other integration costs of $23.1 million.

     At December 31, 2000, the remaining unpaid liability related to the Company's merger and integration and restructuring activities was $16.5 million, consisting of contract termination fees of $9.9 million, severance and employee-related expenses of $4.3 million and lease cancellation and termination costs of $2.3 million. Of the remaining contract termination fees, $7.5 million will be paid in 2001 and $2.4 million in 2002. Cash outlays for the remaining employee-related expenses and lease termination fees will be disbursed over the next 12 to 36 months. Funding for the unpaid merger and integration and restructuring liability will be internally financed from operating cash flows. (See Note 10 to the consolidated financial statements for additional information regarding the merger and integration expenses and other charges.)

Provision to Reduce Carrying Value of Certain Assets

     In 1998, the Company recorded a $55.0 million non-recurring operating expense related to its contract with GTE. This expense represents a reduction in the cumulative gross margin earned under the GTE contract. Due to its pending merger with Bell Atlantic, GTE re-evaluated its billing and customer care requirements and modified its billing conversion plans.

Gain on Disposal of Assets and Other

     During the fourth quarter of 2000, the Company recorded pretax gains totaling $85.7 million from the sale of equity securities, including ALLTEL's remaining investment in WorldCom, Inc. ("WorldCom") common stock. The Company also recorded a pretax gain of $35.5 million from the sale of its PCS operations in Birmingham, Ala. In addition, the Company recorded a pretax adjustment of $5.7 million to decrease the gain recognized from the exchange of wireless properties with Bell Atlantic and GTE initially recorded in the second quarter of 2000. In the third quarter of 2000, the Company recorded pretax gains totaling $476.3 million from the sale of a portion of its investment in WorldCom common stock. In addition, the Company recorded a pretax adjustment of $1.4 million to reduce the gain recognized from the exchange of wireless properties with Bell Atlantic and GTE and the sale of certain PCS assets recorded in the second quarter of 2000, as discussed below. This adjustment, along with the $5.7 million fourth quarter adjustment previously discussed, primarily reflects differences between the actual and estimated book values of the properties transferred. In the second quarter of 2000, the Company recorded pretax gains totaling $1,353.1 million from the exchange of wireless properties with Bell Atlantic and GTE and from the sale of its PCS operations in Mobile, Ala. and the PCS license covering the Pensacola, Fla. market. The sale of these PCS assets was necessary in order for ALLTEL to meet the U.S. Department of Justice guidelines regarding the overlap of wireless properties so that the Company could complete the wireless asset exchanges with Bell Atlantic and GTE. In addition, the Company recorded a pretax write-down of $15.0 million on its investment in APEX Global Information Services, Inc. ("APEX"), a provider of Internet access services. The write-off was recorded due to adverse market conditions facing APEX and the company's bankruptcy filing.

     During the fourth quarter of 1999, ALLTEL recorded a pretax gain of $43.1 million from the sale of a portion of its investment in WorldCom common stock. During 1998, the Company recorded pretax gains of $265.7 million from the sale of a portion of its investment in WorldCom common stock. The Company also recorded a pretax gain of $30.5 million resulting from the sale of its ownership interest in an unconsolidated partnership. In addition, the Company incurred termination fees of $3.5 million related to the early retirement of long-term debt. (See Note 12 to the consolidated financial statements for additional information regarding these non-recurring and unusual items.)

RESULTS OF OPERATIONS BY BUSINESS SEGMENT

Communications-Wireless Operations

                                                               2000        1999        1998
                                                             --------    --------    --------
                                                                  (DOLLARS IN MILLIONS,
                                                                 CUSTOMERS IN THOUSANDS)
Revenues and sales.......................................    $3,332.6    $2,902.2    $2,493.7
Operating income.........................................    $  879.2    $  886.5    $  674.6
Total customers..........................................     6,300.0     5,018.6     4,452.0
Market penetration rate..................................        12.7%       12.8%       11.4%
Churn....................................................        2.33%       2.20%       2.07%

     Wireless revenues and sales increased $430.4 million or 15 percent in 2000, $408.5 million or 16 percent in 1999 and $341.1 million or 16 percent in 1998. Operating income decreased $7.3 million or 1 percent in 2000 and increased $211.9 million or 31 percent in 1999 and $167.7 million or 33 percent in 1998. Customer growth continued in 2000 as the number of wireless customers grew by nearly 1.3 million customers, an increase of 26 percent, compared to annual growth rates in customers of 13 percent in 1999 and 16 percent in 1998. As previously noted, during 2000, ALLTEL completed the exchange of wireless properties with Bell Atlantic and GTE and purchased wireless properties in Louisiana. These transactions accounted for 838,000 of the overall increase in wireless customers that occurred during 2000. In 1999, ALLTEL purchased wireless properties in Alabama and Colorado and acquired a majority ownership interest in a wireless property in Illinois. In addition, the Company also increased its ownership interest in the Richmond, Va. market to 100 percent, through the exchange of its minority interest investment in the Orlando, Fla. market. These transactions accounted for approximately 140,000 of the overall increase in wireless customers that occurred during 1999. Excluding the effect of the exchange transactions and other acquisitions in each year, ALLTEL placed 2.1 million gross units in service in 2000, compared to 1.7 million units in 1999 and 1.6 million units in 1998.

     The Company's market penetration rate (number of customers as a percentage of the total population in ALLTEL's service areas) decreased slightly in 2000, due to lower penetration levels in the markets acquired from Bell Atlantic, GTE and SBC. Customer churn (average monthly rate of customer disconnects) increased slightly in 2000, reflecting increased competition in ALLTEL's service areas. In an effort to lower churn, the Company initiated several programs in the third quarter of 2000 designed to improve customer retention. These initiatives included analyzing customer usage patterns for certain rate plans over a six-month period and notifying the customer if a better rate plan was available and migrating customers from analog equipment to digital through the use of equipment subsidies.

     In the second quarter of 2000, ALLTEL changed the reporting presentation for wireless customer roaming revenues to a gross basis. This change conforms the Company's financial reporting policies to prevailing wireless industry practice and is consistent with the reporting policies of the acquired Bell Atlantic and GTE properties. Previously, ALLTEL netted these revenues against roaming charges from other wireless service providers and included the net amount in operations expense. Prior period revenue, operating expense and revenue per customer statistical information have been reclassified to conform to the new reporting presentation. This change does not affect previously reported operating income or net income of the Company.

     Wireless revenues and sales increased in all periods primarily due to the growth in ALLTEL's customer base. The acquisition of wireless properties in Louisiana and the exchange of wireless properties with Bell Atlantic and GTE accounted for approximately $258.0 million of the overall increase in wireless revenues in 2000. The acquisitions of wireless properties in Alabama and Colorado and the additional ownership interests acquired in Richmond, Va. and Illinois accounted for approximately $80.2 million of the increase in revenues and sales in 1999. Average monthly revenue per customer was $49.13 in 2000, compared to $50.99 in 1999 and $50.21 in 1998. The reduction in average monthly revenue per customer in 2000 reflected expansion of local, regional and national calling plans, decreased roaming rates and continued penetration into competitive market segments. The Company expects these industry-wide trends to continue. During the second quarter of 2000, the Company began offering new rate plans that provide customers with national wireless coverage with no toll or roaming charges. While these national rate plans provide the Company the ability to compete effectively for the high volume, roaming customer, retail roaming revenues will continue to decline as customers migrate to these national rate plans. Accordingly, future revenue growth will be dependent upon the Company's success in adding new customers in its existing markets, increasing customer usage of its network and providing customers with enhanced products and services.

     The decrease in operating income in 2000 was primarily attributable to additional goodwill amortization of $31.6 million associated with the acquisitions of wireless assets previously discussed. Increased advertising and other selling and marketing costs, consistent with the overall growth in revenues and sales, the rollout of new rate plans and expanded competition from other wireless service providers also affected operating income growth in 2000. Operating income also reflects increased customer retention expenses resulting from migrating customers from analog to digital equipment, increased network-related expenses resulting from increased network traffic due to customer growth and expansion of calling areas, and increased depreciation expense. Operating income increased in 1999 and 1998 primarily due to the growth in revenues and sales. A reduction in customer service-related expenses also contributed to the growth in operating income for 1999. The reduction in customer service-related expenses reflected cost savings realized from the merger with 360(degree) and the elimination of certain duplicative salaries and other employee benefit costs. Partially offsetting the increase in operating income for 1999 attributable to revenue growth and lower customer service expenses were increases in selling and marketing costs, including advertising and sales commissions, reflecting expanded competition in ALLTEL's service areas from other wireless service providers. Increased data processing charges and other network-related expenses consistent with the growth in customers and network traffic also affected operating income growth in 1999. In addition to revenue growth, operating income for 1998 also reflected improved margins realized on the sale of wireless equipment, reductions in branding and other advertising costs and declines in losses sustained from fraud. The reduction in branding and other advertising costs in 1998 reflected savings realized as a result of the merger with 360(degree), as ALLTEL ceased promotion of the 360(degree) brand name. Growth in operating income in 1998 was also affected by increases in sales commissions, customer service-related expenses and general and administrative expenses consistent with the overall growth in revenues and sales. Depreciation expense also increased in all periods primarily due to growth in wireless plant in service.

     The cost to acquire a new wireless customer represents sales, marketing and advertising costs and the net equipment cost for each new customer added. The cost to acquire a new wireless customer was $307, $309 and $290 for 2000, 1999 and 1998, respectively. The decrease in 2000 primarily reflected a reduction in sales commissions paid to national dealers due to proportionately lower sales generated from these external distribution channels. The increase in 1999 reflected increased advertising, commissions and other selling and marketing costs noted above. Increased equipment costs consistent with the migration of customers to higher-priced digital phones also contributed to the increase in 1999. The increase in cost to acquire a new customer for 1998 reflected increased commissions paid to national dealers, resulting from increased sales from external distribution channels, partially offset by reductions in branding and other advertising costs, as noted above. While ALLTEL continues to utilize its large dealer network, the Company has expanded its sales distribution channels through Company retail stores and kiosks located in shopping malls and other retail outlets. Incremental sales costs at a Company retail store or kiosk are significantly lower than commissions paid to national dealers. Accordingly, ALLTEL intends to manage the costs of acquiring new customers by continuing to expand and enhance its internal distribution channels.

Communications-Wireline Operations

                                                                2000         1999         1998
                                                              ---------    ---------    ---------
                                                               (MILLIONS, EXCEPT ACCESS LINES IN
                                                                          THOUSANDS)
Local service...............................................  $  809.7     $  770.2     $  681.0
Network access and long-distance............................     818.5        779.0        698.6
Miscellaneous...............................................     117.8        128.3        119.6
                                                              --------     --------     --------
Total revenues and sales....................................  $1,746.0     $1,677.5     $1,499.2
Operating income............................................  $  667.9     $  619.1     $  530.6
Access lines in service.....................................   2,572.3      2,433.1      2,181.9

     Wireline revenues and sales increased $68.5 million or 4 percent in 2000, $178.3 million or 12 percent in 1999 and $82.9 million or 6 percent in 1998. Operating income increased $48.8 million or 8 percent in 2000, $88.5 million or 17 percent in 1999 and $24.4 million or 5 percent in 1998. Wireline operating results for 2000 include the effect of the $11.5 million Georgia PSC litigation settlement previously discussed. Excluding the effect of this settlement, revenues and sales would have increased $80.0 million or 5 percent and operating income would have increased $60.3 million or 10 percent in 2000. In January 1999, ALLTEL acquired Standard Group, Inc. ("Standard"), a communications company that served approximately 71,000 customers in Georgia. The acquisition of Standard accounted for $98.8 million and $42.0 million, respectively, of the overall increases in ALLTEL's wireline revenues and sales and operating income in 1999. Customer access lines increased 6 percent in 2000, reflecting increased sales of residential and second access lines. Customer access lines, net of acquisitions, also grew 6 percent in 1999 and 1998.

     Local service revenues increased $39.5 million or 5 percent in 2000, $89.2 million or 13 percent in 1999 and $56.5 million or 9 percent in 1998. Local service revenues for 2000 include the effect of the Georgia PSC litigation settlement. Excluding the effect of the settlement, local service revenues would have increased $51.0 million or 7 percent, consistent with the growth in customer access lines. Revenues from customer calling and other enhanced services increased $15.4 million in 2000, also contributing to the growth in local service revenues. The increases in local service revenues in 1999 and 1998 reflect growth in customer access lines and custom calling and other enhanced services revenues. The acquisition of Standard accounted for $33.4 million of the increase in local service revenues in 1999. Future access line growth is expected to result from population growth in the Company's service areas, from sales of second access lines and through strategic acquisitions.

     Network access and long-distance revenues increased $39.5 million or 5 percent in 2000, $80.4 million or 12 percent in 1999 and $20.3 million or 3 percent in 1998. Network access and long-distance revenues increased in all three years primarily as a result of higher volumes of network usage and growth in customer access lines, partially offset by a reduction in intrastate toll revenues. Network access and long-distance revenues for 2000 also reflect a $11.7 million reduction in revenues received from the Georgia Universal Service Fund, in connection with the litigation settlement previously discussed. In 1999, the acquisition of Standard accounted for $58.1 million of the overall increase in network access and long-distance revenues.

     Growth in operating income for 2000 reflects the increase in wireline operating revenues and reductions in customer service, network-related expenses and other general and administrative expenses, primarily resulting from the Company's third quarter 1999 restructuring efforts. The increases in operating income attributable to revenue growth and cost savings were partially offset by increases in depreciation and amortization, and selling and marketing expenses. Selling and marketing expenses increased in 2000 primarily due to additional advertising as a result of a nationwide branding campaign. Operating income increased in 1999 and 1998 primarily due to growth in operating revenues, partially offset by increases in network-related expenses, depreciation and amortization, data processing charges and other general and administrative expenses. Network-related expenses, data processing charges and other general and administrative expenses increased in 1999 and 1998 primarily due to the growth in customers. Depreciation and amortization expense increased in all three years primarily due to growth in wireline plant in service.

Regulatory Matters-Wireline Operations

     ALLTEL's wireline subsidiaries, except for the former Aliant operations, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation". Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition that restricts the wireline subsidiaries' ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews these criteria to determine whether the continuing application of SFAS No. 71 is appropriate. As a result of the passage of the Telecommunications Act of 1996 (the "96 Act") and state telecommunications reform legislation, ALLTEL's wireline subsidiaries could begin to experience increased competition in their local service areas. To date, competition has not had a significant adverse effect on the operations of ALLTEL's wireline subsidiaries.

     While the Company believes that the application of SFAS No. 71 continues to be appropriate, it is possible that changes in regulation, legislation or competition could result in the Company's wireline operations no longer being subject to SFAS No. 71 in the near future. If ALLTEL's wireline subsidiaries no longer qualified for the provisions of SFAS No. 71, the accounting impact to the Company would be an extraordinary non-cash charge to operations of an amount that would be material to the Company's consolidated financial statements. The non-cash charge would include the write-off of previously established regulatory assets and liabilities and an adjustment of accumulated depreciation to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had ALLTEL's wireline subsidiaries not been subject to SFAS No. 71.

     In 1996, the FCC issued regulations implementing the local competition provisions of the 96 Act. These regulations established pricing rules for state regulatory commissions to follow with respect to entry by competing carriers into the local, intrastate markets of Incumbent Local Exchange Carriers ("ILECs") and addressed interconnection, unbundled network elements and resale rates. The FCC's authority to adopt such pricing rules, including permitting new entrants to "pick and choose" among the terms and conditions of approved interconnection agreements, was considered first by the U.S. Eighth Circuit Court of Appeals (the "Eighth Circuit Court") and then by the U.S. Supreme Court (the "Supreme Court"). In January 1999, the Supreme Court ruled that the FCC had the jurisdiction to carry out certain local competition provisions of the 96 Act. As part of its ruling, the Supreme Court reinstated the FCC's "pick and choose" rule. The Supreme Court remanded a portion of the decision to the Eighth Circuit Court for it to rule on certain issues that it had not previously decided, such as whether the FCC's pricing rules are consistent with the 96 Act. Other issues were remanded to the FCC.

     In November 1999, the FCC issued a decision outlining how it would interpret the "necessary" and "impair" standards set forth in the 96 Act, and which specific network elements it would require ILECs to unbundle as a result of its interpretation of those standards. The FCC reaffirmed that ILECs must provide unbundled access to the following network elements: loops, including loops used to provide high-capacity and advanced telecommunications services, network interface devices, local circuit switching, dedicated and shared transport, signaling and call-related databases, and operations support systems. The FCC also imposed on ILECs the obligation to unbundle other network elements including access to sub-loops or portions of sub-loops, fiber optic loops and transport. At this time, the FCC declined to impose any obligations on ILECs to provide unbundled access to packet switching or to digital subscriber line access multiplexers. The FCC has adopted national rules for the unbundling of the high frequency portion of the local loop. The FCC also began a rulemaking proceeding regarding the ability of carriers to use certain unbundled network elements as a substitute for the ILEC's special access services.

     In July 2000, the Eighth Circuit Court issued a decision on the earlier remand from the Supreme Court, and rejected, as contrary to the 96 Act, the use of hypothetical network costs which the FCC had used in developing certain of its pricing rules. The FCC's pricing rules related to unbundled network elements, termination and transport were also vacated. The Eighth Circuit Court upheld its prior decision that ILECs' universal subsidies should not be included in the costs of providing network elements. Finally, the Eighth Circuit Court also vacated the FCC's rules requiring that (1) ILECs recombine unbundled network elements for competitors in any technically feasible combination; (2) all preexisting interconnection agreements be submitted to the states for review; and (3) the burden of proof for retention of a rural exemption be shifted to the ILEC. Pending disposition by the Supreme Court of petitions for certiorari, the Eighth Circuit Court has stayed its earlier decision, which vacated the FCC's use of hypothetical network costs in the development of certain pricing rules applicable to ILECs.

     In October 1999, the FCC adopted two orders, currently on appeal, involving universal service. In the first order, the FCC completed development of the cost model that will be used to estimate non-rural ILECs' forward-looking costs of providing telephone service. In the second order, the FCC adopted a methodology that uses the costs generated by the cost model to calculate the appropriate level of support for non-rural carriers serving rural areas. Under the new funding mechanism, high-cost support will be targeted to the highest cost wire center within the state and support will be portable. That is, when a non-rural ILEC loses a customer to a competitor, the competitor may receive the universal service high-cost support for service provided to that customer. The new high-cost support mechanism should ensure that rates are reasonably comparable on average among states, while the states will continue to ensure that rates are reasonably comparable within their borders. The FCC is currently considering the Rural Task Force ("RTF") proposal, as endorsed by the Federal-State Joint Board ("Joint Board"), that high-cost support to rural ILECs continue to be based on their historical costs pursuant to a plan that would remain in effect for five years. The Joint Board has requested that the FCC issue by January 1, 2002, a proceeding to consider a high-cost plan for rural carriers that would be implemented after the RTF's plan. Based upon ALLTEL's review of the FCC's current regulations concerning the universal service subsidy, it is unlikely that material changes in the universal service funding for ALLTEL's rural rate-of-return wireline subsidiaries will occur in 2001.

     Certain states in which the Company's wireline subsidiaries operate have adopted alternatives to rate-of-return regulation, either through legislative or regulatory commission actions. The Company has elected alternative regulation for certain of its wireline subsidiaries in Alabama, Arkansas, Florida, Georgia, Kentucky, North Carolina and Texas. The Company also has an alternative regulation application pending in Pennsylvania. The Company continues to evaluate alternative regulation in other states where its wireline subsidiaries operate.

     In June 1998, the FCC began a rulemaking proceeding to consider access charge reform for rate-of-return ILECs. In October 1998, the FCC began a proceeding to consider the represcription of the authorized rate-of-return for the interstate access services of approximately 1,300 ILECs, including the ALLTEL subsidiaries operating under rate-of-return regulation. The Multi-Association Group, a coalition of ILEC trade associations, filed with the FCC a comprehensive access charge reform and deregulation plan for rate-of-return ILECs. If adopted as proposed, the plan would provide access service pricing flexibility to rate-of-return ILECs, resolve certain universal service issues and moot the pending FCC proceedings on access charge reform and rate-of-return represcription. The FCC recently began a rulemaking proceeding on that plan.

     Because resolution of the regulatory matters discussed above that are currently under FCC or judicial review is uncertain and regulations to implement other provisions of the 96 Act have yet to be issued, ALLTEL cannot predict at this time the specific effects, if any, that the 96 Act and future competition will have on its wireline operations.

Communications-Emerging Businesses

                                                               2000      1999      1998
                                                              ------    ------    ------
                                                                      (MILLIONS)
Revenues and sales..........................................  $399.7    $280.4    $167.3
Operating loss..............................................  $(23.9)   $(47.3)   $(38.0)

     Emerging businesses consist of the Company's long-distance, CLEC, Internet access, network management and PCS operations. Long-distance and Internet access services are currently marketed to residential and business customers in the majority of states in which ALLTEL provides communications services. During 1999 and 2000, ALLTEL expanded its offering of CLEC service into select markets in Arkansas, Florida, Georgia, Missouri,

Nebraska, North Carolina, Pennsylvania, South Carolina and Virginia. Currently, the Company offers CLEC service in 43 markets. Network management services are marketed to business customers in select areas. Following the sale of its Mobile and Birmingham, Ala. operations, ALLTEL offers PCS in Jacksonville, Fla. The Company currently has no plans to expand its PCS service into additional markets.

     Revenues and sales increased in 2000 and 1999 due to growth in the long-distance, CLEC and Internet operations, primarily driven by growth in ALLTEL's customer base for these services. Long-distance, CLEC and Internet revenues increased in 2000 by $75.4 million, $25.6 million and $11.4 million, respectively, compared to increases in 1999 of $51.8 million, $18.2 million and $16.6 million, respectively. Revenues and sales from emerging businesses increased in 1998 due to growth in the long-distance operations. The start-up of the CLEC and PCS operations also contributed to the overall growth in revenues and sales from emerging businesses in 1998.

     Operating losses sustained by emerging businesses decreased $23.4 million or 49 percent in 2000, primarily due to strong revenue growth and improved profit margins in the Company's long-distance operations. The improved profit margins reflect reduced network costs as a result of transporting more traffic on ALLTEL's own fiber network. Reduced losses sustained by the PCS operations primarily reflecting the sale of the Mobile, Ala. operations also contributed to the overall reduction in emerging businesses' operating losses during 2000. The operating losses sustained by emerging businesses in 1999 and 1998 reflect the start-up nature of these operations. Future operating results will be affected by the continued rollout of CLEC service, reflecting the start-up nature of these operations.

Information Services Operations

                                                                2000        1999        1998
                                                              --------    --------    --------
                                                                         (MILLIONS)
Revenues and sales..........................................  $1,279.9    $1,245.5    $1,161.8
Operating income............................................  $  185.0    $  175.3    $  162.7

     Information services revenues and sales increased $34.4 million or 3 percent in 2000, $83.7 million or 7 percent in 1999 and $187.6 million or 19 percent in 1998. Operating income increased $9.7 million or 6 percent in 2000, $12.6 million or 8 percent in 1999 and $17.7 million or 12 percent in 1998.

     Revenues and sales increased in all three years primarily due to growth in the telecommunication outsourcing operations, which increased $53.8 million in 2000, $63.2 million in 1999 and $59.0 million in 1998. The increases in telecommunication revenues and sales reflect growth in existing data processing contracts including additional billings to affiliates, reflecting the Company's recent acquisitions. Financial services revenues, including the residential lending and international operations, declined $11.5 million in 2000, compared to a modest revenue growth of $14.5 million in 1999. Growth in financial services revenues continues to be affected by the merger and consolidation activity in the domestic financial services industry, as revenues earned from new and existing contracts were offset by reduced revenues from selected large customers and contract terminations. In addition to the growth in telecommunications operations, revenues and sales also increased in 1998 due to strong growth in the financial services and international operations. The increase in revenues and sales for 1998 reflects volume growth in existing data processing contracts, the addition of new outsourcing agreements and additional software maintenance and service revenues. Growth in revenues and sales in 1998 was also affected by lost operations from contract terminations due to the merger and consolidation activity in the domestic financial services industry and reductions in revenues collected for early termination of facilities management contracts.

     Telecommunications operating income increased $7.9 million in 2000 primarily due to the growth in its operating revenues. Financial services operating income increased slightly in 2000, as new business growth was partially offset by the loss of higher margin operations from contract terminations. Reduced operating costs, as a result of the Company's first quarter 2000 restructuring activities, also contributed to the growth in operating income. The increase in operating income in 1999 primarily reflects the growth in revenues and sales noted above, partially offset by lower margins realized by the international financial services business and by the loss of higher margin operations due to contract terminations. Operating income for 1999 also includes an unfavorable cumulative margin adjustment of $4.6 million related to one outsourcing agreement accounted for under the percentage-of-completion method. Operating income increased in 1998 primarily due to the growth in revenues and sales noted above, additional fees collected from the early termination of contracts and improved profit margins realized from the international financial services businesses, partially offset by lower margins realized by the telecommunication operations. Telecommunication operating margins decreased due to higher operating costs, including depreciation and amortization expense. Depreciation and amortization expense increased in 1998 primarily due to the acquisition of additional data processing equipment and an increase in amortization of internally developed software.

Other Operations

                                                               2000      1999      1998
                                                              ------    ------    ------
                                                                      (MILLIONS)
Revenues and sales..........................................  $634.2    $579.8    $601.3
Operating income............................................  $ 22.1    $ 21.6    $ 25.9

     Other operations consist of the Company's product distribution and directory publishing operations. Revenues and sales increased $54.4 million or 9 percent in 2000, decreased $21.5 million or 4 percent in 1999 and increased $122.4 million or 26 percent in 1998. Operating income increased $0.5 million or 2 percent in 2000, decreased $4.3 million or 17 percent in 1999 and increased $4.0 million or 18 percent in 1998.

     Revenues and sales increased in 2000 primarily due to additional sales of telecommunications and data products, including sales to affiliates. Sales of telecommunications and data products increased $49.0 million in 2000, with affiliate sales accounting for $26.8 million of the overall increase. Sales to affiliates increased primarily due to additional purchases made by the Company's wireline subsidiaries reflecting the Aliant acquisition. The decrease in revenues and sales in 1999 was attributable to the product distribution operations, as sales of telecommunications and data products decreased $34.0 million from 1998. The decrease in product distribution's revenues and sales reflects a decrease of $52.2 million in affiliate sales, partially offset by increased retail sales and sales to non-affiliates. Sales to affiliates declined primarily due to a change in reporting intercompany transactions with the wireless subsidiaries. Beginning in 1999, these intercompany transactions were recorded at cost as inventory transfers. Partially offsetting the reduction in product distribution revenues and sales was growth in directory publishing revenues, which increased $12.5 million from 1998, reflecting an increase in the number of directory contracts published. Revenues and sales increased in 1998 primarily due to growth in sales of telecommunications and data products to both affiliated and non-affiliated customers, including increased retail sales of these products at the Company's counter showrooms. Sales to affiliates increased $140.0 million in 1998, reflecting additional purchases by the Company's wireless subsidiaries as a result of the merger with 360(degree) and expansion of product lines to include wireless equipment. The increase in revenues and sales in 1998 attributable to the product distribution operations was partially offset by decreases in directory publishing revenues, primarily due to the loss of one large contract.

     The changes in other operations operating income for 2000, 1999 and 1998 primarily reflect the changes in revenues and sales noted above. Growth in operating income for all three years continued to be affected by lower gross profit margins realized by the product distribution operations, resulting from lower margins earned on affiliated sales and increased competition from other distributors and direct sales by manufacturers.

Non-Operating Income, Net

                                                               2000      1999      1998
                                                              ------    ------    ------
                                                                      (MILLIONS)
Equity earnings in unconsolidated partnerships..............  $120.5    $105.0    $114.9
Minority interest in consolidated partnerships..............   (97.2)   (116.6)   (104.5)
Other income, net...........................................    42.2      54.4      54.3
                                                              ------    ------    ------
Non-operating income, net...................................  $ 65.5    $ 42.8    $ 64.7
                                                              ======    ======    ======

     As indicated in the table above, non-operating income, net increased $22.7 million or 53 percent in 2000, decreased $21.9 million or 34 percent in 1999 and increased $42.2 million or 188 percent in 1998. The decrease in minority interest in 2000 primarily reflects ALLTEL's acquisition of the remaining ownership interests in wireless partnerships serving Richmond, Va., completed during the first quarter of 1999, a Georgia RSA completed in January 2000 and a Florida RSA completed in August 2000. The decrease in other income, net in 2000 primarily reflects a reduction in capitalized interest costs due to no longer capitalizing interest on PCS licenses, consistent with ALLTEL's deployment plans for PCS service. The decrease in equity earnings in 1999 primarily reflects the sale of the Company's ownership interest in a wireless limited partnership serving Omaha, Neb. The increase in minority interest in 1999 reflects improved operating results of the wireless properties managed by the Company. The increase in non-operating income, net in 1998 primarily reflects an increase in capitalized interest costs and additional equity earnings from the Company's limited partnership investments. Other income, net for 1998 also includes a one-time pretax gain of $7.5 million related to the sale of a minority interest in a subsidiary.

Interest Expense

     Interest expense increased $30.6 million or 11 percent in 2000, $1.8 million or 1 percent in 1999 and $3.5 million or 1 percent in 1998. The increase in interest expense in 2000 reflects increases in both the weighted average borrowing amounts and rates applicable to ALLTEL's commercial paper program. Additional borrowings under this program were incurred to finance the Company's wireless property acquisitions and to fund the stock repurchase plan. The increase in interest expense in 1999 reflects the issuance of $300 million of debentures in April 1999, while the increase in interest expense in 1998 reflects the issuances of $100 million of unsecured notes in January 1998 and $100 million of unsecured notes in April 1998. The increases in interest expense in 1999 and 1998 attributable to the issuance of additional debt were partially offset by decreases in each year in the average borrowings outstanding and the weighted average borrowing rates applicable to ALLTEL's revolving credit agreement.

Income Taxes

     Income tax expense increased $838.1 million or 153 percent in 2000, $45.4 million or 9 percent in 1999 and $67.8 million or 16 percent in 1998. Income tax expense for all periods includes the tax-related impact of the gain on disposal of assets, merger and integration expenses and the other non-recurring and unusual items previously discussed. Excluding the impact on tax expense of these items in each year, income tax expense would have increased $40.3 million or 7 percent in 2000, $96.7 million or 21 percent in 1999 and $108.2 million or 31 percent in 1998, consistent with the overall growth in ALLTEL's earnings from continuing operations before non-recurring and unusual items.

Average Common Shares Outstanding

     The average number of common shares outstanding increased 1 percent in 2000. Shares issued in connection with acquisitions were 0.7 million shares and common shares issued through stock option plans amounted to 0.9 million shares. These increases were offset by the Company's repurchase on the open market of nearly 3.0 million of its common shares. The average number of common shares outstanding increased 2 percent in 1999, primarily due to the additional shares issued in connection with the Standard, AIR and Southern Data acquisitions. During 1999, 6.5 million shares were issued in connection with the above acquisitions and common shares issued through stock option plans amounted to 1.7 million shares. The average number of common shares outstanding decreased 1 percent in 1998, primarily due to the Company's repurchase of its common stock in 1997. During 1998, common shares issued through stock option plans amounted to 1.8 million shares, partially offset by the Company's repurchase on the open market of 0.4 million of its common shares.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

                                                                2000          1999          1998
                                                             ----------    ----------    ----------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Cash flows from (used in):
  Operating activities.....................................   $1,497.3      $1,500.0      $1,405.8
  Investing activities.....................................   (1,264.3)     (1,061.4)       (864.5)
  Financing activities.....................................     (183.4)       (510.1)       (507.6)
                                                              --------      --------      --------
  Change in cash and short-term investments................   $   49.6      $  (71.5)     $   33.7
                                                              ========      ========      ========
Total capital structure....................................   $9,776.8      $8,028.9      $7,396.7
Percent equity to total capital............................       52.1%         52.4%         49.2%
Interest coverage ratio....................................       5.66x         5.92x         5.02x
Book value per share.......................................   $  16.28      $  13.38      $  11.84

Cash Flows from Operations

     Cash provided from operations continues to be ALLTEL's primary source of funds. Cash provided from operations for all three years reflect growth in operating income of the Company before non-recurring and unusual charges. Cash provided from operations in 2000 was adversely impacted by working capital changes, including timing differences in the billing and collection of accounts receivable and additional income tax payments primarily associated with gains realized from the exchange of wireless assets and the sale of WorldCom common stock. The increases in cash provided from operations resulting from earnings growth in 1999 and 1998 were partially offset by changes in working capital requirements, including timing differences in the payment of accounts payable and additional income tax payments associated with gains realized from the sale of WorldCom common stock.

Cash Flows used in Investing Activities

     Capital expenditures continued to be ALLTEL's primary use of capital resources. Capital expenditures were $1,164.7 million in 2000, $1,006.5 million in 1999 and $998.0 million in 1998. Capital expenditures increased in all three years primarily due to construction of additional network facilities and deployment of digital wireless technology in select markets. During each of the past three years, the Company financed the majority of its capital expenditures through internally generated funds. Capital expenditures were incurred to upgrade ALLTEL's telecommunications network, to construct additional network facilities to provide PCS and digital wireless service and to offer other communications services, including long-distance, Internet and local competitive access services. Capital expenditures are forecast at approximately $1.2 billion for 2001 and are expected to be funded primarily from internally generated funds.

     Cash flows used in investing activities for 2000 include cash outlays for the acquisition of property of $1,040.0 million. This amount principally consists of $624.3 million paid by ALLTEL in connection with the exchange of wireless assets with Bell Atlantic completed in April 2000 and $387.6 million paid by ALLTEL in October 2000 to acquire wireless properties in Louisiana, as previously discussed. Also during 2000, the Company acquired additional ownership interests in wireless properties in Florida and Georgia and purchased two privately held companies serving the financial services industry. In connection with these acquisitions, the Company paid $28.1 million in cash and issued approximately 730,000 shares of ALLTEL common stock. Cash outlays for the acquisition of property in 1999 were $99.9 million. This amount was net of cash acquired of approximately $24.1 million received in the Standard acquisition, and principally consisted of cash outlays of $46.5 million for a wireless property in Colorado, $30.6 million for a wireless property in Illinois and $20.0 million for a wireless property in Alabama. In addition to these acquisitions, the Company paid $12.1 million for the remaining ownership interest in a wireless property in Nebraska in which the Company already owned a controlling interest. Cash outlays in 1998 for the purchase of property were $81.1 million, principally consisting of $34.6 million for the acquisition of two wireless properties in Georgia and $43.6 million for the purchase of additional ownership interests in wireless properties in Nebraska, North Carolina and Texas.

     Cash flows from investing activities for 2000 include proceeds from the sale of assets of $328.9 million. These amounts consist of $216.9 million received by ALLTEL to complete the exchange of wireless assets with GTE in June 2000 and $112.0 million received from the sale of PCS assets in Birmingham and Mobile, Ala. and PCS licenses in nine other markets including Pensacola, Fla., as previously discussed.

     Cash flows from investing activities for 2000, 1999 and 1998 include proceeds from the sale of investments of $630.3 million, $45.0 million and $326.1 million, respectively. These amounts include proceeds of $595.8 million, $45.0 million and $288.2 million, respectively, received from the sale of ALLTEL's investment in WorldCom common stock. In addition, cash proceeds from the sale of investments in 1998 include $20.2 million from the sale of the Company's ownership interest in a wireless partnership. The proceeds from the sales of investments and other assets were used primarily to reduce borrowings under the Company's commercial paper program in 2000 and the revolving credit agreement in 1999 and 1998.

Cash Flows used in Financing Activities

     Dividend payments remain a significant use of capital resources for ALLTEL. Common and preferred dividend payments amounted to $403.0 million in 2000, $378.2 million in 1999 and $272.1 million in 1998. The increases in each year primarily reflect growth in the annual dividend rates on ALLTEL's common stock. In October 2000, ALLTEL's Board of Directors approved an increase in the quarterly common stock dividend rate from $.32 to $.33 per share. This action raised the annual dividend rate to $1.32 per share and marked the 40th consecutive year in which ALLTEL has increased its common stock dividend. In addition to reflecting an increase in the annual dividend rates, dividends in 1999 and 1998 were paid on additional common shares issued and outstanding as a result of the mergers with Aliant, Liberty and Standard completed in 1999 and the merger with 360(degree) completed in 1998.

     The Company has a $1.0 billion line of credit under a revolving credit agreement of which $180.0 million expires in October 2003 and $820.0 million expires in October 2005. During 2000, the Company established a commercial paper program with a maximum borrowing capacity of $1.25 billion. Under this program, commercial paper borrowings are supported by the Company's revolving credit agreement and are deducted from the revolving credit agreement in determining the amount available for borrowing. Accordingly, the total amount outstanding under the commercial paper program and the indebtedness incurred under the revolving credit agreement may not exceed $1.25 billion. ALLTEL classifies commercial paper borrowings up to $1.0 billion as long-term debt because the revolving credit agreement supports these borrowings. Commercial paper borrowings outstanding at December 31, 2000 were $835.5 million with a weighted average interest rate of 6.5 percent. Additional borrowings under this program were incurred to finance the wireless property acquisitions, to fund the stock repurchase plan and to retire amounts outstanding under the revolving credit agreement. As a result, no borrowings were outstanding under the revolving credit agreement at December 31, 2000, compared to $341.0 million and $578.5 million outstanding at December 31, 1999 and 1998, respectively.

     Long-term debt issued was $835.5 million in 2000, $298.2 million in 1999 and $244.2 million in 1998, while retirements of long-term debt amounted to $405.9 million in 2000, $344.5 million in 1999 and $414.0 million in 1998. The commercial paper borrowings represent all of the long-term debt issued in 2000. In April 1999, ALLTEL issued $300.0 million of 6.8 percent debentures, under a $500.0 million shelf registration statement. The net proceeds of $298.2 million were used to reduce borrowings outstanding under the revolving credit agreement. In January 1998, the Company issued $100 million of 6.65 percent notes and in April 1998, a subsidiary issued $100 million of 6.75 percent notes. These two debt issues represent substantially all the long-term debt issued in 1998. The proceeds from the subsidiary debt issue were used primarily to retire two debt issues totaling $76.0 million. In addition, revolving credit agreement borrowings decreased $269.4 million during 1998. The net reduction in revolving credit agreement borrowings from December 31, 1999 and 1998, represent the majority of the long-term debt retired in 2000 and 1999, respectively. Scheduled long-term debt retirements, net of the revolving credit agreement activity, amounted to $64.9 million in 2000, $107.0 million in 1999 and

$68.6 million in 1998. ALLTEL's bond ratings with Moody's Investors Service, Standard & Poor's Corporation and Fitch, Inc. were A2, A and A, respectively. (See Note 6 to the consolidated financial statements for additional information regarding the Company's long-term debt.)

     Distributions to minority investors were $76.8 million in 2000, compared to $113.3 million in 1999 and $102.8 million in 1998. The decrease in distributions in 2000 reflects the acquisition of the remaining minority interest in wireless properties in Florida and Georgia previously discussed, and the disposition of certain non-wholly-owned subsidiaries in connection with the property exchanges with Bell Atlantic and GTE.

     On July 20, 2000, ALLTEL's Board of Directors adopted a stock repurchase plan that allows the Company to repurchase up to 7.5 million shares of its outstanding common stock. Through December 31, 2000, ALLTEL had repurchased nearly 3.0 million of its common shares at a total cost of $164.3 million. The Company expects to finance the cost to repurchase additional shares under the stock buyback program through internally generated funds and from the sale of non-strategic assets. During November and December 2000, the Company entered into two forward purchase contracts with a financial institution in conjunction with the stock repurchase program. Under terms of the contracts, the Company has agreed to purchase ALLTEL common shares from the financial institution at a specified price (the "forward price"). The forward price is equal to the financial institution's cost to acquire the shares plus a premium. Premiums are based on the net carrying cost of the shares to the financial institution and accrue over the period that the contract is outstanding and will be settled at maturity. The contracts, which mature in one year, may be settled by purchase of the shares at the forward price or by net settlement in shares or cash. Any repurchase of shares under these contracts will not be reflected in the Company's consolidated balance sheet until settlement of the contracts occur. As of December 31, 2000, the Company's commitment under the contracts involved 1.6 million ALLTEL common shares at a total cost of $92.2 million. This aggregate cost does not include the premium component of the forward price.

     The Company believes it has adequate internal and external capital resources available to finance its ongoing operating requirements including capital expenditures, business development and the payment of dividends. ALLTEL has access to the capital markets, including the private placement market, public issuance and the Rural Utilities Service financing programs for wireline companies. The Company and its subsidiaries expect these sources to continue to be available for future borrowings.

Legal Proceedings

     The Company is party to various legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of the Company. In addition, management is currently not aware of any environmental matters, which in the aggregate would have a material adverse effect on the financial condition or results of operations of the Company.

Other Financial Information

     On November 9, 2000, the Company announced an agreement to sell 20 PCS licenses in six states to Verizon Wireless. The PCS licenses cover markets representing more than 11.4 million POPs. The sale of PCS licenses was completed on February 20, 2001, at a total cash purchase price of $410 million. Following completion of this transaction, the Company will retain 42 PCS licenses representing approximately 17.0 million POPs. On December 20, 2000, the Company announced the signing of a definite agreement with American Tower Corporation ("American Tower") to lease approximately 2,200 of ALLTEL's cell site towers. Under terms of the 15-year lease agreement, American Tower will pay ALLTEL approximately $660.0 million in cash at the commencement of the lease term. American Tower will have the option to purchase the towers for additional consideration at the end of the lease term. This transaction is expected to close during 2001 in several phases beginning in April and is subject to necessary consents and approvals.

     On February 15, 2001, the Company announced that it was reorganizing its communications and corporate operations. The reorganization is expected to result in a workforce reduction of approximately 1,000 positions. As a result of the reorganization, the Company will record a one-time, pretax charge of $40 to $50 million during the first quarter of 2001.

Market Risk

     The Company is exposed to market risk from changes in marketable equity security prices and from changes in interest rates on its long-term debt obligations that impact the fair value of these obligations. The Company's financial instruments are described further in Notes 4 and 6 to the consolidated financial statements. The Company has estimated its market risk using sensitivity analysis. Market risk has been defined as the potential change in fair value of a financial instrument due to a hypothetical adverse change in market prices or interest rates. Fair value for investments was determined using quoted market prices, if available, or the carrying amount of the investment if no quoted market price was available. Fair value of long-term debt obligations was determined based on a discounted cash flow analysis, using the overall weighted rates and maturities of these obligations compared to terms and rates currently available in the long-term markets. The results of the sensitivity analysis are presented below. Actual results may differ.

     At December 31, 2000 and 1999, investments of the Company are recorded at fair value of $322.4 million and $1,594.0 million, respectively. Marketable equity securities amounted to $12.2 million and $1,006.2 million and included unrealized holding gains of $9.7 million and $599.6 million at December 31, 2000 and 1999, respectively. At December 31, 1999, marketable equity securities consisted principally of the Company's investment in WorldCom common stock. As previously discussed, the Company completed the sale of the WorldCom investment in 2000. A hypothetical 10 percent decrease in quoted market prices would result in a $1.2 million and $100.6 million decrease in the fair value of these securities at December 31, 2000 and 1999, respectively.

     The Company has no material future earnings or cash flow exposures from changes in interest rates on its long-term debt obligations, as substantially all of the Company's long-term debt obligations are fixed rate obligations. At December 31, 2000 and 1999, the fair value of the Company's long-term debt was estimated to be $4,653.4 million and $3,536.1 million, respectively. A hypothetical increase of 70 basis points (10 percent of the Company's overall weighted average borrowing rate) would result in an approximate $157.5 million and $133.8 million decrease in the fair value of the Company's long-term debt at December 31, 2000 and 1999, respectively. Conversely, a hypothetical decrease of 70 basis points would result in an approximate $171.9 million and $144.2 million increase in the fair value of the Company's long-term debt at December 31, 2000 and 1999, respectively.

     Although the Company conducts business in foreign countries, the international operations are not material to the Company's operations, financial condition and liquidity. Additionally, the foreign currency translation gains and losses were not material to the Company's results of operations for the years ended December 31, 2000 and 1999. Accordingly, the Company is not currently subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currency would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. To date, the Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates. The Company is evaluating the future use of such financial instruments.

Forward-Looking Statements

     This Management's Discussion and Analysis of Financial Condition and Results of Operations includes, and future filings by the Company on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by the Company and its management may include, certain forward-looking statements, including (without limitation) statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestitive opportunities, and other similar forecasts and statements of expectation. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and "should" and variations of these words and similar expressions, are intended to identify these forward-looking statements.

Forward-looking statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

     Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of important factors. Representative examples of these factors include (without limitation) rapid technological developments and changes in the telecommunications and information services industries; ongoing deregulation (and the resulting likelihood of significantly increased price and product/service competition) in the telecommunications industry as a result of the 96 Act and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company's ability to change its pricing for communications services; the possible future unavailability of accounting under SFAS No. 71 for the Company's wireline subsidiaries; continuing consolidation in certain industries, such as banking, served by the Company's information services business; and the risks associated with relatively large, and multi-year contracts in the Company's information services business. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, domestic and international economic conditions, governmental and public policy changes and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company's future business.

                              REPORT OF MANAGEMENT

     ALLTEL Corporation's management is responsible for the integrity and objectivity of all financial data included in this Annual Report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The financial data includes amounts that are based on the best estimates and judgments of management. All financial information in this Annual Report is consistent with that in the consolidated financial statements.

     The Company maintains an accounting system and related internal accounting controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are adequate and can be relied upon to produce financial statements in accordance with generally accepted accounting principles. Arthur Andersen LLP, Independent Public Accountants, have audited these consolidated financial statements and have expressed herein their unqualified opinion.

     The Company diligently attempts to select qualified managers, to provide appropriate division of responsibility and to assure that its policies and standards are understood throughout the organization. The Company's Ethics in the Workplace Program serves as a guide for all employees with respect to business conduct and conflicts of interest.

     The Audit Committee of the Board of Directors, composed of independent directors (as defined by the New York Stock Exchange), meets periodically with management, the independent accountants and the internal auditors to review matters relating to the Company's annual financial statements, internal audit program, internal accounting controls and non-audit services provided by the independent accountants. As a matter of policy, the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have access to the Audit Committee at any time.

  Scott T. Ford                                 Jeffery R. Gardner
  President and                                 Senior Vice President --
  Chief Operating Officer                       Chief Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ALLTEL Corporation:

     We have audited the accompanying consolidated balance sheets of ALLTEL Corporation (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ALLTEL Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the financial statements, effective January 1, 2000, the Company changed its method of accounting for certain communications revenues.

                                        ARTHUR ANDERSEN LLP
Little Rock, Arkansas,
January 23, 2001

                            SELECTED FINANCIAL DATA

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------------
                                      2000        1999        1998        1997       1996       1995
                                    ---------   ---------   ---------   --------   --------   --------
                                                   (MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES AND SALES................  $ 7,067.0   $ 6,461.4   $ 5,780.7   $5,072.8   $4,739.7   $4,302.0
                                    ---------   ---------   ---------   --------   --------   --------
Operating expenses................    5,374.1     4,845.8     4,447.8    3,926.7    3,710.4    3,410.0
Merger and integration expenses
  and other charges...............       25.4        90.5       252.0         --         --         --
Provision to reduce carrying value
  of certain assets...............         --          --        55.0       16.9      120.3         --
                                    ---------   ---------   ---------   --------   --------   --------
  Total costs and expenses........    5,399.5     4,936.3     4,754.8    3,943.6    3,830.7    3,410.0
                                    ---------   ---------   ---------   --------   --------   --------
OPERATING INCOME..................    1,667.5     1,525.1     1,025.9    1,129.2      909.0      892.0
Non-operating income, net.........       65.5        42.8        64.7       22.5       13.1       15.9
Interest expense..................     (310.8)     (280.2)     (278.4)    (274.9)    (250.8)    (287.5)
Gain on disposal of assets and
  other...........................    1,928.5        43.1       292.7      209.6       (2.3)       4.9
                                    ---------   ---------   ---------   --------   --------   --------
Income before income taxes........    3,350.7     1,330.8     1,104.9    1,086.4      669.0      625.3
Income taxes......................    1,385.3       547.2       501.8      433.9      262.3      254.3
                                    ---------   ---------   ---------   --------   --------   --------
Income before cumulative effect of
  accounting change...............    1,965.4       783.6       603.1      652.5      406.7      371.0
Cumulative effect of accounting
  change..........................      (36.6)         --          --         --         --         --
                                    ---------   ---------   ---------   --------   --------   --------
Net income........................    1,928.8       783.6       603.1      652.5      406.7      371.0
Preferred dividends...............        0.1         0.9         1.2        1.3        1.3        1.4
                                    ---------   ---------   ---------   --------   --------   --------
Net income applicable to common
  shares..........................  $ 1,928.7   $   782.7   $   601.9   $  651.2   $  405.4   $  369.6
                                    =========   =========   =========   ========   ========   ========
EARNINGS PER SHARE:
Income before cumulative effect of
  accounting change:
       Basic......................  $    6.25   $    2.50   $    1.97   $   2.12   $   1.32   $   1.21
       Diluted....................  $    6.20   $    2.47   $    1.95   $   2.10   $   1.31   $   1.20
Net income:
       Basic......................  $    6.13   $    2.50   $    1.97   $   2.12   $   1.32   $   1.21
       Diluted....................  $    6.08   $    2.47   $    1.95   $   2.10   $   1.31   $   1.20
Dividends per common share........  $    1.29   $   1.235   $   1.175   $  1.115   $  1.055   $    .98
Weighted average common shares:
       Basic......................      314.4       312.8       305.3      307.9      308.2      305.3
       Diluted....................      317.2       316.8       308.4      309.9      310.0      307.2
Pro forma amounts assuming
  accounting change applied
  retroactively:
       Net income.................  $ 1,965.4   $   764.9   $   594.4   $  650.1   $  402.4   $  367.0
       Basic earnings per share...  $    6.25   $    2.44   $    1.94   $   2.11   $   1.30   $   1.20
       Diluted earnings per
          share...................  $    6.20   $    2.41   $    1.92   $   2.09   $   1.29   $   1.19

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------------
                                      2000        1999        1998        1997       1996       1995
                                    ---------   ---------   ---------   --------   --------   --------
                                                   (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total assets......................  $12,182.0   $10,774.2   $10,155.5   $9,232.0   $8,799.6   $7,672.8
Total shareholders' equity........  $ 5,095.4   $ 4,205.7   $ 3,632.0   $3,052.0   $2,865.2   $2,218.7
Total redeemable preferred stock
  and long-term debt..............  $ 4,613.1   $ 3,751.9   $ 3,683.6   $3,859.8   $3,639.3   $3,485.9

Notes:

A. Net income for 2000 includes pretax gains of $1,345.5 million from the exchange of wireless properties with Bell Atlantic and GTE, pretax gains of $36.0 million from the sale of certain PCS assets and pretax gains of $562.0 million from the sale of investments, principally consisting of WorldCom common stock. Net income also includes a pretax write-down of $15.0 million in the Company's investment in an Internet access service provider. These transactions increased net income $1,124.3 million or $3.58 per share. (See
   Note 12.) Net income also includes integration costs and other charges of $25.4 million primarily incurred in connection with the acquisition of wireless assets and with certain restructuring activities of the Company's information services business. These charges decreased net income $15.0 million or $.05 per share. (See Note 10.) The Company also incurred a pretax charge of $11.5 million in connection with a litigation settlement. This charge decreased net income $7.0 million or $.02 per share. (See Note 15.) Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $36.6 million, net of income tax benefit of $23.3 million or $.12 per share. The effect of this change was to decrease net income $4.6 million or $.01 per share in 2000. (See Note 2.)

B. Net income for 1999 includes a pretax gain of $43.1 million from the sale of WorldCom common stock. The gain increased net income by $27.2 million or $.08 per share. Net income also includes a pretax charge of $90.5 million in connection with the closing of the Company's mergers with Aliant Communications Inc., Liberty Cellular, Inc. and its affiliate KINI L.C., Advanced Information Resources, Limited and Southern Data Systems and with certain loss contingencies and other restructuring activities. These charges decreased net income $66.0 million or $.21 per share. (See Notes 10 and 12.)

C. Net income for 1998 includes pretax gains of $296.2 million from the sale of certain investments, principally consisting of WorldCom common stock. These gains increased net income by $179.7 million or $.59 per share. Net income also includes merger and integration expenses of $252.0 million related to the closing of the merger with 360(degree) Communications Company. These merger and integration expenses decreased net income $201.0 million or $.66 per share. Net income also includes a pretax charge of $55.0 million resulting from changes in a customer care and billing contract with a major customer and termination fees of $3.5 million incurred due to the early retirement of long-term debt. These charges decreased net income $35.7 million or $.12 per share. (See Notes 10, 11 and 12.)

D. Net income for 1997 includes pretax gains of $209.6 million from the sale of certain investments, principally consisting of WorldCom common stock and from the sale of the Company's healthcare operations. These gains increased net income by $121.5 million or $.40 per share. Net income also includes a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations. This write-down decreased net income $11.7 million or $.04 per share.

E. Net income for 1996 includes pretax write-downs of $120.3 million to adjust the carrying value of certain software and other assets. The write-downs decreased net income $72.7 million or $.23 per share.

F. Net income for 1995 includes pretax gains of $49.8 million from the sale of certain wireline properties, partially offset by termination fees of $14.0 million incurred due to the early retirement of long-term debt and by a pretax write-down of $5.0 million in the carrying value of the Company's check processing operations. In addition, the Company incurred a pretax charge of $25.9 million related to the discontinuance of regulatory accounting by a subsidiary. These transactions increased net income $3.3 million or $.01 per share.

CONSOLIDATED STATEMENTS OF INCOME

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2000          1999          1998
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES AND SALES:
  Service revenues..........................................   $6,419.6      $5,839.3      $5,205.2
  Product sales.............................................      647.4         622.1         575.5
                                                               --------      --------      --------
  Total revenues and sales..................................    7,067.0       6,461.4       5,780.7
                                                               --------      --------      --------
COSTS AND EXPENSES:
  Operations................................................    3,732.6       3,384.8       3,111.9
  Cost of products sold.....................................      653.1         598.8         561.4
  Depreciation and amortization.............................      988.4         862.2         774.5
  Merger and integration expenses and other charges.........       25.4          90.5         252.0
  Provision to reduce carrying value of certain assets......         --            --          55.0
                                                               --------      --------      --------
  Total costs and expenses..................................    5,399.5       4,936.3       4,754.8
                                                               --------      --------      --------
OPERATING INCOME............................................    1,667.5       1,525.1       1,025.9
Equity earnings in unconsolidated partnerships..............      120.5         105.0         114.9
Minority interest in consolidated partnerships..............      (97.2)       (116.6)       (104.5)
Other income, net...........................................       42.2          54.4          54.3
Interest expense............................................     (310.8)       (280.2)       (278.4)
Gain on disposal of assets and other........................    1,928.5          43.1         292.7
                                                               --------      --------      --------
Income before income taxes..................................    3,350.7       1,330.8       1,104.9
Income taxes................................................    1,385.3         547.2         501.8
                                                               --------      --------      --------
Income before cumulative effect of accounting change........    1,965.4         783.6         603.1
Cumulative effect of accounting change
  (net of income taxes of $23.3)............................      (36.6)           --            --
                                                               --------      --------      --------
Net income..................................................    1,928.8         783.6         603.1
Preferred dividends.........................................        0.1           0.9           1.2
                                                               --------      --------      --------
Net income applicable to common shares......................   $1,928.7      $  782.7      $  601.9
                                                               ========      ========      ========
EARNINGS PER SHARE:
  Basic:
     Income before cumulative effect of accounting change...   $   6.25      $   2.50      $   1.97
     Cumulative effect of accounting change.................      (0.12)           --            --
                                                               --------      --------      --------
     Net income.............................................   $   6.13      $   2.50      $   1.97
                                                               ========      ========      ========
  Diluted:
     Income before cumulative effect of accounting change...   $   6.20      $   2.47      $   1.95
     Cumulative effect of accounting change.................      (0.12)           --            --
                                                               --------      --------      --------
     Net income.............................................   $   6.08      $   2.47      $   1.95
                                                               ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2000             1999
                                                              ------------     ------------
                                                              (DOLLARS IN MILLIONS, EXCEPT
                                                                   PER SHARE AMOUNTS)
ASSETS
CURRENT ASSETS:
  Cash and short-term investments...........................   $    67.2        $    17.6
  Accounts receivable (less allowance for doubtful accounts
     of $52.7 and $35.0, respectively)......................     1,273.6            922.2
  Materials and supplies....................................        20.3             15.1
  Inventories...............................................       219.6            148.3
  Prepaid expenses and other................................       200.0             64.0
                                                               ---------        ---------
  Total current assets......................................     1,780.7          1,167.2
                                                               ---------        ---------
Investments.................................................       322.4          1,594.0
Goodwill and other intangibles..............................     3,242.1          1,997.3
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................       231.7            224.5
  Buildings and improvements................................     1,003.9            813.9
  Wireline..................................................     5,169.1          4,735.0
  Wireless..................................................     3,791.5          2,767.9
  Information services......................................       997.1            770.7
  Other.....................................................       469.5            445.2
  Under construction........................................       450.6            533.8
                                                               ---------        ---------
  Total property, plant and equipment.......................    12,113.4         10,291.0
  Less accumulated depreciation.............................     5,564.4          4,556.4
                                                               ---------        ---------
  Net property, plant and equipment.........................     6,549.0          5,734.6
                                                               ---------        ---------
Other assets................................................       287.8            281.1
                                                               ---------        ---------
TOTAL ASSETS................................................   $12,182.0        $10,774.2
                                                               ---------        ---------

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2000             1999
                                                              ------------     ------------
                                                              (DOLLARS IN MILLIONS, EXCEPT
                                                                   PER SHARE AMOUNTS)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $    68.3        $    71.2
  Accounts payable..........................................       688.4            508.1
  Advance payments and customer deposits....................       220.4            117.9
  Accrued taxes.............................................       166.0             88.7
  Accrued dividends.........................................       103.1            101.6
  Other current liabilities.................................       269.7            306.5
                                                               ---------        ---------
  Total current liabilities.................................     1,515.9          1,194.0
                                                               ---------        ---------
Long-term debt..............................................     4,611.7          3,750.4
Deferred income taxes.......................................       217.0            917.5
Other liabilities...........................................       742.0            706.6
SHAREHOLDERS' EQUITY:
  Preferred stock, Series C, $2.06, no par value, issued and outstanding:
     19,471 shares in 2000 and 22,480 shares in 1999........         0.5              0.6
  Common stock, par value $1 per share, 1.0 billion shares
     authorized, issued and outstanding 312,983,882 shares
     in 2000 and 314,257,977 shares in 1999.................       313.0            314.3
  Additional paid-in capital................................       929.0            973.3
  Unrealized holding gain on investments....................         9.7            599.6
  Foreign currency translation adjustment...................        (4.5)            (5.5)
  Retained earnings.........................................     3,847.7          2,323.4
                                                               ---------        ---------
  Total shareholders' equity................................     5,095.4          4,205.7
                                                               ---------        ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $12,182.0        $10,774.2
                                                               =========        =========

   The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                2000         1999        1998
                                                              ---------   ----------   ---------
                                                                          (MILLIONS)
CASH PROVIDED FROM OPERATIONS:
  Net income................................................  $1,928.8    $   783.6    $  603.1
  Adjustments to reconcile net income to net cash provided
     from operations:
       Depreciation and amortization........................     988.4        862.2       774.5
       Cumulative effect of accounting change...............      36.6           --          --
       Merger and integration expenses and other charges....      25.4         90.5       252.0
       Provision to reduce carrying value of certain
          assets............................................        --           --        55.0
       Gain on disposal of assets and other.................  (1,928.5)       (43.1)     (292.7)
       Increase in deferred income taxes....................      77.9         78.4        81.1
       Other, net...........................................      57.1         60.5        21.4
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
       Accounts receivable..................................    (379.5)      (111.9)     (150.0)
       Inventories and materials and supplies...............     (71.2)       (41.6)       (2.3)
       Accounts payable.....................................     170.1       (113.5)        0.9
       Other current liabilities............................     474.7       (139.3)       45.6
       Other, net...........................................     117.5         74.2        17.2
                                                              --------    ---------    --------
          Net cash provided from operations.................   1,497.3      1,500.0     1,405.8
                                                              --------    ---------    --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment................  (1,164.7)    (1,006.5)     (998.0)
  Additions to capitalized software development costs.......     (93.7)       (45.1)      (90.1)
  Additions to investments..................................     (16.2)       (26.1)      (34.6)
  Purchases of property, net of cash acquired...............  (1,040.0)       (99.9)      (81.1)
  Proceeds from the sale of assets..........................     328.9           --          --
  Proceeds from the sale of investments.....................     630.3         45.0       326.1
  Proceeds from the return on investments...................      94.2         87.8        58.3
  Other, net................................................      (3.1)       (16.6)      (45.1)
                                                              --------    ---------    --------
          Net cash used in investing activities.............  (1,264.3)    (1,061.4)     (864.5)
                                                              --------    ---------    --------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Dividends on preferred and common stock...................    (403.0)      (378.2)     (272.1)
  Reductions in long-term debt..............................    (405.9)      (344.5)     (414.0)
  Purchases of common stock.................................    (164.3)          --       (15.1)
  Preferred stock redemptions and purchases.................      (0.1)       (11.9)       (5.0)
  Contributions from minority investors.....................        --           --        10.0
  Distributions to minority investors.......................     (76.8)      (113.3)     (102.8)
  Long-term debt issued.....................................     835.5        298.2       244.2
  Common stock issued.......................................      31.2         39.6        47.2
                                                              --------    ---------    --------
          Net cash used in financing activities.............    (183.4)      (510.1)     (507.6)
                                                              --------    ---------    --------
Increase (decrease) in cash and short-term investments......      49.6        (71.5)       33.7
CASH AND SHORT-TERM INVESTMENTS:
  Beginning of the year.....................................      17.6         89.1        55.4
                                                              --------    ---------    --------
  End of the year...........................................  $   67.2    $    17.6    $   89.1
                                                              ========    =========    ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid, net of amounts capitalized.................  $  302.1    $   243.4    $  239.4
  Income taxes paid.........................................  $  704.7    $   454.5    $  339.7

  The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                      UNREALIZED      FOREIGN
                                                         ADDITIONAL     HOLDING      CURRENCY
                                    PREFERRED   COMMON    PAID-IN       GAIN ON     TRANSLATION   RETAINED
                                      STOCK     STOCK     CAPITAL     INVESTMENTS   ADJUSTMENT    EARNINGS    TOTAL
                                    ---------   ------   ----------   -----------   -----------   --------   --------
                                                                       (MILLIONS)
Balance at December 31, 1997.......   $9.2      $304.6     $888.1       $304.7         $(4.0)     $1,549.4   $3,052.0
                                      ----      ------     ------       ------         -----      --------   --------
  Net income.......................     --         --          --           --            --         603.1      603.1
  Other comprehensive income, net
    of tax: (See Note 14)
      Unrealized holding gains on
         investments, net of
         reclassification
         adjustments...............     --         --          --        249.6            --            --      249.6
      Foreign currency translation
         adjustment................     --         --          --           --          (1.6)           --       (1.6)
                                      ----      ------     ------       ------         -----      --------   --------
  Comprehensive income.............     --         --          --        249.6          (1.6)        603.1      851.1
                                      ----      ------     ------       ------         -----      --------   --------
  Employee plans, net..............     --        1.8        45.5           --            --            --       47.3
  Conversion of preferred stock....   (0.1)        --         0.1           --            --            --         --
  Repurchase of stock..............     --       (0.4)      (14.7)          --            --            --      (15.1)
  Dividends:
      Common.......................     --         --          --           --            --        (302.1)    (302.1)
      Preferred....................     --         --          --           --            --          (1.2)      (1.2)
                                      ----      ------     ------       ------         -----      --------   --------
Balance at December 31, 1998.......   $9.1      $306.0     $919.0       $554.3         $(5.6)     $1,849.2   $3,632.0
                                      ----      ------     ------       ------         -----      --------   --------
  Net income.......................     --         --          --           --            --         783.6      783.6
  Other comprehensive income, net
    of tax: (See Note 14)
      Unrealized holding gains on
         investments, net of
         reclassification
         adjustments...............     --         --          --         45.3            --            --       45.3
      Foreign currency translation
         adjustment................     --         --          --           --           0.1            --        0.1
                                      ----      ------     ------       ------         -----      --------   --------
  Comprehensive income.............     --         --          --         45.3           0.1         783.6      829.0
                                      ----      ------     ------       ------         -----      --------   --------
  Acquisition of subsidiaries......     --        6.5        16.3           --            --          80.5      103.3
  Employee plans, net..............     --        1.7        37.9           --            --            --       39.6
  Conversion of preferred stock....     --        0.1         0.1           --            --            --        0.2
  Redemption of preferred stock....   (8.5)        --          --           --            --            --       (8.5)
  Dividends:
      Common.......................     --         --          --           --            --        (389.0)    (389.0)
      Preferred....................     --         --          --           --            --          (0.9)      (0.9)
                                      ----      ------     ------       ------         -----      --------   --------
Balance at December 31, 1999.......   $0.6      $314.3     $973.3       $599.6         $(5.5)     $2,323.4   $4,205.7
                                      ----      ------     ------       ------         -----      --------   --------
  Net income.......................     --         --          --           --            --       1,928.8    1,928.8
  Other comprehensive loss, net of
    tax: (See Note 14)
      Unrealized holding losses on
         investments, net of
         reclassification
         adjustments...............     --         --          --       (589.9)           --            --     (589.9)
      Foreign currency translation
         adjustment................     --         --          --           --           1.0            --        1.0
                                      ----      ------     ------       ------         -----      --------   --------
  Comprehensive income.............     --         --          --       (589.9)          1.0       1,928.8    1,339.9
                                      ----      ------     ------       ------         -----      --------   --------
  Acquisition of subsidiaries......     --        0.7        57.3           --            --            --       58.0
  Employee plans, net..............     --        0.9        30.2           --            --            --       31.1
  Tax benefit for non-qualified
    stock options..................     --         --        29.4           --            --            --       29.4
  Conversion of preferred stock....   (0.1)       0.1         0.1           --            --            --        0.1
  Repurchase of stock..............     --       (3.0)     (161.3)          --            --            --     (164.3)
  Dividends:
      Common.......................     --         --          --           --            --        (404.4)    (404.4)
      Preferred....................     --         --          --           --            --          (0.1)      (0.1)
                                      ----      ------     ------       ------         -----      --------   --------
Balance at December 31, 2000.......   $0.5      $313.0     $929.0       $  9.7         $(4.5)     $3,847.7   $5,095.4
                                      ====      ======     ======       ======         =====      ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Description of Business -- ALLTEL Corporation ("ALLTEL" or the "Company"), a Delaware corporation, is a customer-focused information technology company that provides wireline and wireless communications and information services. The Company owns subsidiaries that provide wireless and wireline local, long-distance, network access and Internet services, and information processing management services and advanced application software. (See Note 16 for information regarding ALLTEL's business segments.)

     Basis of Presentation -- ALLTEL prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

     The consolidated financial statements include the accounts of ALLTEL, its subsidiary companies and majority-owned partnerships. Investments in 20% to 50% owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20% owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the consolidated financial statements. Certain prior-year amounts have been reclassified to conform with the 2000 financial statement presentation.

     Service revenues consist of wireless access and network usage revenues, local service, network access, Internet access, long distance and miscellaneous wireline operating revenues, information services' data processing and software maintenance revenues. Product sales primarily consist of the product distribution and directory publishing operations and information services' software licensing revenues and equipment sales.

     Transactions with Certain Affiliates -- ALLTEL Communications Products, Inc. sells equipment to wireline subsidiaries of the Company ($165.2 million in 2000, $180.3 million in 1999 and $185.7 million in 1998) as well as to other affiliated and non-affiliated communications companies and related industries. The cost of equipment sold to the wireline subsidiaries is included, principally, in wireline plant in the consolidated financial statements. ALLTEL Information Services, Inc. provides data processing services to the Company's wireline operations ($120.6 million in 2000, $105.9 million in 1999 and $118.9 million in 1998) in addition to other affiliated and non-affiliated companies. ALLTEL Publishing Corporation ("Publishing") provides directory publishing services to the wireline subsidiaries. Wireline revenues and sales include directory royalties received from Publishing ($49.8 million in 2000, $35.4 million in 1999 and $34.5 million in 1998). These intercompany transactions have not been eliminated because the directory royalties received from Publishing and the prices charged by the communications products and information services subsidiaries are included in the wireline subsidiaries' (excluding the former Aliant Communications Inc. ("Aliant") operations) rate base and/or are recovered through the regulatory process.

     Regulatory Accounting -- The Company's wireline subsidiaries, except for the former Aliant operations, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's wireline subsidiaries to depreciate wireline plant over the useful lives approved by regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's wireline subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

     Cash and Short-term Investments -- Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.

     Inventories -- Inventories are stated at the lower of cost or market value. Cost is determined primarily using either an average original cost or first-in, first-out method of valuation.

     Investments -- Investments in equity securities are recorded at fair value in accordance with SFAS No. 115. (See Note 4.) During 2000, the Company sold its remaining investment in WorldCom, Inc. ("WorldCom") common stock. (See Note 12.) Investments in unconsolidated partnerships are accounted for using the equity method. (See Note 5.) All other investments are accounted for using the cost method. Investments were as follows at December 31:

                                                               2000       1999
                                                              ------    --------
                                                                  (MILLIONS)
Equity securities...........................................  $ 12.2    $1,006.2
Investments in unconsolidated partnerships..................   231.8       490.8
Other cost investments......................................    78.4        97.0
                                                              ------    --------
                                                              $322.4    $1,594.0
                                                              ======    ========

     Investments in unconsolidated partnerships include the related excess of the purchase price paid over the underlying net book value of the wireless partnerships. The excess cost is being amortized on a straight-line basis over periods up to 40 years. As of December 31, 2000 and 1999, excess cost included in investments was $25.4 million and $159.2 million and was net of accumulated amortization of $9.3 million and $61.0 million, respectively. Amortization expense was $2.9 million in 2000, $7.0 million in 1999 and $7.2 million in 1998 and is included in equity earnings in unconsolidated partnerships in the accompanying consolidated statements of income.

     Goodwill and Other Intangibles -- Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations and is amortized on a straight-line basis over its estimated useful life. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireless systems and acquisitions of wireline properties. The cost of acquired entities at the date of the acquisition is allocated to identifiable assets and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. Intangible assets related to the acquisition of entities in which the Company does not have a controlling interest are included in investments in unconsolidated partnerships. Goodwill was as follows at December 31:

                                               AMORTIZATION PERIOD      2000        1999
                                               -------------------    --------    --------
                                                                           (MILLIONS)
Goodwill.....................................      7-40 years         $3,421.5    $2,103.2
Accumulated amortization.....................                           (397.6)     (364.0)
                                                                      --------    --------
  Goodwill, net..............................                         $3,023.9    $1,739.2
                                                                      ========    ========

     Other intangible assets primarily consist of the cost of Personal Communications Services ("PCS") licenses including capitalized interest, franchise rights, cellular licenses, customer lists and trained workforce. Amortization of the PCS licenses begins upon commencement of operations. Of the total costs capitalized related to PCS licenses, $13.1 million and $34.4 million was subject to amortization at December 31, 2000 and 1999, respectively. During 2000, the Company sold its PCS operations in Alabama. (See
Note 12.) Other intangible assets were as follows at December 31:

                                                  AMORTIZATION PERIOD     2000      1999
                                                  -------------------    ------    ------
                                                                            (MILLIONS)
PCS licenses....................................         40 years        $137.7    $171.1
Franchise rights................................         25 years          79.5      79.5
Cellular licenses...............................         40 years          22.2      22.2
Customer lists..................................       5-13 years           7.0       7.0
Trained workforce...............................         14 years           5.8       5.8
Other...........................................      25-40 years           5.8       3.7
                                                                         ------    ------
                                                                          258.0     289.3
Accumulated amortization........................                          (39.8)    (31.2)
                                                                         ------    ------
  Other intangibles, net........................                         $218.2    $258.1
                                                                         ======    ======

     Amortization of goodwill and other intangible assets is computed on a straight-line basis over the periods specified above. Goodwill amortization amounted to $88.6 million in 2000, $57.1 million in 1999 and $48.9 million in 1998. Amortization expense for other intangible assets was $9.9 million in 2000, $7.8 million in 1999 and $8.4 million in 1998.

     The carrying value of goodwill and other intangibles is periodically evaluated by the Company for the existence of impairment on the basis of whether the intangible assets are fully recoverable from projected, undiscounted net cash flows of the related business unit. If not fully recoverable from projected undiscounted cash flows, an impairment loss would be recognized for the difference between the carrying value of the intangible asset and its estimated fair value based on discounted net future cash flows.

     Property, Plant and Equipment -- Property, plant and equipment are stated at original cost. Wireless plant consists of cell site towers, switching, controllers and other radio frequency equipment. Wireline plant consists of aerial and underground cable, conduit, poles, switches and other central office and transmission-related equipment. Information services plant consists of data processing equipment, purchased software and capitalized internal use software costs. Other plant consists of furniture, fixtures, vehicles, machinery and equipment. The costs of additions, replacements and substantial improvements are capitalized, while the costs of maintenance and repairs are expensed as incurred. For the Company's non-regulated operations, plant retirements are recorded at net book value plus salvage value, if any, with the corresponding gain or loss reflected in operating results. The Company's wireline subsidiaries utilize group composite depreciation. Under this method, when plant is retired, the original cost, net of salvage, is charged against accumulated depreciation, and no gain or loss is recognized on the disposition of the plant. Depreciation expense amounted to $829.3 million in 2000, $753.7 million in 1999 and $680.7 million in 1998. Depreciation for financial reporting purposes is computed using the straight-line method over the following estimated useful lives:

                                                              DEPRECIABLE LIVES
                                                              -----------------
Buildings and improvements..................................      5-46 years
Wireline....................................................     16-58 years
Wireless....................................................      4-20 years
Information services........................................      3-10 years
Other.......................................................      3-20 years

     The Company capitalizes interest during the construction period. Capitalized interest during construction amounted to $18.2 million in 2000, $29.8 million in 1999 and $23.5 million in 1998 and is included in other income, net in the accompanying consolidated statements of income.

     Capitalized Software Development Costs -- For the Company's information services operations, research and development expenditures related to internally developed computer software are charged to expense as incurred. The development costs of software to be marketed are charged to expense until technological feasibility is established. After that time, the remaining software development costs are capitalized and recorded in other assets in the accompanying consolidated balance sheets. Software development costs incurred in the application development stage of internal use software are capitalized and recorded in plant in the accompanying consolidated balance sheets. Capitalized software development costs were as follows at December 31:

                                                               2000       1999
                                                              -------    -------
                                                                  (MILLIONS)
Capitalized software development costs......................  $ 683.6    $ 589.9
Accumulated amortization....................................   (340.1)    (279.5)
                                                              -------    -------
  Capitalized software development costs, net...............  $ 343.5    $ 310.4
                                                              =======    =======

     Amortization of the capitalized amounts is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, generally three to six years for software to be marketed. Internal use software is amortized over ten years. Amortization expense amounted to $60.6 million in 2000, $43.6 million in 1999 and $36.5 million in 1998.

     The Company periodically evaluates the carrying value of capitalized software development costs to be marketed. If the net realizable value of the capitalized software development costs is less than its carrying value, an impairment loss is recognized for the difference. The determination of net realizable value requires considerable judgment by management with respect to certain external factors, including, but not limited to, expected future revenues generated by the software, the estimated economic life of the software and changes in software and hardware technologies. Accordingly, it is reasonably possible that estimates of expected future revenues generated by the software, the remaining economic life of the software, or both, could be reduced in the near term, materially affecting the carrying value of capitalized software development costs.

     Preferred Stock -- Cumulative preferred stock is issuable in series. The Board of Directors is authorized to designate the number of shares and fix the terms. There are 50.0 million no par value and 50.0 million $25 par value, non-voting shares authorized. Two series of no par value preferred stock were outstanding at December 31, 2000 and 1999. The Series C non-redeemable preferred shares are convertible at any time prior to redemption into 5.963 shares of ALLTEL common stock. The Series D redeemable preferred shares are convertible at any time prior to redemption into 5.486 shares of ALLTEL common stock. The Series D stock may be redeemed at the option of the Company or the holder at the $28 per share stated value. There were 50,233 shares and 53,249 shares of Series D stock outstanding at December 31, 2000 and 1999, respectively. During 2000, $84,000 of Series D stock was converted into ALLTEL common stock compared to $119,000 in 1999 and $75,000 in 1998.

     Unrealized Holding Gain on Investments -- Equity securities of certain publicly traded companies owned by the Company have been classified as available-for-sale and are reported at fair value, with cumulative unrealized gains and losses reported, net of tax, as a separate component of shareholders' equity. The Company had unrealized gains, net of tax, on investments in equity securities of $9.7 million, $599.6 million and $554.3 million at December 31, 2000, 1999 and 1998, respectively. The unrealized gains, including the related tax impact, are non-cash items, and accordingly, have been excluded from the accompanying consolidated statements of cash flows.

     Foreign Currency Translation Adjustment -- For the Company's foreign subsidiaries, assets and liabilities are translated from the applicable local currency to U.S. dollars using the current exchange rate as of the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the period. The resulting translation gains or losses are recorded as a separate component of shareholders' equity.

     Revenue Recognition -- Communications revenues are recognized when services are rendered to customers and are primarily derived from usage of the Company's networks and facilities. (See Note 2 for a discussion regarding a change in revenue recognition for certain communications revenues.) Information services revenues consist of data processing revenue recognized as services are performed, software licensing revenue recognized when delivery of the software occurs, and software maintenance revenue recognized ratably over the maintenance period. Certain long-term information services contracts are accounted for using the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. Due to the uncertainty of these estimates, it is reasonably possible that these estimates could change in the near term and the change could be material to the accompanying consolidated financial statements. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.

     Included in accounts receivable are unbilled receivables totaling $250.9 million and $200.6 million at December 31, 2000 and 1999, respectively. Included in these unbilled receivables are amounts totaling $55.4 million and $54.9 million at December 31, 2000 and 1999, respectively, which represent costs and estimated earnings in excess of billings related to long-term information services contracts accounted for under the percentage-of-completion method.

     Change in Reporting Wireless Roaming Revenues -- During 2000, the Company changed the reporting presentation for wireless customer roaming revenues to a gross basis. This change conforms the Company's financial reporting policies to prevailing wireless industry practice and is consistent with the reporting policies of the Bell Atlantic Corporation ("Bell Atlantic") and GTE Corporation ("GTE") properties acquired by the Company in 2000. In prior years, the Company netted these revenues against roaming charges from other wireless service providers and included the net amount in operations expense. Prior period revenue and operating expense information has been reclassified to conform to the new reporting presentation. This change does not affect previously reported operating income or net income of the Company.

     Advertising -- Advertising costs are expensed as incurred. Advertising expense totaled $265.9 million in 2000, $237.2 million in 1999 and $218.6 million in 1998.

     Earnings Per Share -- Basic earnings per share of common stock was computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all unexercised stock options and outstanding preferred stock. Options to purchase approximately 8,317,200 and 155,000 shares of common stock at December 31, 2000 and 1999, respectively, were excluded from the computation of diluted earnings per share because the effect of including them was anti-dilutive. No options were excluded from the computation of diluted earnings per share at December 31, 1998.

     A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows:

                                                             2000          1999         1998
                                                          -----------    ---------    ---------
                                                          (MILLIONS, EXCEPT PER SHARE AMOUNTS)
BASIC EARNINGS PER SHARE:
Income before cumulative effect of accounting change....   $1,965.4       $783.6       $603.1
Preferred dividends.....................................        0.1          0.9          1.2
                                                           --------       ------       ------
Net income applicable to common shares before cumulative
  effect of accounting change...........................   $1,965.3       $782.7       $601.9
Weighted average common shares outstanding for the
  year..................................................      314.4        312.8        305.3
                                                           --------       ------       ------
Basic earnings per share before cumulative effect of
  accounting change.....................................   $   6.25       $ 2.50       $ 1.97
                                                           ========       ======       ======
DILUTED EARNINGS PER SHARE:
Net income applicable to common shares before cumulative
  effect of accounting change...........................   $1,965.3       $782.7       $601.9
Adjustment for convertible preferred stock dividends....        0.1          0.2          0.2
                                                           --------       ------       ------
Net income applicable to common shares before cumulative
  effect of accounting change and assuming conversion of
  preferred stock.......................................   $1,965.4       $782.9       $602.1
                                                           --------       ------       ------
Weighted average common shares outstanding for the year       314.4        312.8        305.3
Increase in shares which would result from:
  Exercise of stock options.............................        2.4          3.6          2.6
  Conversion of convertible preferred stock.............        0.4          0.4          0.5
                                                           --------       ------       ------
Weighted average common shares, assuming conversion of
  the above securities..................................      317.2        316.8        308.4
                                                           --------       ------       ------
Diluted earnings per share before cumulative effect of
  accounting change.....................................   $   6.20       $ 2.47       $ 1.95
                                                           ========       ======       ======

2. CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," ("SAB No. 101"), which provided additional guidance in applying generally accepted accounting principles for revenue recognition. As a result, effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees to conform its revenue recognition policies to the requirements of SAB No. 101. In prior years, the Company recognized monthly non-refundable wireless access revenues when billed in accordance with contractual arrangements with customers. With the change, the Company now recognizes wireless access revenues over the period in which the corresponding services are provided. Because the Company bills its customers on a cycle basis throughout the month, this change in accounting resulted in the deferral of approximately 15 days of wireless access revenue. In addition, certain fees assessed to communications customers to activate service were previously recognized when billed. With the change in accounting, the Company now recognizes these fees over the expected life of the customer. The effect of these changes in revenue recognition for 2000 was to decrease income before cumulative effect of accounting change by $4.6 million or $.01 per share. The cumulative effect of retroactively applying this change in accounting principle to periods prior to 2000 resulted in a one-time non-cash charge of $36.6 million, net of income tax benefit of $23.3 million, and is included in net income for the year ended December 31, 2000.

     The following unaudited pro forma results of operations of the Company for the years ended December 31, 2000, 1999 and 1998 assume that this change in accounting principle was applied retroactively:

                                                                 2000          1999         1998
                                                              -----------    ---------    ---------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net income:                  As reported....................   $1,928.8       $783.6       $603.1
                             Pro forma......................   $1,965.4       $764.9       $594.4
Basic earnings per share:    As reported....................   $   6.13       $ 2.50       $ 1.97
                             Pro forma......................   $   6.25       $ 2.44       $ 1.95
Diluted earnings per share:  As reported....................   $   6.08       $ 2.47       $ 1.95
                             Pro forma......................   $   6.20       $ 2.41       $ 1.92

3. MERGERS AND ACQUISITIONS:

     On October 3, 2000, ALLTEL purchased wireless properties in New Orleans, Baton Rouge and three rural service areas in Louisiana from SBC Communications, Inc. ("SBC"). In connection with this transaction, ALLTEL paid SBC $387.6 million in cash and acquired approximately 150,000 wireless customers and 300,000 paging customers. The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the date of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired of $204.7 million has been initially allocated to goodwill and is being amortized on a straight-line basis over 25 years. The fair values and useful lives of assets acquired have been estimated based on a preliminary valuation and are subject to final valuation adjustments.

     On January 31, 2000, ALLTEL, Bell Atlantic, GTE and Vodafone Airtouch signed agreements to exchange wireless properties in 13 states. On April 3, 2000, ALLTEL completed the initial exchange of wireless properties with Bell Atlantic in five states, acquiring operations in Arizona, New Mexico and Texas and divesting operations in Nevada and Iowa. In addition to the transfer of wireless assets, ALLTEL also paid Bell Atlantic $624.3 million in cash to complete this transaction. On June 30, 2000, ALLTEL completed the remaining wireless property exchanges with Bell Atlantic and GTE, acquiring operations in Alabama, Florida, Ohio, and South Carolina, and divesting operations in Illinois, Indiana, New York and Pennsylvania. ALLTEL also transferred to Bell Atlantic or GTE certain of its minority investments in unconsolidated wireless properties, representing approximately 2.6 million potential customers ("POPs"). In connection with the transfer of the remaining wireless assets, ALLTEL received $216.9 million in cash and prepaid vendor credits of $199.6 million and assumed long-term debt of $425.0 million.

     Through the completion of the above transactions with Bell Atlantic and GTE, ALLTEL acquired interests in 27 wireless markets representing about 14.6 million POPs and approximately 1.5 million wireless customers, while divesting interests in 42 wireless markets representing 6.9 million POPs and approximately 778,000 customers. ALLTEL accounted for these exchange transactions as purchases, and accordingly, the accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the applicable dates of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired of $1,423.8 million has been initially allocated to goodwill and is being amortized on a straight-line basis over 25 years. The fair values and useful lives of assets acquired have been estimated based on a preliminary valuation and are subject to final valuation adjustments.

     ALLTEL has engaged a third-party appraisal firm to perform a study to determine the allocation of the total purchase price to the various assets acquired from SBC, Bell Atlantic and GTE. Accordingly, a portion of the excess cost currently allocated to goodwill may be classified as other intangibles and may be amortized over periods different from the goodwill amortization period of 25 years. The Company expects to record the final purchase price adjustments related to these acquisitions during the second quarter of 2001.

     The following unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2000 and 1999 assume that the wireless property exchanges with Bell Atlantic and GTE were completed as of January 1, 1999:

                                                                2000        1999
                                                              --------    --------
                                                               (MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)
Revenues and sales..........................................  $7,172.4    $6,701.1
Income before cumulative effect of accounting change........  $1,090.0    $  656.9
Combined earnings per share before cumulative effect of
  accounting change:
     Basic..................................................  $   3.47    $   2.10
     Diluted................................................  $   3.44    $   2.07

     The pro forma amounts represent the historical operating results of the properties acquired from Bell Atlantic and GTE with appropriate preliminary adjustments that give effect to depreciation and amortization and interest expense. The pretax gain of $1,345.5 million (net of related tax expense of $565.9 million) recognized by ALLTEL related to the wireless property exchanges has been excluded from the pro forma net income and earnings per share amounts presented. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the Bell Atlantic and GTE properties had been operated by ALLTEL during the periods presented. In addition, the pro forma amounts do not reflect potential cost savings related to full network optimization and the redundant effect of selling and general and administrative expenses.

     Operating results of the wireless properties divested in the transactions with Bell Atlantic and GTE included in the Company's consolidated results of operations for the year ended December 31, 2000 were as follows:

                                                              (MILLIONS)
                                                              ----------
Revenues and sales..........................................    $211.3
Operating income............................................    $ 73.1

     During 2000, the Company also acquired the remaining ownership interests in wireless properties in Florida and Georgia in which ALLTEL already owned a controlling interest. Additionally, the Company purchased two privately held companies serving the financial services industry. In connection with these acquisitions, the Company paid $28.1 million in cash and issued approximately 730,000 shares of ALLTEL common stock.

     In conjunction with the business combinations completed during 2000, assets acquired, liabilities assumed, common stock issued and assets exchanged were as follows:

                                                 ACQUIRED FROM
                                 ----------------------------------------------    COMBINED
                                 BELL ATLANTIC       GTE        SBC      OTHER      TOTALS
                                 -------------    ---------    ------    ------    ---------
                                                         (MILLIONS)
Fair value of assets
  acquired.....................     $ 495.7       $   761.3    $182.9    $ 18.7    $ 1,458.6
Goodwill and other
  intangibles..................       591.5           832.3     204.7      70.0      1,698.5
Liabilities assumed............          --          (425.0)       --      (2.6)      (427.6)
Common stock issued............          --              --        --     (58.0)       (58.0)
Fair value of assets
  exchanged....................      (462.9)       (1,385.5)       --        --     (1,848.4)
                                    -------       ---------    ------    ------    ---------
Net cash paid (received).......     $ 624.3       $  (216.9)   $387.6    $ 28.1    $   823.1
                                    =======       =========    ======    ======    =========

     In September 1999, the Company completed mergers with Liberty Cellular, Inc. ("Liberty") and its affiliate KINI L.C. Under the terms of the merger agreements, the outstanding stock of Liberty, which operated under the name Kansas Cellular, and the outstanding ownership units of KINI L.C. were exchanged for approximately 7.0 million shares of ALLTEL's common stock. In July 1999, the Company completed its merger with Aliant.

Under the terms of the merger agreement, Aliant became a wholly-owned subsidiary of ALLTEL, and each outstanding share of Aliant common stock was converted into the right to receive .67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. These mergers qualified as tax-free reorganizations and were accounted for as poolings-of-interests. In January 1999, the Company completed a merger with Standard Group, Inc. ("Standard"). In September 1999, the Company also completed mergers with Advanced Information Resources, Limited ("AIR") and Southern Data Systems ("Southern Data"). In connection with the mergers, approximately 6.5 million shares of ALLTEL common stock were issued. All three mergers qualified as tax-free reorganizations and were accounted for as poolings-of-interests. Prior period financial information was not restated, because the operations of the three acquired companies were not significant to ALLTEL's consolidated financial statements on either a separate or aggregate basis. The accompanying consolidated financial statements include the accounts and results of the acquired operations from the dates of acquisition.

     In July 1998, the Company completed its merger with 360(degree) Communications Company ("360(degree)"). Under the terms of the merger agreement, 360(degree) became a wholly-owned subsidiary of the Company. In connection with the merger, each outstanding share of 360(degree) common stock was converted into the right to receive .74 shares of the Company's common stock, 92.1 million common shares in the aggregate. The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests.

     In connection with the mergers and acquisitions discussed above, the Company recorded merger and integration expenses and other charges in 2000, 1999 and 1998. (See Note 10.)

4. FINANCIAL INSTRUMENTS AND INVESTMENT SECURITIES:

     The carrying amount of cash and short-term investments approximates fair value due to the short maturities of the instruments. The fair value of investments was $322.4 million in 2000 and $1,594.0 million in 1999 based on quoted market prices and the carrying value of investments for which there were no quoted market prices. The fair value of the Company's long-term debt, after deducting current maturities, was estimated to be $4,653.4 million in 2000 and $3,536.1 million in 1999 compared to a carrying value of $4,611.7 million in 2000 and $3,750.4 million in 1999. The fair value estimates were based on the overall weighted rates and maturities of the Company's long-term debt compared to rates and terms currently available in the long-term financing markets. The fair value of the Company's redeemable preferred stock was estimated to be $17.2 million in 2000 and $24.2 million in 1999 compared to a carrying amount of $1.4 million in 2000 and $1.5 million in 1999. The fair value estimates were based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company. The fair value of all other financial instruments was estimated by management to approximate carrying value.

5. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS:

     At December 31, 2000, the Company had investments in 42 wireless partnerships in which it held a minority ownership interest. The interest owned in each unconsolidated partnership ranges from approximately 1% to 49%. Unaudited condensed combined financial information for investments in unconsolidated partnerships was as follows for the years ended December 31:

                                                         2000        1999        1998
                                                       --------    --------    --------
                                                                  (MILLIONS)
Revenues and sales...................................  $3,022.2    $3,569.0    $3,120.7
                                                       --------    --------    --------
Operations...........................................   1,552.6     2,031.0     1,664.4
Cost of products sold................................     454.6       209.7       152.1
Depreciation and amortization........................     259.2       375.0       358.8
                                                       --------    --------    --------
       Total operating expenses......................   2,266.4     2,615.7     2,175.3
                                                       --------    --------    --------
Operating income.....................................     755.8       953.3       945.4
Non-operating income (expense).......................      25.2        (9.7)      (18.4)
                                                       --------    --------    --------
Net income...........................................  $  781.0    $  943.6    $  927.0
                                                       ========    ========    ========

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                   (MILLIONS)
Assets:
  Current assets............................................  $  452.8    $  834.5
  Non-current assets........................................   1,305.5     2,308.3
                                                              --------    --------
     Total assets...........................................  $1,758.3    $3,142.8
                                                              ========    ========
Liabilities and equity:
  Current liabilities.......................................  $  169.8    $  264.5
  Long-term liabilities.....................................       0.3        16.7
  Equity....................................................   1,588.2     2,861.6
                                                              --------    --------
     Total liabilities and equity...........................  $1,758.3    $3,142.8
                                                              ========    ========

6. DEBT:

     Long-term debt was as follows at December 31:

                                                                2000        1999
                                                              --------    --------
                                                                   (MILLIONS)
Debentures and notes, without collateral,
  Weighted rate 7.3% in 2000 and 7.2% in 1999
  Weighted maturity 10 years in 2000 and 11 years in 1999...  $3,412.8    $3,007.5
Commercial paper borrowings,
  Weighted rate 6.5% in 2000
  Weighted maturity 5 years in 2000.........................     835.5          --
Revolving credit agreement,
  Weighted rate 6.1% in 1999
  Weighted maturity 5 years in 1999.........................        --       341.0
Rural Telephone Bank and Federal Financing Bank notes,
  Weighted rate 7.4% in 2000 and 1999
  Weighted maturity 14 years in 2000 and 15 years in 1999...     297.4       311.9
First mortgage bonds and collateralized notes,
  Weighted rate 7.4% in 2000 and 6.7% in 1999
  Weighted maturity 6 years in 2000 and 1999................      65.0        86.2
Rural Utilities Service notes,
  Weighted rate 4.8% in 2000 and 4.7% in 1999
  Weighted maturity 14 years in 2000 and 15 years in 1999...      64.1        69.1
Industrial revenue bonds,
  Weighted rate 6.1% in 2000 and 5.2% in 1999
  Weighted maturity 7 years in 2000 and 8 years in 1999.....       5.2         5.9
                                                              --------    --------
                                                               4,680.0     3,821.6
  Less current maturities...................................     (68.3)      (71.2)
                                                              --------    --------
     Total long-term debt...................................  $4,611.7    $3,750.4
                                                              ========    ========
  Weighted rate.............................................       7.2%        7.1%
  Weighted maturity.........................................   9 years    11 years

     Commercial Paper -- During 2000, the Company established a commercial paper program. Commercial paper borrowings consist of discounted notes that are exempt from registration under the Securities Act of 1933. Under terms of the program, the total amount outstanding, including all indebtedness incurred under the revolving credit agreement, may not exceed $1.25 billion. Commercial paper borrowings up to $1.0 billion are classified as long-term debt because these borrowings are a component of the revolving credit agreement. Commercial paper borrowings in excess of $1.0 billion are classified as short-term debt.

     Revolving Credit Agreement -- The Company has a $1.0 billion line of credit under a revolving credit agreement, of which $180.0 million and $820.0 million expire in October 2003 and October 2005, respectively. It is the Company's intention to continue to renew this agreement. The revolving credit agreement provides for a variety of pricing options. Commercial paper borrowings are deducted in determining the total amount available for borrowing under the revolving credit agreement. At December 31, 2000, the amount available for borrowing under the revolving credit agreement was $164.5 million.

     The indentures and agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to the payment of dividends by the

Company amounted to $3,534.7 million at December 31, 2000. Certain assets have been pledged as collateral on $431.7 million of obligations.

     Interest expense on long-term debt amounted to $302.8 million in 2000, $278.9 million in 1999 and $277.6 million in 1998. At December 31, 2000 and 1999, accrued interest on long-term debt was $72.7 million and $60.3 million, respectively. Maturities and sinking fund requirements for the four years after 2000 for long-term debt outstanding, excluding commercial paper borrowings, as of December 31, 2000, were $61.6 million, $504.3 million, $311.4 million and $253.6 million for the years 2002 through 2005, respectively.

7. STOCK-BASED COMPENSATION PLANS:

     Under the Company's stock-based compensation plans, the Company may grant fixed and performance-based incentive and non-qualified stock options to officers and other key employees. The maximum number of shares of the Company's common stock that may be issued to officers and other key employees under all stock option plans in effect at December 31, 2000 is 21.5 million shares. Fixed options granted under the stock option plans generally become exercisable over a period of one to five years after the date of grant. Certain fixed options granted in 2000 become exercisable in increments of 50%, 25% and 25% over a five-year period beginning three years after the date of grant. Certain fixed options granted in 1997 become exercisable in equal increments over a six-year period beginning three years after the date of grant. In 1997, performance-based options were granted that become exercisable one year after the date in which certain performance goals related to operating income growth and return on invested capital are achieved for the four most recent consecutive calendar quarters. Four separate levels of performance goal targets apply, each specifying different minimum growth and rates of return; depending upon which of the four performance goal target levels is attained, 25%, 50%, 75% or 100% of the option award will vest and become exercisable.

     Under the Company's stock option plan for non-employee directors (the "Directors' Plan"), the Company grants fixed, non-qualified stock options to directors for up to 1.0 million shares of common stock. Under the Directors' Plan, directors receive a one-time option grant to purchase 10,000 shares of common stock when they join the Board. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 6,500 shares). Options granted under the Directors' Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.

     For all plans, the exercise price of the option equals the market value of the Company's common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. Any performance-based option that remains unvested as of January 29, 2003, will expire.

     The fair value of each stock option granted as identified below was calculated using the Black-Scholes option-pricing model and the following weighted average assumptions:

                                                       2000         1999         1998
                                                     ---------    ---------    ---------
Expected life......................................  5.0 years    5.1 years    5.2 years
Expected volatility................................      26.0%        22.0%        24.0%
Dividend yield.....................................       2.0%         1.9%         1.9%
Risk-free interest rate............................       6.3%         4.8%         5.4%

     Set forth below is certain information related to stock options outstanding under the Company's stock-based compensation plans:

                                                                      WEIGHTED AVERAGE PRICE
                                              SHARES                        PER SHARE
                                 ---------------------------------   ------------------------
                                   2000        1999        1998       2000     1999     1998
                                 ---------   ---------   ---------   ------   ------   ------
                                            (THOUSANDS)
Outstanding at beginning of
  period.......................   10,814.2    10,227.0     9,744.4   $42.71   $32.53   $28.65
Granted........................    5,710.2     3,429.0     2,889.3    65.49    65.16    40.50
Exercised......................     (971.2)   (1,827.5)   (1,829.8)   30.34    27.35    24.00
Forfeited......................     (693.5)   (1,014.3)     (566.3)   52.58    43.62    33.90
Expired........................         --          --       (10.6)      --       --    38.99
                                 ---------   ---------   ---------   ------   ------   ------
Outstanding at end of period...   14,859.7    10,814.2    10,227.0   $51.81   $42.71   $32.53
                                 =========   =========   =========   ======   ======   ======
Exercisable at end of period...    4,067.3     3,186.7     3,643.8   $36.72   $29.47   $26.24
Non-vested at end of period:
  Fixed........................   10,667.5     7,465.1     6,326.7
  Performance-based............      124.9       162.4       256.5
Weighted average fair value of
  stock options granted during
  the year.....................  $   18.59   $   15.25   $   10.49

     The following is a summary of stock options outstanding as of December 31, 2000:

                      OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
---------------------------------------------------------------   --------------------------
                                  WEIGHTED          WEIGHTED                     WEIGHTED
                                  AVERAGE           AVERAGE                      AVERAGE
   RANGE OF       NUMBER OF      REMAINING       EXERCISE PRICE   NUMBER OF   EXERCISE PRICE
EXERCISE PRICE     SHARES     CONTRACTUAL LIFE     PER SHARE       SHARES       PER SHARE
---------------   ---------   ----------------   --------------   ---------   --------------
$15.75 - $21.76      415.3       1.2 years           $20.02          415.3        $20.02
$24.62 - $36.44    4,640.1       5.7 years            32.06        2,513.8         30.86
$39.19 - $47.30    1,247.1       7.1 years            43.19          501.9         43.21
$52.94 - $63.75    3,317.4       9.5 years            63.17           39.0         56.43
$64.56 - $68.25    5,030.3       8.6 years            66.45          507.0         65.30
$70.75 - $86.75      209.5       8.6 years            72.38           90.3         71.51
                  --------       ---------           ------        -------        ------
                  14,859.7       7.6 years           $51.81        4,067.3        $36.72
                  ========       =========           ======        =======        ======

     The Company applies the provisions of Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, the Company does not record compensation expense for any of the fixed stock options granted. For performance-based options, compensation expense is recognized over the expected vesting period of the options and is adjusted for changes in the number of options expected to vest and the market value of the Company's common stock. Compensation expense (credit) for the performance-based options amounted to $0.2 million in 2000, $(0.5) million in 1999 and $2.8 million in 1998. Had compensation expense for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, the

Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

                                                                 2000          1999         1998
                                                              -----------    ---------    ---------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income before cumulative effect
  of accounting change:          As reported................   $1,965.4       $783.6       $603.1
                                 Pro forma..................   $1,946.5       $770.5       $594.2
Basic earnings per share:        As reported................   $   6.25       $ 2.50       $ 1.97
                                 Pro forma..................   $   6.19       $ 2.46       $ 1.94
Diluted earnings per share:      As reported................   $   6.20       $ 2.47       $ 1.95
                                 Pro forma..................   $   6.14       $ 2.43       $ 1.92

     The pro forma amounts presented above may not be representative of the future effects on reported net income and earnings per share, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new option awards may be granted each year.

8. EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Company has trusteed, non-contributory defined benefit pension plans which provide retirement benefits for eligible employees of the Company. Assets of these plans include ALLTEL common stock. At December 31, 2000 and 1999, the plans' investment in ALLTEL common stock was $40.9 million and $61.3 million, respectively.

     During the fourth quarter of 2000, the Company changed its method of amortizing unrecognized actuarial gains and losses as a component of determining its annual pension cost. In prior years, the Company amortized unrecognized actuarial gains and losses over the average remaining service life of active employees (approximately 13 years). With this change, the Company now amortizes unrecognized gains or losses that exceed 17.5% of the greater of the projected benefit obligation or market-related value of plan assets on a straight-line basis over 5 years. Unrecognized actuarial gains and losses below the 17.5% corridor will continue to be amortized over the average remaining service life of active employees. The Company believes the accelerated amortization method is preferable as it will result in more timely recognition of significant actuarial gains and losses in computing the Company's annual pension cost. The effect of this change in 2000 was to increase pension income by $4.1 million and income before cumulative effect of accounting change by $2.4 million. This change in accounting principle was not material to previously reported 2000 quarterly results of operations, and accordingly, those quarterly results have not been restated. There was no cumulative effect of retroactively applying this change in accounting principle to periods prior to 2000.

     The Company provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid.

     The components of pension income, including provision for executive compensation agreements, and postretirement expense were as follows for the years ended December 31:

                                        PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                   --------------------------    -----------------------
                                    2000      1999      1998     2000     1999     1998
                                   ------    ------    ------    -----    -----    -----
                                                        (MILLIONS)
Benefits earned during the
  year...........................  $ 19.1    $ 21.3    $ 14.5    $ 0.6    $ 1.0    $ 0.5
Interest cost on benefit
  obligation.....................    42.9      40.8      39.0      8.9      8.4      7.8
Amortization of transition
  (asset) obligation.............    (2.6)     (2.6)     (2.6)     1.0      1.0      1.0
Amortization of prior service
  (credit) cost..................    (0.7)     (0.3)     (0.5)     0.2      0.2      0.2
Recognized net actuarial (gain)
  loss...........................   (16.1)     (3.7)     (3.6)     1.0      0.8      0.5
Expected return on plan assets...   (65.3)    (58.3)    (56.0)      --       --       --
                                   ------    ------    ------    -----    -----    -----
Net periodic (income) expense....  $(22.7)   $ (2.8)   $ (9.2)   $11.7    $11.4    $10.0
                                   ======    ======    ======    =====    =====    =====

     The following table presents a summary of plan assets, projected benefit obligation and funded status of the plans at December 31:

                                                PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                               ------------------    ------------------------
                                                2000       1999         2000          1999
                                               -------    -------    ----------    ----------
                                                                 (MILLIONS)
Fair value of plan assets at beginning of
  year.......................................  $ 831.9    $ 744.4     $    --       $    --
Employer contributions.......................       --         --         8.4           8.0
Participant contributions....................       --         --         2.3           2.2
Actual return on plan assets.................    (12.6)     120.8          --            --
Benefits paid................................    (36.2)     (33.3)      (10.7)        (10.2)
                                               -------    -------     -------       -------
Fair value of plan assets at end of year.....    783.1      831.9          --            --
                                               -------    -------     -------       -------
Projected benefit obligation at beginning of
  year.......................................    556.7      595.5       116.8         116.8
Benefits earned..............................     19.1       21.3         0.6           1.0
Interest cost on projected benefit
  obligation.................................     42.9       40.8         8.9           8.4
Participant contributions....................       --         --         2.3           2.2
Plan amendments..............................       --       (2.0)         --            --
Actuarial (gain) loss........................     (3.7)     (65.6)        3.2          (1.4)
Benefits paid................................    (36.2)     (33.3)      (10.7)        (10.2)
                                               -------    -------     -------       -------
Projected benefit obligation at end of
  year.......................................    578.8      556.7       121.1         116.8
                                               -------    -------     -------       -------
Plan assets in excess of (less than)
  projected benefit obligation...............    204.3      275.2      (121.1)       (116.8)
Unrecognized actuarial (gain) loss...........   (142.7)    (237.5)       29.0          26.1
Unrecognized prior service cost..............      5.3        4.7         2.0           2.1
Unrecognized net transition (asset)
  obligation.................................     (6.0)      (8.7)       11.7          12.7
                                               -------    -------     -------       -------
Prepaid (accrued) benefit cost...............  $  60.9    $  33.7     $ (78.4)      $ (75.9)
                                               =======    =======     =======       =======

     Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:

                                                            PENSION       POSTRETIREMENT
                                                            BENEFITS         BENEFITS
                                                          ------------    --------------
                                                          2000    1999    2000     1999
                                                          ----    ----    -----    -----
Discount rate...........................................  7.75%   7.75%   7.75%    7.75%
Expected return on plan assets..........................  8.50%   8.50%     --       --
Rate of compensation increase...........................  5.00%   5.25%     --       --
Healthcare cost trend rate..............................    --      --    6.00%    7.00%

     The healthcare cost trend rate decreased on a graduated basis to an ultimate rate of six percent in 2000. A one percent change in the assumed healthcare cost trend rate would affect the postretirement benefit cost by approximately $0.5 million for the year ended December 31, 2000. A one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit obligation as of December 31, 2000, by approximately $7.4 million, while a one percent decrease in the rate would reduce the postretirement benefit obligation as of December 31, 2000, by approximately $6.5 million.

     The Company has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by the Company's Board of Directors. Profit-sharing expense amounted to $26.4 million in 2000, $34.1 million in 1999 and $19.4 million in 1998.

     The Company also sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. The Company also makes annual contributions to the plans. Expense recorded by the Company related to these plans amounted to $16.2 million in 2000, $15.9 million in 1999 and $11.4 million in 1998.

9. LEASE COMMITMENTS:

     Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for office space, office equipment, real estate and tower space, were as follows as of December 31, 2000:

                            YEAR                                AMOUNT
                            ----                              ----------
                                                              (MILLIONS)
2001........................................................    $100.9
2002........................................................      72.6
2003........................................................      53.3
2004........................................................      41.0
2005........................................................      29.9
Thereafter..................................................     121.5
                                                                ------
  Total.....................................................    $419.2
                                                                ======

     Rental expense totaled $104.3 million in 2000, $71.4 million in 1999 and $71.3 million in 1998.

10. MERGER AND INTEGRATION EXPENSES AND OTHER CHARGES:

     During the fourth quarter of 2000, in connection with the purchase of wireless assets from SBC, the Company recorded integration expenses and other charges of $1.9 million, consisting of branding and signage costs. The Company also recorded a $1.1 million reduction in the liabilities associated with its September 1999 restructuring of the wireline operations. This adjustment primarily reflects differences between estimated and actual severance costs paid and a slight reduction in the number of employees to be terminated under the plan from 248 to 242.

     In connection with the exchange of wireless assets with Bell Atlantic and GTE, the Company recorded integration expenses and other charges during the second and third quarters of 2000, consisting of severance and employee benefit costs related to a planned workforce reduction and branding and signage costs. The integration plan, completed in September 2000, provided for the elimination of 22 employees in the Company's wireless operations management, engineering and sales support functions. In connection with this integration plan, the Company recorded a charge of $9.2 million in the third quarter, consisting of $8.9 million in branding and signage costs and $0.3 million in severance and employee-related expenses. In the second quarter, the Company recorded a charge of $8.8 million, which consisted of $5.0 million in severance and employee benefit costs and $3.8 million in branding and signage costs. As of December 31, 2000, the Company had paid $5.3 million in severance and employee-related expenses and completed all of the employee reductions associated with these integration activities.

     During the third quarter of 2000, the Company also recorded a $1.5 million reduction in the liabilities associated with its merger and integration activities initiated during 1999. The reduction consisted of a $1.0 million decrease in estimated severance costs to complete the September 1999 restructuring of the wireline operations and decreases in estimated severance costs of $0.3 million and $0.2 million, respectively, related to the acquisitions of Aliant and Liberty. The adjustment to the wireline restructuring plan reflects a reduction in the expected number of employees to be terminated from 308 to 248, while the adjustments to the Aliant and Liberty merger and integration plans reflect differences between estimated and actual severance costs paid. During the second quarter of 2000, the Company also recorded a $2.0 million reduction in the merger and integration liability related to its acquisition of Aliant. This adjustment primarily reflects a decrease in severance and employee benefit costs to be paid as a result of reducing the expected number of Aliant employees to be terminated from 160 to 132.

     In an effort to realign the cost structure in its information services business, the Company recorded a restructuring charge of $10.1 million during the first quarter of 2000. This charge consisted of $5.9 million in severance and employee benefit costs related to a planned workforce reduction and $4.2 million in lease termination costs related to the consolidation of certain operating locations. The restructuring plan, which resulted in the elimination of 199 employees, was completed in July 2000. As of December 31, 2000, the Company had paid $5.4 million in severance and employee-related expenses and all of the employee reductions had been completed. The lease termination costs represent the estimated minimum contractual commitments over the next one to four years for facilities that the Company has abandoned, net of anticipated sublease income.

     During the third quarter of 1999, the Company recorded a pretax charge of $90.5 million in connection with its mergers with Aliant, Liberty, AIR and Southern Data and with certain loss contingencies and other restructuring activities. The merger and integration expenses, which totaled $73.4 million, included professional and financial advisors' fees of $24.4 million, severance and employee-related expenses of $15.4 million and other integration costs of $33.6 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provided for a reduction of 160 employees of Aliant and 40 employees of Liberty, primarily in the corporate support functions, to be substantially completed by the third quarter of 2000. As previously discussed, in the second quarter of 2000, the Company reduced the expected number of Aliant employees to be terminated to 132 and decreased the related accrued liability by $2.0 million. In the third quarter of 2000, the Company further reduced the accrued liabilities related to the Aliant and Liberty mergers by $0.5 million. As of December 31, 2000, the Company had paid $11.2 million in severance and employee-related expenses and substantially all of the 172 employee reductions had been completed. The other integration costs included $12.5 million of lease termination costs, $10.2 million of costs associated with the early termination of certain service obligations, and a $4.6 million write-down in the carrying value of certain in-process and other software development assets that have no future alternative use or functionality. Also included are other integration costs incurred in the third quarter consisting of branding and signage costs of $4.1 million and other expenses of $2.2 million.

     The lease termination costs included a cancellation fee of $7.3 million representing the negotiated settlement to terminate the Company's contractual commitment to lease building space previously occupied by the former 360(degree) operations. The lease termination costs also included a $4.1 million write-off of capitalized leasehold improvements and $1.1 million in other disposal costs. The contract termination fees included $5.2 million related to long-term contracts with an outside vendor for customer billing services to be provided to the Aliant and Liberty operations. As part of its integration plan, the Company will convert both the Aliant and Liberty operations to its own internal billing system. Conversion of the Liberty operations was completed in November 1999 and conversion of the Aliant operations will begin in early 2001. The $5.2 million amount represented the termination fee specified in the contracts. Of the total termination fee, $0.3 million has been paid with the remainder due upon completion of the conversion of the Aliant operations to ALLTEL's billing system. The Company also recorded an additional $5.0 million charge to reflect the actual cost of terminating its contract with Convergys Corporation ("Convergys") for customer billing services to be provided to the former 360(degree) operations. In September 1999, the Company and Convergys agreed to a final contract termination fee of $55.0 million, of which $50.0 million of termination costs were recorded in the third quarter of 1998, as discussed below. Through December 31, 2000, the Company had paid $50.0 million of the termination fee.

     In connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a restructuring charge of $17.1 million during the third quarter of 1999. This charge consisted of $10.8 million in severance and employee benefit costs related to a planned workforce reduction and $6.3 million in lease termination costs related to the consolidation of certain operating locations. The restructuring plan provided for the elimination of approximately 308 employees in the Company's wireline operations support functions to be completed in 2000. As previously discussed, during 2000, the Company reduced the expected number of employees to be terminated to 242 and decreased the related liability by $2.1 million. As of December 31, 2000, the Company had completed the employee reductions and paid $8.7 million in severance-related expenses.

     During 1998, the Company recorded transaction costs and one-time charges totaling $252.0 million on a pretax basis related to the closing of its merger with 360(degree). The merger and integration expenses included professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provided for a reduction of 521 employees, primarily in the corporate support functions. As of December 31, 2000, the Company had paid $48.4 million in severance and employee-related expenses and all of the employee reductions had been completed. The integration costs included several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360(degree) and ALLTEL's expanded wireless presence. These adjustments included a $60.0 million write-down in the carrying value of certain in-process software development assets which had no alternative use or functionality, $50.0 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18.0 million write-down in the carrying value of certain assets resulting from a revised PCS deployment plan, and other integration costs of $23.1 million.

     The $50.0 million of costs recorded for contract termination fees related to the long-term billing contract with Convergys. This amount represented the present value of the estimated profit to the vendor over the remaining term of the contract and was the Company's best estimate of the cost of terminating the contract prior to the expiration of its term. As previously noted, in 1999, the Company and Convergys agreed upon a final termination fee of $55.0 million. The $18.0 million write-down in the carrying value of certain PCS-related assets included approximately $15.0 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. Due to the merger with 360(degree), the Company elected not to continue to complete construction of its PCS network in these markets. The remaining $3.0 million of the PCS-related write-down represented cell site lease termination fees.

     The following is a summary of activity related to the liabilities associated with the Company's merger and integration expenses and other charges at December 31:

                                                               2000      1999
                                                              ------    -------
                                                                 (MILLIONS)
Balance, beginning of year..................................  $ 66.5    $  91.3
Merger and integration expenses and other charges...........    30.0       90.5
Reversal of accrued liabilities.............................    (4.6)        --
Non-cash write-down of assets...............................    (1.6)      (9.7)
Cash outlays................................................   (73.8)    (105.6)
                                                              ------    -------
Balance, end of year........................................  $ 16.5    $  66.5
                                                              ======    =======

     At December 31, 2000, the remaining unpaid liability related to the Company's merger and integration and restructuring activities consists of contract termination fees of $9.9 million, severance and employee-related expenses of $4.3 million and lease cancellation and termination costs of $2.3 million. The merger and integration expenses and other charges decreased net income $15.0 million, $66.0 million and $201.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

11. PROVISION TO REDUCE CARRYING VALUE OF CERTAIN ASSETS:

     In 1998, the Company recorded a non-recurring operating expense associated with a contingency reserve on an unbilled receivable of $55.0 million related to its contract with GTE. Due to its merger with Bell Atlantic, GTE re-evaluated its billing and customer care requirements and modified its billing conversion plans. This charge decreased net income by $33.6 million.

12. GAIN ON DISPOSAL OF ASSETS AND OTHER:

     During the fourth quarter of 2000, the Company recorded pretax gains totaling $85.7 million from the sale of investments, including ALLTEL's remaining investment in WorldCom common stock. Proceeds from the investment sales amounted to $102.2 million. The Company also recorded a pretax gain of $35.5 million from the sale of its PCS operations in Birmingham, Ala. In addition, the Company recorded a pretax adjustment of $5.7 million to decrease the gain recognized from the exchange of wireless properties with Bell Atlantic and GTE initially recorded in the second quarter of 2000. These transactions increased net income in the fourth quarter by $67.0 million. In the third quarter of 2000, the Company recorded pretax gains totaling $476.3 million from the sale of a portion of its investment in WorldCom common stock. Proceeds from the investment sales amounted to $516.0 million. The Company also recorded a pretax adjustment of $1.4 million to reduce the gain recognized from the property exchanges with Bell Atlantic and GTE. This adjustment, along with the $5.7 million fourth quarter adjustment previously discussed, primarily reflects differences between the actual and estimated book values of the properties transferred. The third quarter transactions increased net income $282.3 million. During the second quarter of 2000, the Company recorded pretax gains totaling $1,353.1 million from the exchange of wireless properties with Bell Atlantic and GTE and from the sale of certain PCS assets. In addition, the Company recorded a pretax write-down of $15.0 million on its investment in APEX Global Information Services, Inc. ("APEX"), a provider of Internet access services. The write-off was recorded due to adverse market conditions facing APEX and that company's bankruptcy filing. These transactions increased net income in the second quarter by $775.1 million.

     During the fourth quarter of 1999, the Company recorded a pretax gain of $43.1 million from the sale of a portion of its investment in WorldCom common stock. Proceeds from this sale amounted to $45.0 million. This transaction increased net income by $27.2 million.

     In 1998, the Company recorded pretax gains of $265.7 million primarily from the sale of a portion of its investment in WorldCom common stock. Proceeds from these sales amounted to $290.9 million. In addition, the Company recorded a pretax gain of $30.5 million from the sale of its ownership interest in a cellular partnership serving the Omaha, Neb., market. The Company also incurred termination fees of $3.5 million related to the early retirement of long-term debt. These transactions increased net income $177.7 million.

13. INCOME TAXES:

     Income tax expense was as follows:

                                                            2000       1999      1998
                                                          --------    ------    ------
                                                                   (MILLIONS)
Federal.................................................  $1,119.4    $474.6    $438.4
State and other.........................................     265.9      72.6      63.4
                                                          --------    ------    ------
                                                          $1,385.3    $547.2    $501.8
                                                          ========    ======    ======

     The federal income tax expense consists of the following:

                                                            2000       1999      1998
                                                          --------    ------    ------
                                                                   (MILLIONS)
                                                          ----------------------------
Currently payable.......................................  $  703.7    $428.8    $409.8
Deferred................................................     417.4      48.9      32.8
Investment tax credit amortized.........................      (1.7)     (3.1)     (4.2)
                                                          --------    ------    ------
                                                          $1,119.4    $474.6    $438.4
                                                          ========    ======    ======

     Deferred income tax expense for 2000 primarily reflects the difference in the gain amount recognized for income tax purposes and the gain amount recorded in the financial statements related to the wireless property exchanges with Bell Atlantic and GTE. Deferred income tax expense for 1999 and 1998 primarily results from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. For the Company's regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as regulatory assets or liabilities. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates.

     Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
Statutory federal income tax rates..........................  35.0%   35.0%   35.0%
Increase (decrease):
  Investment tax credit.....................................  (0.1)   (0.2)   (0.4)
  State income taxes, net of federal benefit................   5.1     3.6     3.7
  Amortization of intangibles...............................   1.0     1.2     1.3
  Merger and integration expenses...........................    --     0.7     4.0
  Other items...............................................   0.3     0.8     1.8
                                                              ----    ----    ----
Effective income tax rates..................................  41.3%   41.1%   45.4%
                                                              ====    ====    ====

     The significant components of the net deferred income tax liability were as follows at December 31:

                                                               2000       1999
                                                              -------    ------
                                                                 (MILLIONS)
Property, plant and equipment...............................  $ 612.4    $534.7
Goodwill and other intangibles..............................   (513.6)    (34.2)
Capitalized computer software...............................     77.6     119.0
Unrealized holding gain on investments......................      0.9     339.0
Operating loss carryforwards................................     (7.3)    (15.1)
Other, net..................................................     43.6     (37.6)
                                                              -------    ------
                                                                213.6     905.8
Valuation allowance.........................................      3.4      11.7
                                                              -------    ------
  Deferred income taxes.....................................  $ 217.0    $917.5
                                                              =======    ======

     At December 31, 2000 and 1999, total deferred tax assets were $678.7 million and $270.8 million, respectively, and total deferred tax liabilities were $895.7 million and $1,188.3 million, respectively. As of December 31, 2000 and 1999, the Company had available tax benefits associated with federal and state operating loss carryforwards of $7.3 million and $15.1 million, respectively, which expire annually in varying amounts to 2012. The valuation allowance primarily represents tax benefits of certain state operating loss carryforwards and other deferred tax assets, which may expire unutilized.

14. OTHER COMPREHENSIVE INCOME (LOSS):

     For the Company, other comprehensive income (loss) consists of unrealized holding gains (losses) on its investments in equity securities and foreign currency translation adjustments. The components of other comprehensive income
(loss) were as follows for the years ended December 31:

                                                           2000       1999      1998
                                                          -------    ------    -------
                                                                   (MILLIONS)
Unrealized holding gains (losses) on investments:
  Unrealized holding gains (losses) arising in the
     period.............................................  $(375.9)   $ 83.5    $ 676.0
  Income tax expense (benefit)..........................   (123.2)     11.0      265.0
                                                          -------    ------    -------
                                                           (252.7)     72.5      411.0
                                                          -------    ------    -------
  Less: reclassification adjustments for gains included
        in net income for the period....................   (562.0)    (43.1)    (265.6)
  Income tax expense....................................    224.8      15.9      104.2
                                                          -------    ------    -------
                                                           (337.2)    (27.2)    (161.4)
                                                          -------    ------    -------
  Net unrealized gains (losses) in the period...........   (937.9)     40.4      410.4
  Income tax expense (benefit)..........................   (348.0)     (4.9)     160.8
                                                          -------    ------    -------
                                                           (589.9)     45.3      249.6
                                                          -------    ------    -------
Foreign currency translation............................      1.0       0.1       (1.6)
                                                          -------    ------    -------
Other comprehensive income (loss) before tax............   (936.9)     40.5      408.8
Income tax expense (benefit)............................   (348.0)     (4.9)     160.8
                                                          -------    ------    -------
Other comprehensive income (loss).......................  $(588.9)   $ 45.4    $ 248.0
                                                          =======    ======    =======

15. LITIGATION-CLAIMS AND ASSESSMENTS:

     In July 1996, the Georgia Public Service Commission (the "Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24.0 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. In November 1996, the Superior Court of Fulton County, Georgia (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation. The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and in July 1997, the Georgia Court of Appeals reversed the Superior Court's decision. In August 1997, the Company filed with the Georgia Supreme Court a petition requesting that the Georgia Court of Appeals' decision be reversed. In October 1998, the Georgia Supreme Court upheld the Georgia Court of Appeals' ruling that the Georgia PSC had the authority to conduct the rate proceeding. The case was returned to the Superior Court for it to rule on the issues it had not previously decided. In April 1999, the Superior Court vacated and reversed the July 1996 Georgia PSC order and remanded the case with instructions to dismiss. The Georgia PSC appealed the Superior Court's decision.

     In April 2000, ALLTEL signed a settlement agreement with the Georgia PSC to settle this case. As part of the agreement, ALLTEL agreed to accelerate deployment of digital subscriber lines and Internet service to its customers in Georgia and to reduce certain optional local calling plan rates. In addition, ALLTEL agreed to future reductions in funds received from the Georgia Universal Service Fund. These revenue reductions totaled $11.7 million in 2000 and will total approximately $26.0 million in 2001. In exchange for the Company's commitments, the Georgia PSC agreed to withdraw its appeal of the Superior Court's April 1999 decision. In June 2000, the Georgia Court of Appeals acknowledged that the case had been settled and thus its ruling was moot, but denied the motion to dismiss and reversed the Superior Court's decision. In September 2000, ALLTEL and the Georgia PSC reached a final settlement agreement to resolve all pending litigation involving the two parties. Under terms of the final agreement, ALLTEL issued a one-time credit of about $25 to approximately 450,000 wireline customers in Georgia. The credits, which totaled $11.5 million, were issued during the fourth quarter of 2000, and were recorded as a reduction in wireline operating revenues. These one-time credits were in addition to the other commitments agreed to by ALLTEL under the settlement agreement signed in April 2000, as discussed above.

     The Company is party to various other legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of the Company.

16. BUSINESS SEGMENTS:

     ALLTEL disaggregates its business operations based upon differences in products and services. The Company's communications operations consist of its wireless, wireline and emerging businesses segments. Wireless communications and paging services are provided in 21 states. The Company's wireline subsidiaries provide primary local service and network access in 15 states. Emerging businesses include the Company's long-distance, local competitive access, Internet access, network management and PCS operations. Long-distance and Internet access services are marketed in 24 states. The Company is currently providing local competitive access, PCS and network management services in select areas within its geographically focused communications markets. Information services provide information processing, outsourcing services and application software primarily to financial and telecommunications customers. The principal markets for information services' products and services are commercial banks, financial institutions and telecommunications companies in the United States and major international markets. Other operations consist of the Company's product distribution and directory publishing operations. Corporate items include general corporate expenses, headquarters facilities and equipment, investments, goodwill and other non-recurring and unusual items not allocated to the segments.

     The accounting policies used in measuring segment assets and operating results are the same as those described in Note 1. The non-recurring and unusual items discussed in Notes 10, 11 and 12 are not allocated to the segments and are included in corporate operations. The Company evaluates performance of the segments based on segment operating income, excluding non-recurring and unusual items. The Company accounts for intercompany sales at current market prices or in accordance with regulatory requirements.

Information about the Company's business segments was as follows for the year ended December 31, 2000:

                                                        COMMUNICATIONS
                                         --------------------------------------------
                                                                EMERGING                INFORMATION     OTHER        TOTAL
                                         WIRELESS   WIRELINE   BUSINESSES     TOTAL      SERVICES     OPERATIONS   SEGMENTS
                                         --------   --------   ----------     -----     -----------   ----------   --------
                                                                             (MILLIONS)
Revenues and sales from unaffiliated
  customers:
    Domestic...........................  $3,332.6   $1,682.1     $332.4     $ 5,347.1    $  853.7       $396.4     $ 6,597.2
    International......................        --         --         --            --       134.2           --         134.2
                                         --------   --------     ------     ---------    --------       ------     ---------
                                          3,332.6    1,682.1      332.4       5,347.1       987.9        396.4       6,731.4
Intercompany revenues and sales........        --       63.9       67.3         131.2       292.0        237.8         661.0
                                         --------   --------     ------     ---------    --------       ------     ---------
  Total revenues and sales.............   3,332.6    1,746.0      399.7       5,478.3     1,279.9        634.2       7,392.4
                                         --------   --------     ------     ---------    --------       ------     ---------
Operating expenses.....................   2,015.4      732.9      389.6       3,137.9       940.8        610.4       4,689.1
Depreciation and amortization..........     438.0      345.2       34.0         817.2       154.1          1.7         973.0
Merger and integration expenses and
  other charges........................        --         --         --            --          --           --            --
                                         --------   --------     ------     ---------    --------       ------     ---------
  Total costs and expenses.............   2,453.4    1,078.1      423.6       3,955.1     1,094.9        612.1       5,662.1
                                         --------   --------     ------     ---------    --------       ------     ---------
Operating income (loss)................     879.2      667.9      (23.9)      1,523.2       185.0         22.1       1,730.3
Equity earnings in unconsolidated
  partnerships.........................     120.5         --         --         120.5          --           --         120.5
Minority interest in consolidated
  partnerships.........................     (98.0)        --         --         (98.0)        0.8           --         (97.2)
Other income, net......................      13.2        5.5        3.5          22.2        18.2           --          40.4
                                         --------   --------     ------     ---------    --------       ------     ---------
  Total non-operating income, net......      35.7        5.5        3.5          44.7        19.0           --          63.7
                                         --------   --------     ------     ---------    --------       ------     ---------
Interest expense.......................    (203.8)     (57.1)     (33.3)       (294.2)       (8.3)        (2.8)       (305.3)
Gain on disposal of assets and other           --         --         --            --          --           --            --
                                         --------   --------     ------     ---------    --------       ------     ---------
Income before income taxes.............     711.1      616.3      (53.7)      1,273.7       195.7         19.3       1,488.7
Income tax expense (benefit)...........     314.0      231.4      (20.7)        524.7        81.7          7.4         613.8
                                         --------   --------     ------     ---------    --------       ------     ---------
Income before cumulative effect of
  accounting change....................     397.1      384.9      (33.0)        749.0       114.0         11.9         874.9
Cumulative effect of accounting
  change...............................     (34.5)      (1.8)      (0.3)        (36.6)         --           --         (36.6)
                                         --------   --------     ------     ---------    --------       ------     ---------
Net income (loss)......................  $  362.6   $  383.1     $(33.3)    $   712.4    $  114.0       $ 11.9     $   838.3
                                         ========   ========     ======     =========    ========       ======     =========
Assets.................................  $6,990.4   $3,124.1     $472.3     $10,586.8    $  948.3       $521.2     $12,056.3
Investments in unconsolidated
  partnerships.........................  $  231.8   $     --     $   --     $   231.8    $     --       $   --     $   231.8
Capital expenditures...................  $  541.7   $  330.6     $152.5     $ 1,024.8    $  118.5       $  5.9     $ 1,149.2


                                         CORPORATE    INTERCOMPANY   CONSOLIDATED
                                         OPERATIONS   ELIMINATIONS      TOTAL
                                         ----------   ------------   ------------
                                                        (MILLIONS)
Revenues and sales from unaffiliated
  customers:
    Domestic...........................   $     --      $    --       $ 6,597.2
    International......................         --           --           134.2
                                          --------      -------       ---------
                                                --           --         6,731.4
Intercompany revenues and sales........         --       (325.4)A         335.6
                                          --------      -------       ---------
  Total revenues and sales.............         --       (325.4)        7,067.0
                                          --------      -------       ---------
Operating expenses.....................       22.0       (325.4)A       4,385.7
Depreciation and amortization..........       15.4           --           988.4
Merger and integration expenses and
  other charges........................       25.4           --            25.4
                                          --------      -------       ---------
  Total costs and expenses.............       62.8       (325.4)        5,399.5
                                          --------      -------       ---------
Operating income (loss)................      (62.8)          --         1,667.5
Equity earnings in unconsolidated
  partnerships.........................         --           --           120.5
Minority interest in consolidated
  partnerships.........................         --           --           (97.2)
Other income, net......................        1.8           --            42.2
                                          --------      -------       ---------
  Total non-operating income, net......        1.8           --            65.5
                                          --------      -------       ---------
Interest expense.......................       (5.5)          --          (310.8)
Gain on disposal of assets and other       1,928.5           --         1,928.5
                                          --------      -------       ---------
Income before income taxes.............    1,862.0           --         3,350.7
Income tax expense (benefit)...........      771.5           --         1,385.3
                                          --------      -------       ---------
Income before cumulative effect of
  accounting change....................    1,090.5           --         1,965.4
Cumulative effect of accounting
  change...............................         --           --           (36.6)
                                          --------      -------       ---------
Net income (loss)......................   $1,090.5      $    --       $ 1,928.8
                                          ========      =======       =========
Assets.................................   $  428.6B     $(302.9)C     $12,182.0
Investments in unconsolidated
  partnerships.........................   $     --      $    --       $   231.8
Capital expenditures...................   $   15.5      $    --       $ 1,164.7

---------------
Notes:

A See "Transactions with Certain Affiliates" in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

B Corporate assets consist of fixed assets ($225.1 million), investments ($44.6 million), goodwill ($99.1 million) and other assets ($59.8 million) not allocated to the segments.

C Elimination of intercompany receivables.

Information about the Company's business segments was as follows for the year ended December 31, 1999:

                                                        COMMUNICATIONS
                                          -------------------------------------------
                                                                 EMERGING               INFORMATION     OTHER       TOTAL
                                          WIRELESS   WIRELINE   BUSINESSES    TOTAL      SERVICES     OPERATIONS   SEGMENTS
                                          --------   --------   ----------    -----     -----------   ----------   --------
                                                                             (MILLIONS)
Revenues and sales from unaffiliated
  customers:
    Domestic............................  $2,902.2   $1,621.4     $270.0     $4,793.6    $  822.1       $368.8      $5,984.5
    International.......................        --         --         --           --       155.3           --         155.3
                                          --------   --------     ------     --------    --------       ------      --------
                                           2,902.2    1,621.4      270.0      4,793.6       977.4        368.8       6,139.8
Intercompany revenues and sales.........        --       56.1       10.4         66.5       268.1        211.0         545.6
                                          --------   --------     ------     --------    --------       ------      --------
  Total revenues and sales..............   2,902.2    1,677.5      280.4      4,860.1     1,245.5        579.8       6,685.4
                                          --------   --------     ------     --------    --------       ------      --------
Operating expenses......................   1,664.4      734.7      300.3      2,699.4       926.1        557.0       4,182.5
Depreciation and amortization...........     351.3      323.7       27.4        702.4       144.1          1.2         847.7
Merger and integration expenses and
  other charges.........................        --         --         --           --          --           --            --
                                          --------   --------     ------     --------    --------       ------      --------
  Total costs and expenses..............   2,015.7    1,058.4      327.7      3,401.8     1,070.2        558.2       5,030.2
                                          --------   --------     ------     --------    --------       ------      --------
Operating income (loss).................     886.5      619.1      (47.3)     1,458.3       175.3         21.6       1,655.2
Equity earnings in unconsolidated
  partnerships..........................     105.0         --         --        105.0          --           --         105.0
Minority interest in consolidated
  partnerships..........................    (116.6)        --         --       (116.6)         --           --        (116.6)
Other income, net.......................      18.3        6.2        7.2         31.7        17.2          0.5          49.4
                                          --------   --------     ------     --------    --------       ------      --------
  Total non-operating income, net.......       6.7        6.2        7.2         20.1        17.2          0.5          37.8
                                          --------   --------     ------     --------    --------       ------      --------
Interest expense........................    (174.8)     (67.2)     (25.0)      (267.0)       (9.7)        (1.4)       (278.1)
Gain on disposal of assets and other....        --         --         --           --          --           --            --
                                          --------   --------     ------     --------    --------       ------      --------
Income before income taxes..............     718.4      558.1      (65.1)     1,211.4       182.8         20.7       1,414.9
Income tax expense (benefit)............     304.0      204.7      (25.0)       483.7        75.2          8.0         566.9
                                          --------   --------     ------     --------    --------       ------      --------
Net income (loss).......................  $  414.4   $  353.4     $(40.1)    $  727.7    $  107.6       $ 12.7       $ 848.0
                                          ========   ========     ======     ========    ========       ======      ========
Assets..................................  $4,790.2   $3,171.5     $436.8     $8,398.5    $  883.6       $259.4      $9,541.5
Investments in unconsolidated
  partnerships..........................  $  490.8   $     --     $   --     $  490.8    $     --       $   --       $ 490.8
Capital expenditures....................  $  350.7   $  352.9     $118.3     $  821.9    $   94.6       $  1.0       $ 917.5


                                          CORPORATE    INTERCOMPANY   CONSOLIDATED
                                          OPERATIONS   ELIMINATIONS      TOTAL
                                          ----------   ------------   ------------
                                                         (MILLIONS)
Revenues and sales from unaffiliated
  customers:
    Domestic............................   $     --      $    --       $ 5,984.5
    International.......................         --           --           155.3
                                           --------      -------       ---------
                                                 --           --         6,139.8
Intercompany revenues and sales.........         --       (224.0)A         321.6
                                           --------      -------       ---------
  Total revenues and sales..............         --       (224.0)        6,461.4
                                           --------      -------       ---------
Operating expenses......................       25.1       (224.0)A       3,983.6
Depreciation and amortization...........       14.5           --           862.2
Merger and integration expenses and
  other charges.........................       90.5           --            90.5
                                           --------      -------       ---------
  Total costs and expenses..............      130.1       (224.0)        4,936.3
                                           --------      -------       ---------
Operating income (loss).................     (130.1)          --         1,525.1
Equity earnings in unconsolidated
  partnerships..........................         --           --           105.0
Minority interest in consolidated
  partnerships..........................         --           --          (116.6)
Other income, net.......................        5.0           --            54.4
                                           --------      -------       ---------
  Total non-operating income, net.......        5.0           --            42.8
                                           --------      -------       ---------
Interest expense........................       (2.1)          --          (280.2)
Gain on disposal of assets and other....       43.1           --            43.1
                                           --------      -------       ---------
Income before income taxes..............      (84.1)          --         1,330.8
Income tax expense (benefit)............      (19.7)          --           547.2
                                           --------      -------       ---------
Net income (loss).......................   $  (64.4)     $    --       $   783.6
                                           ========      =======       =========
Assets..................................   $1,351.7B     $(119.0)C     $10,774.2
Investments in unconsolidated
  partnerships..........................   $     --      $    --       $   490.8
Capital expenditures....................   $   89.0      $    --       $ 1,006.5

---------------

Notes:

A See "Transactions with Certain Affiliates" in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

B Corporate assets consist of fixed assets ($216.8 million), investments
  ($1,019.6 million), goodwill ($102.1 million) and other assets ($13.2 million) not allocated to the segments.

C Elimination of intercompany receivables.

Information about the Company's business segments was as follows for the year ended December 31, 1998:

                                                        COMMUNICATIONS
                                          -------------------------------------------
                                                                 EMERGING               INFORMATION     OTHER       TOTAL
                                          WIRELESS   WIRELINE   BUSINESSES    TOTAL      SERVICES     OPERATIONS   SEGMENTS
                                          --------   --------   ----------    -----     -----------   ----------   --------
                                                                             (MILLIONS)
Revenues and sales from unaffiliated
  customers:
    Domestic............................  $2,493.7   $1,448.8     $155.9     $4,098.4    $  850.8       $338.1     $5,287.3
    International.......................        --         --         --           --       154.3           --        154.3
                                          --------   --------     ------     --------    --------       ------     --------
                                           2,493.7    1,448.8      155.9      4,098.4     1,005.1        338.1      5,441.6
Intercompany revenues and sales.........        --       50.4       11.4         61.8       156.7        263.2        481.7
                                          --------   --------     ------     --------    --------       ------     --------
  Total revenues and sales..............   2,493.7    1,499.2      167.3      4,160.2     1,161.8        601.3      5,923.3
                                          --------   --------     ------     --------    --------       ------     --------
Operating expenses......................   1,499.5      679.1      191.1      2,369.7       860.4        573.7      3,803.8
Depreciation and amortization...........     319.6      289.5       14.2        623.3       138.7          1.7        763.7
Merger and integration expenses.........        --         --         --           --          --           --           --
Provision to reduce carrying value of
  certain assets........................        --         --         --           --          --           --           --
                                          --------   --------     ------     --------    --------       ------     --------
  Total costs and expenses..............   1,819.1      968.6      205.3      2,993.0       999.1        575.4      4,567.5
                                          --------   --------     ------     --------    --------       ------     --------
Operating income (loss).................     674.6      530.6      (38.0)     1,167.2       162.7         25.9      1,355.8
Equity earnings in unconsolidated
  partnerships..........................     114.9         --         --        114.9          --           --        114.9
Minority interest in consolidated
  partnerships..........................    (104.5)        --         --       (104.5)         --           --       (104.5)
Other income, net.......................      29.5       10.5        2.9         42.9        10.6          0.3         53.8
                                          --------   --------     ------     --------    --------       ------     --------
  Total non-operating income, net.......      39.9       10.5        2.9         53.3        10.6          0.3         64.2
                                          --------   --------     ------     --------    --------       ------     --------
Interest expense........................    (162.7)     (62.8)     (13.0)      (238.5)      (12.3)        (1.3)      (252.1)
Gain on disposal of assets and other....        --         --         --           --          --           --           --
                                          --------   --------     ------     --------    --------       ------     --------
Income before income taxes..............     551.8      478.3      (48.1)       982.0       161.0         24.9      1,167.9
Income tax expense (benefit)............     241.3      179.1      (18.6)       401.8        67.6          9.7        479.1
                                          --------   --------     ------     --------    --------       ------     --------
Net income (loss).......................  $  310.5   $  299.2     $(29.5)    $  580.2    $   93.4       $ 15.2      $ 688.8
                                          ========   ========     ======     ========    ========       ======     ========
Assets..................................  $4,611.5   $3,080.0     $217.0     $7,908.5    $  872.8       $179.9     $8,961.2
Investments in unconsolidated
  partnerships..........................  $  634.2   $     --     $   --     $  634.2    $     --       $   --      $ 634.2
Capital expenditures....................  $  363.4   $  319.1     $174.6     $  857.1    $  111.3       $  1.5      $ 969.9


                                          CORPORATE    INTERCOMPANY   CONSOLIDATED
                                          OPERATIONS   ELIMINATIONS      TOTAL
                                          ----------   ------------   ------------
                                                         (MILLIONS)
Revenues and sales from unaffiliated
  customers:
    Domestic............................   $     --      $    --       $ 5,287.3
    International.......................         --           --           154.3
                                           --------      -------       ---------
                                                 --           --         5,441.6
Intercompany revenues and sales.........         --       (142.6)A         339.1
                                           --------      -------       ---------
  Total revenues and sales..............         --       (142.6)        5,780.7
                                           --------      -------       ---------
Operating expenses......................       12.1       (142.6)A       3,673.3
Depreciation and amortization...........       10.8           --           774.5
Merger and integration expenses.........      252.0           --           252.0
Provision to reduce carrying value of
  certain assets........................       55.0           --            55.0
                                           --------      -------       ---------
  Total costs and expenses..............      329.9       (142.6)        4,754.8
                                           --------      -------       ---------
Operating income (loss).................     (329.9)          --         1,025.9
Equity earnings in unconsolidated
  partnerships..........................         --           --           114.9
Minority interest in consolidated
  partnerships..........................         --           --          (104.5)
Other income, net.......................        0.5           --            54.3
                                           --------      -------       ---------
  Total non-operating income, net.......        0.5           --            64.7
                                           --------      -------       ---------
Interest expense........................      (26.3)          --          (278.4)
Gain on disposal of assets and other....      292.7           --           292.7
                                           --------      -------       ---------
Income before income taxes..............      (63.0)          --         1,104.9
Income tax expense (benefit)............       22.7           --           501.8
                                           --------      -------       ---------
Net income (loss).......................   $  (85.7)     $    --       $   603.1
                                           ========      =======       =========
Assets..................................   $1,258.4B     $ (64.1)C     $10,155.5
Investments in unconsolidated
  partnerships..........................   $     --      $    --       $   634.2
Capital expenditures....................   $   28.1      $    --       $   998.0

---------------

Notes:

A See "Transactions with Certain Affiliates" in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

B Corporate assets consist of fixed assets ($141.4 million), investments ($954.6 million), goodwill ($104.3 million) and other assets ($58.1 million) not allocated to the segments.

C Elimination of intercompany receivables.

17. QUARTERLY FINANCIAL INFORMATION -- (UNAUDITED):

                                                  FOR THE YEAR ENDED DECEMBER 31, 2000
                                        --------------------------------------------------------
                                         TOTAL        4TH         3RD         2ND         1ST
                                        --------    --------    --------    --------    --------
                                                  (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues and sales....................  $7,067.0    $1,843.8    $1,803.2    $1,775.0    $1,645.0
Operating income......................  $1,667.5    $  404.4    $  411.9    $  445.7    $  405.5
Income before cumulative effect of
  accounting change...................  $1,965.4    $  261.9    $  484.0    $1,003.5    $  216.0
Cumulative effect of accounting
  change..............................     (36.6)         --          --          --       (36.6)
                                        --------    --------    --------    --------    --------
Net income............................   1,928.8       261.9       484.0     1,003.5       179.4
Preferred dividends...................       0.1          --          --         0.1          --
                                        --------    --------    --------    --------    --------
Net income applicable to common
  shares..............................  $1,928.7    $  261.9    $  484.0    $1,003.4    $  179.4
                                        ========    ========    ========    ========    ========
Basic earnings per share:
  Income before cumulative effect of
     accounting change................  $   6.25    $    .84    $   1.54    $   3.18    $    .69
  Cumulative effect of accounting
     change...........................      (.12)         --          --          --        (.12)
                                        --------    --------    --------    --------    --------
  Net income..........................  $   6.13    $    .84    $   1.54    $   3.18    $    .57
                                        ========    ========    ========    ========    ========
Diluted earnings per share:
  Income before cumulative effect of
     accounting change................  $   6.20    $    .83    $   1.53    $   3.15    $    .68
  Cumulative effect of accounting
     change...........................      (.12)         --          --          --        (.12)
                                        --------    --------    --------    --------    --------
  Net income..........................  $   6.08    $    .83    $   1.53    $   3.15    $    .56
                                        ========    ========    ========    ========    ========

                                                  FOR THE YEAR ENDED DECEMBER 31, 1999
                                        --------------------------------------------------------
                                         TOTAL        4TH         3RD         2ND         1ST
                                        --------    --------    --------    --------    --------
                                                  (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues and sales....................  $6,461.4    $1,639.6    $1,675.8    $1,630.7    $1,515.3
Operating income......................  $1,525.1    $  390.4    $  338.5    $  422.8    $  373.4
Income before cumulative effect of
  accounting change...................  $  783.6    $  233.5    $  150.3    $  213.3    $  186.5
Cumulative effect of accounting
  change..............................        --          --          --          --          --
                                        --------    --------    --------    --------    --------
Net income............................     783.6       233.5       150.3       213.3       186.5
Preferred dividends...................       0.9         0.2         0.2         0.3         0.2
                                        --------    --------    --------    --------    --------
Net income applicable to common
  shares..............................  $  782.7    $  233.3    $  150.1    $  213.0    $  186.3
                                        ========    ========    ========    ========    ========
Basic earnings per share:
  Income before cumulative effect of
     accounting change................  $   2.50    $    .74    $    .48    $    .68    $    .60
  Cumulative effect of accounting
     change...........................        --          --          --          --          --
                                        --------    --------    --------    --------    --------
  Net income..........................  $   2.50    $    .74    $    .48    $    .68    $    .60
                                        ========    ========    ========    ========    ========
Diluted earnings per share:
  Income before cumulative effect of
     accounting change................  $   2.47    $    .73    $    .47    $    .67    $    .59
  Cumulative effect of accounting
     change...........................        --          --          --          --          --
                                        --------    --------    --------    --------    --------
  Net income..........................  $   2.47    $    .73    $    .47    $    .67    $    .59
                                        ========    ========    ========    ========    ========

---------------

Notes:

A. During the fourth quarter of 2000, the Company recorded pretax gains totaling $85.7 million from the sale of equity securities. The Company also recorded a pretax gain of $35.5 million from the sale of PCS operations. The Company also recorded a pretax adjustment of $5.7 million to decrease the gain recognized from the exchange of wireless properties with Bell Atlantic and GTE initially recorded in the second quarter of 2000. These transactions increased net income $67.0 million or $.22 per share. Operating income includes a pretax charge of $1.9 million for branding and signage costs incurred in connection with the acquisition of wireless assets from SBC, partially offset by a $1.1 million reduction in the merger and integration liability related to the Company's September 1999 restructuring of its wireline operations. These charges decreased net income $0.5 million or less than $.01 per share. (See Notes 10 and 12.)

B. In the third quarter of 2000, the Company recorded pretax gains of $476.3 million from the sale of WorldCom common stock, partially offset by a pretax adjustment of $1.4 million to reduce the gain recognized from the wireless property exchanges with Bell Atlantic and GTE. These transactions increased net income $282.3 million or $.90 per share. Operating income includes a pretax charge of $11.5 million related to a litigation settlement. Operating income also includes a pretax charge of $9.2 million for branding and severance costs incurred in connection with the property exchanges with Bell Atlantic and GTE, partially offset by a $1.5 million reduction in liabilities associated with certain 1999 merger and integration activities. These charges decreased net income $11.6 million or $.04 per share. (See Notes 10, 12 and 15.)

C. During the second quarter of 2000, the Company recorded pretax gains of $1,353.1 million from the exchange of wireless properties with Bell Atlantic and GTE and from the sale of certain PCS assets. In addition, the Company recorded a pretax write-down of $15.0 million on its investment in an Internet access service provider. These transactions increased net income $775.1 million or $2.46 per share. Operating income for the second quarter of 2000 includes a pretax charge of $8.8 million for branding and severance costs incurred in connection with the property exchanges with Bell Atlantic and GTE, partially offset by a $2.0 million reduction in the merger and integration liability related to the Company's July 1999 acquisition of Aliant. These charges decreased net income $4.1 million or $.01 per share. (See Notes 10 and 12.)

D. First quarter 2000 operating income includes a pretax charge of $10.1 million incurred in connection with certain restructuring activities in the Company's information services business. This charge decreased net income $5.9 million or $.02 per share. (See Note 10.) Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $36.6 million, net of income tax benefit of $23.3 million or $.12 per share. (See Note 2.)

E. During the fourth quarter of 1999, the Company recorded a pretax gain of $43.1 million from the sale of WorldCom common stock. This gain increased net income $27.2 million or $.08 per share. (See Note 12.)

F. Third quarter 1999 operating income includes a pretax charge of $90.5 million in connection with the closing of the Company's mergers with Aliant, Liberty, KINI L.C., AIR and Southern Data and with certain loss contingencies and other restructuring activities. These charges decreased net income $66.0 million or $.21 per share. (See Note 10.)

G. In the opinion of management, all adjustments necessary for a fair presentation of results for each period have been included.

18. SUBSEQUENT EVENTS -- (UNAUDITED):

     On February 15, 2001, the Company announced that it was reorganizing its communications and corporate operations. The reorganization is expected to result in a workforce reduction of approximately 1,000 positions. As a result of the reorganization, the Company will record a one-time, pretax charge of $40 to $50 million during the first quarter of 2001.

     On February 20, 2001, the Company completed the sale of 20 PCS licenses in six states to Verizon Wireless at a total cash purchase price of $410 million.

                  DIRECTORS AND OFFICERS OF ALLTEL CORPORATION

         DIRECTORS                           DIRECTORS                          OFFICERS                     OFFICERS
         ---------                           ---------                          --------                     --------

John R. Belk(3,4)                   John P. McConnell(2,4)              Joe T. Ford                  Keith A. Kostuch
  President of Finance,               Chairman and Chief                  Chairman and Chief           Senior Vice President --
  Systems and Operations,             Executive Officer,                  Executive Officer            Strategic Planning
  Belk, Inc.,                         Worthington Industries, Inc.,
  Charlotte, North Carolina           Columbus, Ohio                    Scott T. Ford                Frank A. O'Mara
                                                                          President and Chief          Vice President --
Joe T. Ford(1)                      Josie C. Natori(2)                    Operating Officer            Human Resources
  Chairman and Chief                  Chief Executive Officer,
  Executive Officer of the            The Natori Company,               Kevin L. Beebe(4)            David A. Gatewood
  Company                             New York, New York                  Group President --           Controller
                                                                          Communications
Scott T. Ford                       Gregory W. Penske(4)                                             Scott H. Settelmyer
  President and Chief                 President,                        Michael T. Flynn               Treasurer
  Operating Officer of the            Penske Automotive                   Group President --
  Company                             Group, Inc.,                        Communications
                                      El Monte, California
Dennis E. Foster(1)                                                     Jeffrey H. Fox
  Former Vice Chairman of           Frank E. Reed(3,5)                    Group President --
  the Company,                        Former Non-Management               Information Services
  Lexington, Kentucky                 Chairman of the Board,
                                      360(degree) Communications        Francis X. Frantz
Lawrence L. Gellerstedt III(2,4)      Company,                            Executive Vice
  President and Chief                 Philadelphia, Pennsylvania          President --
  Operating Officer,                                                      External Affairs, General
  The Integral Group,               Fred W. Smith(3)                      Counsel and Secretary
  Atlanta, Georgia                    Chairman of the Board
                                      of Trustees,                      Jeffery R. Gardner
Charles H. Goodman(1,3,5)             Donald W. Reynolds                  Senior Vice President --
  Vice President,                     Foundation,                         Chief Financial Officer
  Henry Crown and                     Las Vegas, Nevada
  Company,                                                              John S. Haley
  Chicago, Illinois                 Ronald Townsend(2,5)                  Senior Vice President --
W.W. Johnson(1,4)                     Communications                      Chief Technology
  Chairman of the Executive           Consultant,                         Officer
  Committee, Bank of                  Jacksonville, Florida
  America Corporation,
  Charlotte, North Carolina
Emon A. Mahony Jr.(1,5)
  Chairman of the Board,
  Arkansas Oklahoma Gas
  Corporation,
  Fort Smith, Arkansas

---------------

(1) Executive Committee

(2) Nominating Committee

(3) Audit Committee

(4) Compensation Committee

(5) Pension Trust Investment Committee

                              INVESTOR INFORMATION

INVESTOR RELATIONS

     Information requests from investors, security analysts and other members of the investment community should be addressed to:

   Investor Relations Department
   ALLTEL Corporation
   One Allied Drive
   Little Rock, Arkansas 72202
   toll-free 877.4.INFO.AT (877.446.3627)

COMMON STOCK PRICE AND DIVIDEND INFORMATION

Ticker Symbol                       AT
Newspaper Listing                   ALLTEL

                                    MARKET PRICE
                              ------------------------   DIVIDEND
YEAR                   QTR.    HIGH     LOW     CLOSE    DECLARED
----                   ----   ------   ------   ------   --------
2000                   4th    $65.63   $50.50   $62.44    $.330
                       3rd    $64.94   $47.75   $52.19    $.320
                       2nd    $70.44   $59.06   $61.94    $.320
                       1st    $82.38   $55.88   $63.06    $.320
1999                   4th    $91.81   $69.81   $82.69    $.320
                       3rd    $75.00   $65.63   $70.38    $.305
                       2nd    $74.56   $62.38   $71.50    $.305
                       1st    $67.50   $56.31   $62.38    $.305

     The common stock is listed and traded on the New York and Pacific stock exchanges. The above table reflects the range of high, low and closing prices as reported by Dow Jones & Company, Inc.

     As of December 31, 2000, the approximate number of stockholders of common stock including an estimated for those holding shares in brokers' accounts was 255,000.

INTERNET/TELEPHONE VOTING

     Stockholders of record may vote their proxies via the internet at http://proxy.georgeson.com or by phone toll-free at 1-877-816-0833. Instructions are shown on the top of your proxy voting card. Stockholders may also consent to electronic delivery of future annual reports and proxy statements.

     If a brokerage firm holds your shares, you also may be eligible to vote via the Internet or by telephone. Consult your broker for voting instructions and to find out if electronic access to annual reports and proxy statements is available to you.

TOLL-FREE INVESTOR INFORMATION LINE

     Call 877.4INFO.AT (877.466.3627) for an automatic connection to ALLTEL's investor relations and shareholder services departments, recent new releases, stock quotes and answers to frequently asked questions.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

     General questions about accounts, stock certificates or dividends should be directed to:

   First Union National Bank
   Customer Service
   1525 West W.T. Harris Blvd. 3C3
   Charlotte, North Carolina 28288-1153
   toll-free 888.243.5445

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     ALLTEL offers a Dividend Reinvestment and Stock Purchase Plan for registered common stockholders. In addition, to reinvesting dividends, the plan allows participants to invest cash toward the purchase of ALLTEL common stock. Additional information about dividend reinvestment may be obtained from the Agent, First Union National Bank.

ELECTRONIC DIVIDEND DEPOSIT

     ALLTEL offers Electronic Dividend Deposit to registered common stockholders. Electronic deposit allows dividend payments to be automatically deposited into a checking or savings account and eliminates the inconvenience of delayed or lost dividend checks. More information about Electronic Dividend Deposit may be obtained from the Agent, First Union National Bank.

FOR THE LATEST NEWS ABOUT ALLTEL, VISIT OUR WEB SITE AT www.alltel.com

     Investor relations information, including stock quotes, charts of ALLTEL's stock trading activity, financial reports, and SEC filings, and company presentations, is available on our Web site at www.alltel.com.

                                                                      APPENDIX B

                               ALLTEL CORPORATION
                               BOARD OF DIRECTORS

                            AUDIT COMMITTEE CHARTER
                     (AS ADOPTED EFFECTIVE APRIL 20, 2000)

Organization

     The Audit Committee (the "Committee") of the Board of Directors of ALLTEL Corporation ("ALLTEL") shall be appointed by the Board of Directors and shall consist of at least three directors, each of whom must be independent of the ALLTEL management and of ALLTEL. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from the ALLTEL management and from ALLTEL. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility related to ALLTEL's financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, the annual independent audit of ALLTEL's financial statements, and legal compliance and ethics programs as established by the ALLTEL management and the Board of Directors. In so doing, the Committee shall be responsible for maintaining free and open communication among the Committee, ALLTEL's independent auditors, internal auditors, and the ALLTEL management. In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities, and personnel of ALLTEL and the power to retain outside professionals for this purpose.

Responsibilities and Processes

     The primary responsibility of the Committee is to oversee ALLTEL's financial reporting process on behalf of the Board of Directors and report the results of these activities to the Board of Directors. The ALLTEL Management is responsible for preparing ALLTEL's financial statements, and ALLTEL's independent auditors are responsible for auditing those financial statements. The Committee believes its policies and procedures in carrying out its responsibilities should be flexible in order to best respond to changing conditions and circumstances.

     The principal recurring processes of the Committee in carrying out its oversight responsibilities are set forth below (with the understanding that the Committee may supplement these processes as appropriate).

     - The Committee shall maintain a clear understanding with ALLTEL's management and ALLTEL's independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Committee. The Committee shall have the authority and responsibility to select, evaluate and, when appropriate, replace the independent auditors. The Committee shall annually review and recommend to the Board of Directors the selection of ALLTEL's independent auditors.

     - The Committee shall ensure that ALLTEL's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and ALLTEL. The Committee also shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors and shall recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     - The Committee shall discuss with ALLTEL's internal auditors and ALLTEL's independent auditors the overall scope and plans for their respective audits, including the adequacy of resources dedicated to those audits. The Committee also shall discuss with ALLTEL's management, internal auditors, and independent auditors the adequacy and effectiveness of ALLTEL's accounting and financial controls, including the system to monitor and manage business risk, and ALLTEL's legal and ethical compliance programs. The

       Committee shall meet separately with ALLTEL's internal auditors and independent auditors, both with and without ALLTEL management present, to discuss the results of the auditors' examinations.

     - The Committee shall review ALLTEL's interim financial statements with ALLTEL's management and independent auditors prior to the filing of ALLTEL's Quarterly Report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

     - The Committee shall review with ALLTEL's management and independent auditors the financial statements to be included in ALLTEL's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including the independent auditors' judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by ALLTEL's independent auditors under generally accepted auditing standards. The Committee also shall approve the annual audited financial statements and recommend to the Board of Directors whether those financial statements should be included in ALLTEL's Annual Report on Form 10-K.

     - The Committee shall review and reassess this charter at least annually and obtain the approval of the Board of Directors to any changes determined appropriate by the Committee.

     - The Committee shall undertake all further actions and discharge all further responsibilities imposed upon the Committee from time to time by applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

                                                                      APPENDIX C

                               ALLTEL CORPORATION

                           2001 EQUITY INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                PAGE NO.
                                                                --------
Purpose.....................................................        1
Definitions.................................................        1
Scope of the Plan...........................................        4
Administration..............................................        4
Eligibility.................................................        5
Conditions to Grants........................................        5
Non-transferability.........................................        8
Exercise....................................................        8
Loans and Guarantees........................................       10
Notification under Section 83(b)............................       10
Mandatory Tax Withholding...................................       10
Elective Share Withholding..................................       10
Termination of Employment...................................       11
Plans of Foreign Subsidiaries...............................       13
Substituted Awards..........................................       13
Securities Law Matters......................................       13
No Employment Rights........................................       13
No Rights as a Stockholder..................................       14
Nature of Payments..........................................       14
Non-Uniform Determination...................................       14
Adjustments.................................................       14
Amendment of the Plan.......................................       14
Termination of the Plan.....................................       15
No Illegal Transactions.....................................       15
Controlling Law.............................................       15
Severability................................................       15

     This 2001 Equity Incentive Plan (the "Plan") is established by ALLTEL Corporation, a Delaware corporation ("ALLTEL"), effective as of January 25, 2001, subject to the approval of the stockholders of ALLTEL within 12 months thereafter.

     1. PURPOSE. The Plan is intended to provide qualifying employees with equity ownership in ALLTEL, thereby strengthening their commitment to the success of ALLTEL and stimulating their efforts on behalf of ALLTEL, and to assist ALLTEL in attracting and retaining talented personnel.

     2. DEFINITIONS.

     The terms set forth below have the indicated meanings which are applicable to both the singular and plural forms:

          (a) "Award" means options, including incentive stock options (ISOs), Restricted Shares, Bonus Shares, stock appreciation rights (SARs), or Performance Shares granted under the Plan.

          (b) "Award Agreement" means the written agreement by which an Award shall be evidenced.

          (c) "Board" means the Board of Directors of ALLTEL.

          (d) "Bonus Shares" means Shares that are awarded to a Grantee without cost and without restrictions or as an incentive to become an employee of ALLTEL or a Subsidiary.

          (e) "Cause" means (i) before the occurrence of a Change in Control, any one or more of the following, as determined by the Committee (in the case of a Section 16 Grantee) or the Chief Executive Officer or President of ALLTEL (in the case of any other Grantee):

             (A) a Grantee's commission of a crime that is likely to result in injury to ALLTEL or a Subsidiary;

             (B) the material violation by the Grantee of written policies of
                 ALLTEL or a Subsidiary;

             (C) the habitual neglect by the Grantee in the performance of his or her duties to ALLTEL or a Subsidiary; or

             (D) the action or inaction in connection with his or her duties to
                 ALLTEL or a Subsidiary resulting in a material injury to ALLTEL or a Subsidiary; and

                (ii) from and after the occurrence of a Change in Control, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Committee (in the case of a Section 16 Grantee) or the Chief Executive Officer or President of ALLTEL (in the case of any other Grantee):

             (A) a Grantee's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to ALLTEL;

             (B) a demonstrably willful and deliberate act or failure to act committed in bad faith, without reasonable belief that such action or inaction is in the best interests of ALLTEL, which causes material harm, financial or otherwise, to ALLTEL (but only if the act or failure to act is not remedied within ten business days after Grantee's receipt of written notice from ALLTEL describing in reasonable detail the act of inaction); or

             (C) the consistent gross neglect of duties or wanton negligence by the Grantee in the performance of the Grantee's duties.

          (f) "Change in Control" means:

                (i) Any "person," as defined in Sections 13(d) and 14(d) of the Securities 1934 Act, other than ALLTEL, any of its subsidiaries, or any employee benefit plan maintained by ALLTEL or any of its subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) of (A) 15% or more, but no greater than 50%, of the outstanding voting capital stock of ALLTEL, unless prior thereto, the Continuing Directors (as defined in this Section 2(f)) approve the transaction that results in the person becoming the beneficial owner of 15% or more, but no greater than 50%, of the outstanding voting capital stock of ALLTEL or (B) more than 50% of the outstanding voting capital stock of ALLTEL, regardless whether the transaction or event by which the foregoing 50% level is exceeded is approved by the Continuing Directors;

                (ii) At any time Continuing Directors no longer constitute a majority of the directors of ALLTEL; or

                (iii) A record date is fixed for determining stockholders entitled to vote upon (A) a merger or consolidation of ALLTEL, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either ALLTEL is not the surviving or continuing corporation or shares of common stock of ALLTEL are to be converted into or exchanged for cash, securities other than common stock of ALLTEL, or other property, (B) a sale or disposition of all or substantially all of the assets of ALLTEL, or (C) the dissolution of ALLTEL; or

                (iv) ALLTEL enters into an agreement with any person the consummation of which would result in the occurrence of an event described in clause (i), (ii), or (iii) above of this paragraph (f).

Notwithstanding the foregoing, in no event shall a "Change in Control" be deemed to have occurred with respect to a Grantee if the Grantee is part of a purchasing group that consummates the Change in Control transaction. A Grantee shall be deemed "part of a purchasing group" for purposes of the immediately preceding sentence if the Grantee is an equity participant in the purchasing company or group other than as a result of (y) passive ownership of less than five percent of the voting capital stock or voting equity interests of the purchasing company or (z) equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the Continuing Directors. For purposes of this Section 2(f), "Continuing Directors" means directors who were directors of ALLTEL at the beginning of the 24-month period ending on the date the determination is made or whose election, or nomination for election, by ALLTEL's stockholders was approved by at least a majority of the directors who are in office at the time of the election or nomination and who either (a) were directors at the beginning of the period or (b) were elected, or nominated for election, by at least a majority of the directors who were in office at the time of the election or nomination and were directors at the beginning of the period.

          (g) "Change in Control Value" means the Fair Market Value of a Share on the date of a Change in Control.

          (h) "Code" means the Internal Revenue Code of 1986, as amended or superseded, and the regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions.

          (i) "Committee" means the committee of the Board appointed pursuant to
     Section 4(a).

          (j) "Common Stock" means the common stock, $1.00 par value, of ALLTEL.

          (k) "Disability" means a mental or physical condition rendering a Grantee unable to perform his or her regular duties (as determined by the Committee, in the case of a Section 16 Grantee, or by the Chief Executive Officer or President in the case of any other Grantee).

          (l) "Effective Date" means January 25, 2001.

          (m) "Eligible Employee" means any employee (including any officer) of ALLTEL or any Subsidiary, including any employee on an approved leave of absence or layoff, if such leave or layoff does not qualify as a Disability.

          (n) "Fair Market Value" of an equity security as of any date means the closing price of a share of such equity security on the New York Stock Exchange (or such other exchange on which such security is principally traded) on the relevant date or, if there were no sales on that date, the closing price on the next preceding date on which there were sales.

          (o) "Good Reason" means the occurrence, after a Change in Control without a Grantee's prior written consent, of any one or more of the following:

                (i) the assignment to the Grantee of any duties which result in a material adverse change in the Grantee's position (including status, offices, titles, and reporting requirements), authority, duties, or other responsibilities with ALLTEL, or any other action of ALLTEL which results in a material adverse change in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by ALLTEL promptly after receipt of notice thereof given by the Grantee;

                (ii) any relocation of the Grantee's primary business office more than 35 miles from the location of the Grantee's primary business office at the time of the Change in Control; or

                (iii) (y) a material reduction or elimination of the base salary that the Grantee was receiving immediately prior to a Change in Control or (z) a material reduction or elimination of any incentive compensation, benefits, or perquisites that the Grantee was receiving immediately prior to a Change in Control, unless the Grantee receives additional or substitute incentive compensation, benefits, or perquisites that are comparable in the aggregate to the incentive compensation, benefits, and perquisites reduced or eliminated.

          (p) "Grantee" means an individual who has been granted an Award or any Permitted Transferee.

          (q) "Immediate Family" means, with respect to a particular Grantee, the Grantee's spouse, children, and grandchildren and such other persons, if any, as the Committee from time to time may determine, subject to such conditions as the Committee may prescribe from time to time.

          (r) "Mature Shares" means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances.

          (s) "Minimum Consideration" means $1.00 per Share or such other amount that is from time to time considered to be capital for purposes of Section 154 of the Delaware General Corporation Law.

          (t) "1934 Act" means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the 1934 Act include references to successor provisions.

          (u) "Option Price" means the per share exercise price of an option.

          (v) "Option Term" means the period beginning on the Grant Date of an option and ending on the expiration date of such option, as specified in the Award Agreement for such option and as may, in the discretion of the Committee and consistent with the provisions of the Plan, be extended from time to time.

          (w) "Performance Shares" means an Award to a Grantee pursuant to
     Section 6(e).

          (x) "Permitted Transferee" means a person to whom an Award may be transferred or assigned in accordance with Section 7.

          (y) "Restricted Shares" means Shares that are subject to forfeiture if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to those Shares.

          (z) "Rule 16b-3" means Rule 16b-3 of the SEC under the 1934 Act, as amended from time to time, together with any successor rule.

          (aa) "Retirement" means a termination of employment by a Grantee after attaining (in each case, as determined under the provisions of the ALLTEL Corporation Profit-Sharing Plan as in effect on the Effective Date) either
     (i) age 55 with at least 20 years of vesting service as an employee of ALLTEL or a Subsidiary; (ii) age 60 with at least 15 years of vesting service as an employee of ALLTEL or a Subsidiary; or (iii) age 65 with at least five years of vesting service as an employee of ALLTEL or a Subsidiary.

          (bb) "SAR" means a stock appreciation right.

          (cc) "SEC" means the Securities and Exchange Commission.

          (dd) "Section 16 Person" means a person who is subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of ALLTEL.

          (ee) "Share" means a share of Common Stock.

          (ff) "Subsidiary" means, for purposes of grants of incentive stock options, a corporation as defined in Section 424(f) of the Code (with ALLTEL being treated as the employer corporation for purposes of this definition) and, for all other purposes, a United States or foreign corporation with respect to which ALLTEL owns, directly or indirectly, more than 50% or more of the then-outstanding common stock.

          (gg) "10% Owner" means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of ALLTEL or any Subsidiary.

          (hh) "Voting Power" means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

     3. SCOPE OF THE PLAN. Subject to adjustment in accordance with Section 21, the total number of Shares for which grants under the Plan shall be available is 15,000,000. To the extent the Committee intends any Award to satisfy the requirements of Section 162(m) of the Code, the number of Shares for which Awards may be granted to any individual Grantee in any calendar year shall not exceed 1,000,000. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If any outstanding ISOs under the Plan for any reason expire or are terminated, the Shares allocable to the unexercised portion of all of such ISOs may again be subject to ISOs under the Plan. Shares awarded under the Plan may be treasury shares or newly-issued shares.

     4. ADMINISTRATION.

          (a) The Plan shall be administered by a committee (the "Committee") which shall consist of two or more directors of ALLTEL, all of whom satisfy one of the conditions of Rule 16b-3 in respect of the exemption of grants to Section 16 Persons from potential liability under Section 16(b) of the 1934 Act. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and Section 162(m) of the Code as then in effect.

          (b) Subject to the express provisions of the Plan, the Committee has full and final authority and discretion as follows:

             (i) to determine when and to whom Awards should be granted and the terms and conditions applicable to each Award, including the benefit payable under any SAR or Performance Share, and whether or not specific Awards shall be identified with other specific Awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards;

             (ii) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an option) shall be forfeited and whether such shares shall be held in escrow;

             (iii) to interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

             (iv) to make, amend, and rescind rules relating to the Plan, including, without limitation, rules with respect to the exercisability and nonforfeitability of Awards upon the termination of employment of a Grantee;

             (v) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan, except that the consent of the Grantee shall not be required for any amendment which (A) does not adversely affect the rights of the Grantee or (B) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any requirement of applicable law;

             (vi) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

             (vii) to accelerate the exercisability (including exercisability within a period of less than one year after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a termination of employment (other than for Cause);

             (viii) subject to Section 6(c), to extend the time during which any Award or group of Awards may be exercised;

             (ix) to make such adjustments or modifications to Awards to Grantees working outside the United States as are advisable to fulfill the purposes of the Plan;

             (x) to impose such additional terms and conditions upon the grant, exercise, or retention of Awards as the Committee may, before or concurrent with the grant thereof, deem appropriate.

             (xi) The Committee may, in its discretion, permit an employee to elect to be granted an Award in lieu of receiving such compensation if, in the judgment of the Committee, the value of such Award on the Grant Date equals the amount of compensation foregone by such employee; and

             (xii) to take any other action with respect to any matters relating to the Plan for which it is responsible.

     The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

     5. ELIGIBILITY. The Committee may, in its discretion, grant Awards to any Eligible Employee, whether or not he or she has previously received an Award.

     6. CONDITIONS TO GRANTS.

          (a) GENERAL CONDITIONS.

             (i) The Grant Date of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee;

             (ii) The Option Term shall under no circumstances extend more than ten years after the Grant Date and shall be subject to earlier termination as herein provided; and

             (iii) Any terms and conditions of an Award not set forth in the Plan shall be set forth in the Award Agreement related to that Award.

          (b) GRANT OF OPTIONS. No later than the Grant Date of any option, the Committee shall determine the Option Price of such option. The Option Price of an option may be the Fair Market Value of a Share on the Grant Date or may be less than or more than that Fair Market Value. An option shall be exercisable for unrestricted Shares, unless the Award Agreement provides that it is exercisable for Restricted Shares.

          (c) GRANT OF ISOS. At the time of the grant of any option, the Committee may, in its discretion, designate that such option shall be made subject to additional restrictions to permit the option to qualify as an "incentive stock option" under the requirements of Section 422 of the Code. Any option designated as an ISO:

             (i) shall, if granted to a 10% Owner, have an Option Price not less than 110% of the Fair Market Value of a Share on the Grant Date;

             (ii) shall be for a period of not more than ten years (five years in the case of an ISO granted to a 10% Owner) from the Grant Date and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

             (iii) shall meet the limitations of this subparagraph 6(c)(iii). If the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Grantee in any calendar year exceeds the limit determined in accordance with the provisions of Section 422 of the Code (the "Limit") taking into account Shares subject to all ISOs granted by ALLTEL which are held by the Grantee, the excess will be treated as nonqualified options. To determine whether the Limit is exceeded, the Fair Market Value of Shares subject to options shall be determined as of the Award dates of the options. In reducing the number of options treated as ISOs to meet the Limit, the most recently granted Options will be reduced first. If a reduction of simultaneously granted options is necessary to meet the Limit, the Committee may designate which Shares are to be treated as Shares acquired pursuant to an ISO;

             (iv) shall be granted within ten years from the Effective Date;

             (v) shall require the Grantee to notify the Committee of any disposition of any Shares issued upon the exercise of the ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (a "Disqualifying Disposition"), within ten business days after such Disqualifying Disposition; and

             (vi) unless otherwise permitted by the Code, shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee; except that the Grantee may, in accordance with
        Section 7, designate in writing a beneficiary to exercise his or her ISOs after the Grantee's death.

          (d) GRANT OF SARS.

             (i) When granted, SARs may, but need not, be identified with a specific option, specific Restricted Shares, or specific Performance Shares of the Grantee (including any option, Restricted Shares, or Performance Shares granted on or before the Grant Date of the SARs) in a number equal to or different from the number of SARs so granted. If SARs are identified with Shares subject to an option, with Restricted Shares, or with Performance Shares, then, unless otherwise provided in the applicable Award Agreement, the Grantee's associated SARs shall terminate upon (x) the expiration, termination, forfeiture, or cancellation of such option, Restricted Shares, or Performance Shares,
        (y) the exercise of such option or Performance Shares, or (z) the date such Restricted Shares become nonforfeitable; and

             (ii) The strike price ("Strike Price") of any SAR shall equal, for any SAR that is identified with an option, the Option Price of such option, or for any other SAR, 100% of the Fair Market Value of a Share on the Grant Date of such SAR; except that the Committee may (x) specify a higher Strike Price in the Award Agreement or (y) provide that the benefit payable upon exercise of any SAR shall not exceed such percentage of the Fair Market Value of a Share on such Grant Date as the Committee shall specify.

          (e) GRANT OF PERFORMANCE SHARES.

             (i) Before the grant of Performance Shares, the Committee shall:

                (A) determine objective performance goals, which may consist of any one or more of the following goals deemed appropriate by the Committee: earnings (either in the aggregate or on a per-share basis), operating income, cash flow, including EBITDA (earnings before interest, taxes, depreciation, and amortization), return on equity, indices related to

                  EVA (economic value added), per share rate of return on the Common Stock (including dividends), general indices relative to levels of general customer service satisfaction, as measured through various randomly-generated customer service surveys, market share (in one or more markets), customer retention rates, market penetration rates, revenues, reductions in expense levels, and the attainment by the Common Stock of a specified market value for a specified period of time, in each case where applicable to be determined either on a company-wide basis or in respect of any one or more business units, and the amount of compensation under the goals applicable to such grant;

                (B) designate a period for the measurement of the extent to which performance goals are attained, which may begin prior to the Grant Date (the "Performance Period"); and

                (C) assign a "Performance Percentage" to each level of
                    attainment of performance goals during the Performance Period, with the percentage applicable to minimum attainment being zero percent and the percentage applicable to maximum attainment to be determined by the Committee from time to time, but not in excess of 250%;

             (ii) If a Grantee is promoted, demoted, or transferred to a different business unit of ALLTEL during a Performance Period, then, to the extent the Committee determines any one or more of the performance goals, Performance Period, or Performance Percentage are no longer appropriate, the Committee may make any changes thereto as it deems appropriate in order to make them appropriate; and

             (iii) When granted, Performance Shares may, but need not, be identified with Shares subject to a specific option, specific Restricted Shares, or specific SARs of the Grantee granted under the Plan in a number equal to or different from the number of the Performance Shares so granted. If Performance Shares are so identified, then, unless otherwise provided in the applicable Award Agreement, the Grantee's associated Performance Shares shall terminate upon (A) the expiration, termination, forfeiture, or cancellation of the option, Restricted Shares, or SARs with which the Performance Shares are identified, (B) the exercise of such option or SARs, or (C) the date Restricted Shares become nonforfeitable.

          (f) GRANT OF RESTRICTED SHARES.

             (i) The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares, subject to the following sentence. Except with respect to Restricted Shares that are treasury shares, for which no payment need be required, the Committee shall require the Grantee to pay at least the Minimum Consideration for each Restricted Share. Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than ten business days after the Grant Date. In the discretion of the Committee and to the extent permitted by law, payment may also be made in accordance with Section 9;

             (ii) The Committee may, but need not, provide that all or any portion of a Grantee's Restricted Shares, or Restricted Shares acquired upon exercise of an option, shall be forfeited:

                (A) except as otherwise specified in the Plan or the Award
                    Agreement, upon the Grantee's termination of employment within a specified time period after the Grant Date;

                (B) if ALLTEL or the Grantee does not achieve specified
                    performance goals (if any) within a specified time period after the Grant Date and before the Grantee's termination of employment; or

                (C) upon failure to satisfy such other restrictions as the
                    Committee may specify in the Award Agreement;

             (iii) If Restricted Shares are forfeited and the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an option, the Grantee shall be deemed to have resold such Restricted Shares to ALLTEL at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares or (y) the Fair Market Value of the Restricted Shares on the date of forfeiture, which shall be paid to the Grantee in cash as soon as administratively practicable. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a Stockholder of ALLTEL, from and after the date the event causing the forfeiture, whether or not the Grantee accepts ALLTEL's tender of payment for such Restricted Shares; and

             (iv) The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of ALLTEL until such Restricted Shares become nonforfeitable or are forfeited or
        (ii) shall bear an appropriate legend restricting the transfer of such Restricted Shares. If any Restricted Shares become nonforfeitable, ALLTEL shall cause certificates for such shares to be issued without such legend.

          (g) GRANT OF STOCK BONUSES. The Committee may grant Bonus Shares to any Eligible Employee.

     7. NON-TRANSFERABILITY. An Award granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised during the Grantee's lifetime only by the Grantee or his or her guardian or legal representative, except that, subject to Section 6(c) (in respect of ISOs), a Grantee may, if permitted by the Committee, in its discretion (i) designate in writing a beneficiary to exercise an Award after his or her death (if that designation has been received by ALLTEL prior to the Grantee's death) and (ii) transfer the Award to one or more members of the Grantee's Immediate Family.

     8. EXERCISE.

          (a) EXERCISE OF OPTIONS.

             (i) Subject to Section 6 and except as otherwise provided in the applicable Award Agreement, each option shall become exercisable at such time or times as may be specified by the Committee from time to time;

             (ii) An option shall be exercised by the delivery to ALLTEL during the Option Term of (y) written notice of intent to purchase a specific number of Shares subject to the option and (z) payment in full of the Option Price of such specific number of Shares;

             (iii) Payment of the Option Price may be made by any one or more of the following means:

                (A) cash, personal check, or wire transfer;

                (B) Mature Shares, valued at their Fair Market Value on the date of exercise;

                (C) with the approval of the Committee, Restricted Shares held by the Grantee for at least six months prior to the exercise of the option, valued at their Fair Market Value on the date of exercise;

                (D) in accordance with procedures previously approved by ALLTEL, through the sale of the Shares acquired on exercise of the option through a bank or broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to ALLTEL the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by ALLTEL, the amount of federal, state, local, or foreign withholding taxes payable by Grantee by reason of such exercise; or

                (E) in the discretion of the Committee, in accordance with
                    Section 9.

The Committee may, in its discretion, specify that, if any Restricted Shares ("Tendered Restricted Shares") are used to pay the Option Price, (x) all the Shares acquired on exercise of the option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the option or (y) a number of Shares acquired on exercise of the option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the option.

          (b) EXERCISE OF SARS.

             (i) Subject to Sections 6(d) and 8(f), and except as otherwise provided in the applicable Award Agreement, (x) each SAR not identified with any other Award shall become exercisable with respect to 25% of the Shares subject thereto on each of the first four year anniversaries of the Grant Date of such SAR unless the Committee provides otherwise in the Award Agreement and (y) each SAR which is identified with any other Award shall become exercisable as and to extend that the option or Restricted Shares with which such SAR is identified may be exercised or becomes nonforfeitable, as the case may be;

             (ii) SARs shall be exercised by delivery to ALLTEL of written notice of intent to exercise a specific number of SARs. Unless otherwise provided in the applicable Award Agreement, the exercise of SARs which are identified with Shares subject to an option or Restricted Shares shall result in the cancellation or forfeiture of such option or Restricted Shares, as the case may be, to the extent of such exercise; and

             (iii) The benefit for each SAR exercised shall be equal to (x) the Fair Market Value of a Share on the date of such exercise, minus (y) the Strike Price of such SAR.

Such benefit shall be payable in cash, except that the Committee may provide in the Award Agreement that benefits may be paid wholly or partly in Shares.

          (c) PAYMENT OF PERFORMANCE SHARES. Unless otherwise provided in the Award Agreement with respect to an Award of Performance Shares, if the minimum performance goals applicable to such Performance Shares have been achieved during the applicable Performance Period, then ALLTEL shall pay to the Grantee of such Award that number of Shares equal to the product of:

             (i) the sum of (x) the number of Performance Shares specified in the applicable Award Agreement and (y) the number of Shares that would have been issuable if such Performance Shares had been Shares outstanding throughout the Performance Period and the stock dividends, cash dividends (except as otherwise provided in the Award Agreement), and other property paid in respect of such shares had been reinvested in additional Shares as of each dividend payment date;

        multiplied by

             (ii) the Performance Percentage achieved during such Performance Period.

The Committee may, in its discretion, determine that cash be paid in lieu of some or all of such Shares. The amount of cash payable in lieu of a Share shall be determined by valuing such Share at its Fair Market Value on the business day next preceding the date such cash is to be paid. Payments pursuant to this Section shall be made as soon as administratively practical after the end of the applicable Performance Period. Any Performance Shares with respect to which the performance goals shall not have been achieved by the end of the applicable Performance Period shall expire.

     (e) CHANGE IN CONTROL. All unvested outstanding Awards shall immediately become fully exercisable or payable, as applicable, upon a Change in Control; except that the benefit payable with respect to any Performance Share with respect to which the Performance Period has not ended as of the date of such Change in Control shall be equal to the product of the Change in Control Value multiplied successively by each of the following:

             (i) a fraction, the numerator of which is the number of whole and partial months that have elapsed between the beginning of such Performance Period and the date of such Change in Control and the denominator of which is the number of whole and partial months in the Performance Period; and

             (ii) a percentage equal to the greater of (y) the target percentage, if any, specified in the applicable Award Agreement or (z) the maximum percentage, if any, that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such Change in Control would continue until the end of the Performance Period.

     9. LOANS AND GUARANTEES. The Committee may in its discretion allow a Grantee to defer payment to ALLTEL of all or any portion of (i) the Option Price of an option, (ii) the purchase price of Restricted Shares, or (iii) any taxes associated with the exercise, nonforfeitability of, or payment of benefits in connection with, an Award, or cause ALLTEL to guarantee a loan from a third party to the Grantee, in an amount equal to all or any portion of such Option Price, or any related taxes. Any such payment deferral or guarantee by ALLTEL shall be on such terms and conditions as the Committee may determine, except that a Grantee shall not be entitled to defer the payment of such Option Price, purchase price, or any related taxes unless the Grantee (i) enters into a binding obligation to pay the deferred amount and (ii) other than treasury shares, pays upon exercise of an option or grant of Restricted Shares, as applicable, an amount at least equal to the Minimum Consideration therefor. If the Committee has permitted a payment deferral or caused ALLTEL to guarantee a loan in accordance with this Section, then the Committee may require the immediate payment of such deferred amount or the immediate release of such guarantee upon the Grantee's termination of employment or if the Grantee sells or otherwise transfers his or her Shares purchased pursuant to such deferral or guarantee. The Committee may at any time in its discretion forgive the repayment of any or all of the principal of, or interest on, any such deferred payment obligation.

     10. NOTIFICATION UNDER SECTION 83(b). If the Grantee, in connection with the exercise of any option or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee's gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify ALLTEL, in writing, of such election within ten days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described in this Section 10.

     11. MANDATORY TAX WITHHOLDING.

          (a) Whenever under the Plan Shares are to be delivered upon exercise or payment of an Award or upon Restricted Shares becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, ALLTEL shall be entitled to require (i) that the Grantee remit an amount in cash, or in ALLTEL's discretion, Mature Shares, sufficient to satisfy all federal, state, and local tax withholding requirements related thereto ("Required Withholding"), (ii) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares due to the Grantee under the Plan, or (iii) any combination of the foregoing.

          (b) Any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to ALLTEL an amount sufficient to satisfy all resulting Required Withholding; except that, in lieu of or in addition to the foregoing, ALLTEL shall have the right to withhold such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan.

     12. ELECTIVE SHARE WITHHOLDING.

          (a) Subject to the provisions of this Section 12, a Grantee may elect the withholding ("Share Withholding") by ALLTEL of a portion of the Shares otherwise deliverable to such Grantee upon the exercise of an Award or upon Restricted Shares becoming nonforfeitable (each, a "Taxable Event") having a Fair Market Value equal to (i) the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event or (ii) with the Committee's prior approval, a greater amount, not to exceed the estimated total amount of such Grantee's tax liability with respect to the Taxable Event.

          (b) Each Share Withholding election shall be subject to the following conditions:

             (i) any Grantee's election shall be subject to the Committee's discretion to revoke the Grantee's right to elect Share Withholding at any time before the Grantee's election if the Committee has reserved the right to do so in the Award Agreement;

             (ii) the Grantee's election must be made before the date on which the amount to be withheld is determined; and

             (iii) the Grantee's election shall be irrevocable.

     13. TERMINATION OF EMPLOYMENT.

          (a) FOR CAUSE. If a Grantee's employment is terminated for Cause, (i) the Grantee's Restricted Shares that are then forfeitable shall thereupon be forfeited, subject to the provisions of Section 6(f)(iii) regarding repayment of certain amounts to the Grantee; and (ii) any unexercised option or Performance Share shall terminate effective immediately upon such termination of employment.

          (b) ON ACCOUNT OF RETIREMENT. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates on account of Retirement, then:

             (i) the Grantee's Restricted Shares that were forfeitable shall thereupon become nonforfeitable;

             (ii) any unexercised option or SAR, whether or not exercisable on the date of such termination of employment, may be exercised, in whole or in part, within the first three years after such termination of employment (but only during the Option Term) by the Grantee or a Permitted Transferee; and

             (iii) any unexercised Performance Shares may be exercised in whole or in part, at any time within six months after such termination of employment by the Grantee; except that the benefit payable with respect to any Performance Shares for which the Performance Period has not ended as of the date of such termination of employment on account of Retirement shall be equal to the product of the Fair Market Value of a Share Value multiplied, successively, by each of the following:

                (A) a fraction, the numerator of which is the number of months
                    (including as a whole month any partial month) that have elapsed since the beginning of such Performance Period until the date of such termination of employment and the denominator of which is the number of months (including as a whole month any partial month) in the Performance Period; and

                (B) a percentage determined in the discretion of the Committee that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such termination of employment would continue until the end of the Performance Period, or, if the Committee elects to compute the benefit after the end of the Performance Period, the Performance Percentage, as determined by the Committee, attained during the Performance Period for the Performance Share.

          (c) ON ACCOUNT OF DEATH. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates on account of death, then:

             (i) the Grantee's Restricted Shares that were forfeitable shall thereupon become nonforfeitable;

             (ii) any unexercised option or SAR, whether or not exercisable on the date of such termination of employment, may be exercised, in whole or in part, within the first 12 months after such termination of employment (but only during the Option Term) after the death of the Grantee by (A) his or her personal representative or by the person to whom the option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, (B) the Grantee's designated beneficiary, or (C) a Permitted Transferee; and

             (iii) any unexercised Performance Shares may be exercised in whole or in part, at any time within six months after such termination of employment on account of the death of the Grantee, by (A) his or her personal representative or by the person to whom the Performance Shares are transferred by will or the applicable laws of descent and distribution, (B) the Grantee's designated beneficiary, or (C) a Permitted Transferee; except that the benefit payable with respect to any Performance Shares for which the Performance Period has not ended as of the date of such termination of employment on account of death shall be equal to the product of the Fair Market Value of Share Value multiplied successively by each of the following:

                (A) a fraction, the numerator of which is the number of months
                    (including as a whole month any partial month) that has elapsed since the beginning of such Performance Period until the date of such termination of employment and the denominator of which is the number of months (including as a whole month any partial month) in the Performance Period; and

                (B) a percentage determined in the discretion of the Committee that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such termination of employment would continue until the end of the Performance Period, or, if the Committee elects to compute the benefit after the end of the Performance Period, the Performance Percentage, as determined by the Committee, attained during the Performance Period for the Performance Share.

          (d) ON ACCOUNT OF DISABILITY. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates on account of Disability, then:

             (i) the Grantee's Restricted Shares that were forfeitable shall thereupon become nonforfeitable;

             (ii) any unexercised option or SAR, whether or not exercisable on the date of such termination of employment, may be exercised in whole or in part, within the first 12 months after such termination of employment (but only during the Option Term) by the Grantee, by (A) his or her personal representative or by the person to whom the option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, (B) the Grantee's designated beneficiary, or (C) a Permitted Transferee; and

             (iii) any unexercised Performance Shares may be exercised in whole or in part, at any time within six months after such termination of employment on account of Disability by the Grantee or by (A) his personal representative or by the person to whom the Performance Shares are transferred by will or the applicable laws of descent and distribution, (B) the Grantee's designated beneficiary, or (C) a Permitted Transferee; except that the benefit payable with respect to any Performance Shares for which the Performance Period has not ended as of the date of such termination of employment on account of Disability shall be equal to the product of the Fair Market Value of a Share Value multiplied successively by each of the following:

                (A) a fraction, the numerator of which is the number of months
                    (including as a whole month any partial month) that have elapsed since the beginning of such Performance Period until the date of such termination of employment and the denominator of which is the number of months (including as a whole month any partial month) in the Performance Period; and

                (B) a percentage determined in the discretion of the Committee that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such termination of employment would continue until the end of the Performance Period, or, if the Committee elects to compute the benefit after the end of the Performance Period, the Performance Percentage, as determined by the Committee, attained during the Performance Period for the Performance Share.

          (e) ANY OTHER REASON. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates for any reason other than for Cause, Retirement, death, or Disability, then:

             (i) the Grantee's Restricted Shares (and any SARs identified therewith), to the extent forfeitable on the date of the Grantee's termination of employment), shall be forfeited on such date;

             (ii) any unexercised option or SAR (other than a SAR identified with a Restricted Share or Performance Share), to the extent exercisable immediately before the Grantee's termination of employment, may be exercised in whole or in part, not later than three months after such termination of employment (but only during the Option Term); and

             (iii) the Grantee's Performance Shares (and any SARs identified therewith) shall become nonforfeitable and may be exercised in whole or in part, but only if and to the extent determined by the Committee.

          (f) EXTENDED EXERCISABILITY. If the Grantee has entered into an agreement with ALLTEL not to sell any Shares (or the capital stock of a successor to ALLTEL) for a specified period after the consummation of a business combination between ALLTEL and another corporation or entity (the "Specified Period"), such option may be exercised in whole or in part until the later of the end of the post-termination period specified in subparagraph (b), (c), or (d) of this Section, as applicable, or ten business days after the end of the Specified Period.

          (g) EXTENSION OF TERM. In the event of a termination of the Grantee's employment other than for Cause, the term of any Award (whether or not exercisable immediately before such termination) which would otherwise expire after the Grantee's termination of employment but before the end of the period following such termination of employment described in subparagraphs (b), (c), and (d) of this Section for exercise of Awards may, in the Committee's discretion, be extended so as to permit any unexercised portion thereof to be exercised at any time within such period. The Committee may further extend the period of exercisability to permit any unexercised portion thereof to be exercised within a specified period provided by the Committee.

     14. PLANS OF FOREIGN SUBSIDIARIES. The Committee may authorize any foreign Subsidiary to adopt a plan for granting Awards ("Foreign Plan"). All Awards granted under such Foreign Plan shall be treated as grants under the Plan. Such Foreign Plans shall have such provisions as the Committee permits not inconsistent with the provisions of the Plan. Awards granted under a Foreign Plan shall be governed by the terms of the Plan, except to the extent that the provisions of the Foreign Plan are more restrictive than the provisions of the Plan, in which case the Foreign Plan shall control.

     15. SUBSTITUTED AWARDS. If the Committee cancels any Award (whether granted under this Plan or any plan of any entity acquired by ALLTEL or a Subsidiary), the Committee may, in its discretion, substitute a new Award therefor upon such terms and conditions consistent with the Plan as the Committee may determine; except that (a) the Option Price of any new option, and the Strike Price of any new SAR, shall not be less than 100% (110% in the case of an incentive stock option granted to a 10% Owner) of the Fair Market Value of a Share on the date of grant of the new Award; and (b) the Grant Date of the new Award shall be the date on which such new Award is granted.

     16. SECURITIES LAW MATTERS. If the Committee deems necessary to comply with any applicable securities law, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificate for Shares. If, based upon the advice of counsel to ALLTEL, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) federal or state securities laws or (ii) the listing requirements of any national securities exchange or national market system on which are listed any of ALLTEL's equity securities, then the Committee may postpone any such exercise, nonforfeitability, or delivery, as applicable, but ALLTEL shall use all reasonable efforts to cause such exercise, nonforfeitability, or delivery to comply with all such provisions at the earliest practicable date.

     17. NO EMPLOYMENT RIGHTS. Neither the establishment of the Plan, nor the grant of any Award, shall (a) give any Grantee the right to remain employed by ALLTEL or any Subsidiary or to any benefits not specifically provided by the Plan or (b) modify the right of ALLTEL or any Subsidiary to modify, amend, or terminate the Plan or any employee benefit plan.

     18. NO RIGHTS AS A STOCKHOLDER. A Grantee shall not have any rights as a stockholder of ALLTEL with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of ALLTEL, shall confer on the Grantee all rights of a stockholder of ALLTEL, except as otherwise provided in the Plan. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

     19. NATURE OF PAYMENTS. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death, or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, or other employee benefit plan of ALLTEL or any Subsidiary or
(b) any agreement between (i) ALLTEL or any Subsidiary and (ii) the Grantee, except as such plan or agreement shall otherwise expressly provide.

     20. NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment of terminations of employment.

     21. ADJUSTMENTS.

          (a) The Committee shall make equitable adjustment of:

             (i) the aggregate number of Shares available under the Plan for Awards;

             (ii) the number of Shares, SARs, or Performance Shares covered by an Award; and

             (iii) the Option Price of all outstanding options and the Strike Price of all outstanding SARs;

to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, spin-off, split-off, reorganization, rights offering, liquidation, or similar event, of or by ALLTEL.

          (b) Notwithstanding any provision in this Plan or any Award Agreement, in the event of a Change in Control in connection with which the holders of Common Stock receive shares of common stock of the surviving or successor corporation that are registered under Section 12 of the 1934 Act:

             (i) there shall be substituted for each option and SAR outstanding on the date of the consummation of corporate transaction relating to such Change in Control, a new option or SAR, as the case may be, reflecting the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control and providing each Grantee with rights that are substantially identical to those under this Plan in all material respects; and

             (ii) in the event of any such substitution, the purchase price per share in the case of an option and the Strike Price in the case of an SAR shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without a change in the aggregate purchase price or Strike Price.

     22. AMENDMENT OF THE PLAN. The Board may from time to time, in its discretion, amend the Plan without the approval of ALLTEL's stockholders, except
(i) as such stockholder approval may be required under the listing requirements of any securities exchange or national market system on which are listed ALLTEL's equity securities and (ii) that the Board may not without the approval of ALLTEL's stockholders amend the Plan to increase the total number of shares reserved for the purposes of the Plan.

     23. TERMINATION OF THE PLAN. The Plan shall terminate on the ten year anniversary of the Effective Date or at such earlier time as the Board may determine. No termination shall affect any Award then outstanding under the Plan.

     24. NO ILLEGAL TRANSACTIONS. The Plan and all Awards granted pursuant to it are subject to all applicable laws and regulations. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and ALLTEL shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or ALLTEL of any applicable law or regulation.

     25. CONTROLLING LAW. The law of the State of Delaware, except its law with respect to choice of law, shall control all matters relating to the Plan.

     26. SEVERABILITY. If any part of the Plan is declared by any court of governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will given effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.

[ALLTEL(TRADE MARK SYMBOL)]    2001 ANNUAL MEETING OF STOCKHOLDERS         2001 ANNUAL MEETING
                               THURSDAY, APRIL 26, 2001                      ADMISSION TICKET
                               11:00 a.m. local time
                               ALLTEL Arena
                               Meeting Room 1B
                               One ALLTEL Arena Way
                               (Washington Street Box Office Entrance)
                               North Little Rock, Arkansas

Please present this ticket for admittance of the shareholder(s) named above.
Admittance will be based upon availability of seating.

                        THERE ARE THREE WAYS TO VOTE YOUR PROXY

     TELEPHONE VOTING                     INTERNET VOTING                       VOTING BY MAIL
 This  method  of  voting  is       Visit the Internet voting website at       Simply mark, sign and date
 available for residents of the     http://proxy.georgeson.com.                your proxy card and return it in
 U.S. and Canada. On a touch        Enter the COMPANY NUMBER                   the postage-paid envelope. If
 tone  telephone, call TOLL         and CONTROL NUMBER                         you are voting by telephone or
 FREE 1-877-816-0833, 24            shown below and follow the                 the Internet, please do not mail
 hours a day, 7 days a week. You    instructions on your screen. You           your proxy card.
 will be asked to enter ONLY the    will incur only your usual
 CONTROL NUMBER shown               Internet charges. Available until
 below. Have your proxy card        5 pm Eastern Time April 25,
 ready, then follow the             2001.
 prerecorded instructions. Your
 vote will be confirmed and cast
 as you directed. Available until 5
 pm Eastern Time April 25,
 2001.

                     COMPANY NUMBER                             CONTROL NUMBER

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

         PLEASE MARK
     [X] VOTES AS IN
         THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR"
PROPOSAL 2.

ALLTEL's BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.      ALLTEL's BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

  1. Election of Directors (see reverse)                           2.Approval of the ALLTEL 2001 Equity
     For, except vote withheld from the follow-   FOR    WITHHOLD    Incentive Plan                     FOR    AGAINST   ABSTAIN
     ing nominee(s):                              [ ]      [ ]                                          [ ]      [ ]       [ ]

                                                                                      DATE:                              , 2001
                                                                                            -----------------------------

     --------------------------------------                                           -----------------------------------------

                                                                                      -----------------------------------------
                                                                                      SIGNATURE(S)

                                                                                      IMPORTANT: Please sign exactly as your
                                                                                      name(s) appear(s). When shares are held
                                                                                      by joint tenants, both should sign. When
                                                                                      signing as attorney, executor,
                                                                                      administrator, trustee or guardian,
                                                                                      please give full title as such. If a
                                                                                      corporation, please sign in full
                                                                                      corporate name by President or other
                                                                                      authorized officer. If a partnership,
                                                                                      please sign in partnership name by
                                                                                      authorized person.


                          PLEASE DETACH PROXY CARD HERE
-------------------------------------------------------------------------------
                               ALLTEL CORPORATION
P        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 2001
R

O The undersigned hereby appoints Joe T. Ford and Francis X.Frantz, or either of them, with full power of substitution, as proxies to vote all
X of the undersigned's shares of voting stock at the Annual Meeting of Stockholders on April 26, 2001, and at any adjournments thereof, in
Y accordance with and as more fully described in the Notice of Annual Meeting and the Proxy Statement, receipt of which is acknowledged.

               ELECTION OF DIRECTORS, NOMINEES:
               Scott T. Ford, Lawrence L. Gellerstedt, III, Emon A. Mahony, Jr., Ronald Townsend

       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.